Exhibit 10.5

Execution Version

PUBLISHED DEAL CUSIP NO. 45869XAA0

PUBLISHED INITIAL TERM LOAN FACILITY CUSIP NO. 45869XAB8

TERM LOAN CREDIT AGREEMENT

among

INTERIOR LOGIC GROUP HOLDINGS III, LLC,

as HOLDINGS,

INTERIOR LOGIC GROUP HOLDINGS IV, LLC,

as LEAD BORROWER,

the other parties listed as Borrowers on the signature pages hereto,

as BORROWERS,

VARIOUS LENDERS

and

BANK OF AMERICA, N.A.,

as ADMINISTRATIVE AGENT and COLLATERAL AGENT

Dated as of May 31, 2018

BANK OF AMERICA, N.A.,

DEUTSCHE BANK SECURITIES INC.,

CREDIT SUISSE LOAN FUNDING LLC,

JEFFERIES FINANCE LLC,

RBC CAPITAL MARKETS

and

SUNTRUST ROBINSON HUMPHREY, INC.,

as JOINT LEAD ARRANGERS

BANK OF AMERICA, N.A.,

as SOLE BOOKRUNNER

-i-

6.05	Contribution; Closing Date Refinancing	71
6.06	[Reserved]	71
6.07	Intercreditor Agreement	71
6.08	[Reserved]	71
6.09	Security Agreement	71
6.10	Guaranty Agreement	72
6.11	Financial Statements; Pro Forma Balance Sheets; Projections	72
6.12	Solvency Certificate	73
6.13	Fees, etc.	73
6.14	Representations and Warranties	73
6.15	Patriot Act	73
6.16	Notice of Borrowing	73
6.17	Officer’s Certificate	73
6.18	Material Adverse Effect	73

SECTION 7.	CONDITIONS PRECEDENT TO ALL CREDIT EVENTS AFTER THE CLOSING DATE	73

SECTION 8.	REPRESENTATIONS, WARRANTIES AND AGREEMENTS	73

8.01	Organizational Status	74
8.02	Power and Authority; Enforceability	74
8.03	No Violation	74
8.04	Approvals	74
8.05	Financial Statements; Financial Condition; Projections	74
8.06	Litigation	75
8.07	True and Complete Disclosure	75
8.08	Use of Proceeds; Margin Regulations	75
8.09	Tax Returns and Payments	76
8.10	ERISA	76
8.11	The Security Documents	77
8.12	Properties	77
8.13	Capitalization	77
8.14	Subsidiaries	77
8.15	Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA	78
8.16	Investment Company Act	78
8.17	[Reserved]	78
8.18	Environmental Matters	78
8.19	Labor Relations	78
8.20	Intellectual Property	79
8.21	EEA Financial Institutions	79
8.22	Beneficial Ownership	79

SECTION 9.	AFFIRMATIVE COVENANTS	79

9.01	Information Covenants	79
9.02	Books, Records and Inspections; Conference Calls	83
9.03	Maintenance of Property; Insurance.	83
9.04	Existence; Franchises	84
9.05	Compliance with Statutes, etc.	84
9.06	Compliance with Environmental Laws	85
9.07	ERISA	85
9.08	End of Fiscal Years	86
9.09	Beneficial Ownership	86
9.10	Payment of Taxes	86

-ii-

9.11	Use of Proceeds	86
9.12	Additional Security; Further Assurances; etc.	86
9.13	Post-Closing Actions	88
9.14	Permitted Acquisitions	88
9.15	Credit Ratings	88
9.16	Designation of Subsidiaries	88
9.17	Additional Borrowers	89

SECTION 10.	NEGATIVE COVENANTS	89

10.01	Liens	89
10.02	Consolidation, Merger, or Sale of Assets, etc.	93
10.03	Dividends	96
10.04	Indebtedness	100
10.05	Advances, Investments and Loans	103
10.06	Transactions with Affiliates	107
10.07	Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc.	108
10.08	Limitation on Certain Restrictions on Subsidiaries	109
10.09	Business	110
10.10	Negative Pledges	111

SECTION 11.	EVENTS OF DEFAULT	112

11.01	Payments	112
11.02	Representations, etc.	112
11.03	Covenants	112
11.04	Default Under Other Agreements	112
11.05	Bankruptcy, etc.	113
11.06	ERISA	113
11.07	Security Documents	113
11.08	Guarantees	113
11.09	Judgments	114
11.10	Change of Control	114

SECTION 12.	THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT	114

12.01	Appointment and Authorization	114
12.02	Delegation of Duties	115
12.03	Exculpatory Provisions	115
12.04	Reliance by Administrative Agent and Collateral Agent	116
12.05	No Other Duties, Etc.	116
12.06	Non-reliance on Administrative Agent, Collateral Agent and Other Lenders	116
12.07	Indemnification by the Lenders	116
12.08	Rights as a Lender	116
12.09	Administrative Agent May File Proofs of Claim; Credit Bidding	116
12.10	Resignation of the Agents	118
12.11	Collateral Matters and Guaranty Matters	118
12.12	Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements	119
12.13	Withholding Taxes	119
12.14	Certain ERISA Matters	120

-iii-

SECTION 13.	MISCELLANEOUS	121

13.01	Payment of Expenses, etc.	121
13.02	Right of Setoff	122
13.03	Notices	123
13.04	Benefit of Agreement; Assignments; Participations, etc.	124
13.05	No Waiver; Remedies Cumulative	129
13.06	Payments Pro Rata	129
13.07	Calculations; Computations	129
13.08	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	130
13.09	Counterparts; Integration; Effectiveness	131
13.10	[Reserved]	131
13.11	Headings Descriptive	131
13.12	Amendment or Waiver; etc.	131
13.13	Survival	133
13.14	Joint and Several Liability of Borrowers	133
13.15	Confidentiality	135
13.16	USA Patriot Act Notice	136
13.17	Waiver of Sovereign Immunity	136
13.18	Lead Borrower	137
13.19	INTERCREDITOR AGREEMENT	137
13.20	Absence of Fiduciary Relationship	137
13.21	Electronic Execution of Assignments and Certain Other Documents	138
13.22	Entire Agreement	138
13.23	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	138

-iv-

SCHEDULE 1.01(A)	Borrowers
SCHEDULE 1.01(B)	Unrestricted Subsidiaries
SCHEDULE 2.01	Commitments
SCHEDULE 2.19(a)	Reverse Dutch Auction Procedures
SCHEDULE 8.12	Real Property
SCHEDULE 8.14	Subsidiaries
SCHEDULE 8.19	Labor Matters
SCHEDULE 9.13	Post-Closing Actions
SCHEDULE 10.01(iii)	Existing Liens
SCHEDULE 10.04	Existing Indebtedness
SCHEDULE 10.05(iii)	Existing Investments
SCHEDULE 10.06(viii)	Affiliate Transactions
SCHEDULE 13.03	Notice Information

EXHIBIT A-1	Form of Notice of Borrowing
EXHIBIT A-2	Form of Notice of Conversion/Continuation
EXHIBIT B	Form of Term Note
EXHIBIT C	Form of U.S. Tax Compliance Certificate
EXHIBIT D	[Reserved]
EXHIBIT E	Form of Officers’ Certificate
EXHIBIT F	[Reserved]
EXHIBIT G	Form of Security Agreement
EXHIBIT H	Form of Guaranty Agreement
EXHIBIT I	Form of Solvency Certificate
EXHIBIT J	Form of Compliance Certificate
EXHIBIT K	Form of Assignment and Assumption
EXHIBIT L	Form of Intercreditor Agreement

-v-

THIS TERM LOAN CREDIT AGREEMENT, dated as of May 31, 2018, among INTERIOR LOGIC GROUP HOLDINGS III, LLC, a Delaware limited liability company (“Holdings”), INTERIOR LOGIC GROUP HOLDINGS IV, LLC, a Delaware limited liability company (“Lead Borrower”), the Persons listed on Schedule 1.01(A) hereto (together with Lead Borrower and any other Person from time to time party hereto as a borrower, each a “Borrower” and, collectively, the “Borrowers”), the Lenders party hereto from time to time and BANK OF AMERICA, N.A. (“Bank of America”), as the Administrative Agent and the Collateral Agent. All capitalized terms used herein and defined in Section 1 are used herein as therein defined.

W I T N E S S E T H:

WHEREAS, pursuant to the Contribution Agreement, 100% of the issued and outstanding Equity Interests of Interior Specialists, Inc. (“ISI”) and Installation Services Holdings, Inc. (“ILG”) have been (or substantially simultaneously with entry into this Agreement will be) contributed to Lead Borrower (such contributions, collectively, the “Contribution”), and in connection with the Contribution, the Credit Parties are consummating the Closing Date Refinancing.

WHEREAS, the Borrowers have requested that the Lenders make Initial Term Loans under this Agreement in the amount of $400,000,000, and the Borrowers will use the proceeds of such borrowings to consummate the Closing Date Refinancing and pay costs and expenses in connection with the Closing Date Refinancing and the Contribution Agreement.

WHEREAS, the Lenders have indicated their willingness to lend such Initial Term Loans on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Section 1. Definitions and Accounting Terms.

1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“ABL Collateral” shall have the meaning set forth in the Intercreditor Agreement.

“ABL Collateral Agent” shall mean Bank of America, as collateral agent under the ABL Credit Agreement or any successor thereto acting in such capacity.

“ABL Credit Agreement” shall mean (i) that certain asset-based revolving credit agreement, as in effect on the Closing Date and as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof (including by reference to the Intercreditor Agreement) and thereof, among Holdings, the Borrowers, the other borrowers from time to time party thereto, certain lenders party thereto and Bank of America, as the administrative agent and collateral agent, and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any Indebtedness or other financial accommodation that has been incurred to refinance (subject to the limitations set forth herein (including by reference to the Intercreditor Agreement)) in whole or in part the Indebtedness and other obligations outstanding under (x) the credit agreement referred to in clause (i) or (y) any subsequent ABL Credit Agreement, unless such agreement or instrument expressly provides that it is not intended to be and is not an ABL Credit Agreement hereunder. Any reference to the ABL Credit Agreement hereunder shall be deemed a reference to any ABL Credit Agreement then in existence.

“ABL Credit Documents” shall have the meaning ascribed to the term “Credit Documents” in the ABL Credit Agreement.

“Account Debtor” shall have the meaning ascribed to such term in the ABL Credit Agreement.

“Acquired Entity or Business” shall mean either (x) the assets constituting a business, division, product line, manufacturing facility or distribution facility of any Person not already a Subsidiary of Lead Borrower, which assets shall, as a result of the respective acquisition, become assets of Lead Borrower or a Restricted Subsidiary (or assets of a Person who shall be merged with and into Lead Borrower or a Restricted Subsidiary) or (y) a majority of the Equity Interests of any such Person, which Person shall, as a result of the respective acquisition, become a Restricted Subsidiary (or shall be merged with and into Lead Borrower or a Restricted Subsidiary).

“Additional Intercreditor Agreement” shall mean an intercreditor agreement among the Collateral Agent and one or more Junior Representatives for holders of Permitted Junior Debt providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be senior to such Liens in favor of the Junior Representatives (for the benefit of the holders of Permitted Junior Debt), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. The Additional Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and reasonably satisfactory to the Administrative Agent and Lead Borrower.

“Additional Security Documents” shall have the meaning provided in Section 9.12(a).

“Adjusted Consolidated Working Capital” shall mean, at any time, Consolidated Current Assets less Consolidated Current Liabilities at such time.

“Administrative Agent” shall mean Bank of America, in its capacity as Administrative Agent for the Lenders hereunder, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.10.

“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.

“Advisory Agreement” shall mean (i) that certain Amended and Restated Management Services and Fee Agreement dated as of the Closing Date by and between Interior Logic Group Holdings, LLC, Faraday and Littlejohn Management Holdings, LLC, as it may be amended, amended and restated, modified, supplemented, extended, renewed or replaced from time to time, in each case as permitted hereunder, and (ii) that certain Amended and Restated Management Services and Fee Agreement dated as of the Closing Date by and between Interior Logic Group Holdings, LLC, Installation Services Holdings, LLC and Platinum Equity Advisors, LLC, as it may be amended, amended and restated, modified, supplemented, extended, renewed or replaced from time to time, in each case as permitted hereunder.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that neither the Administrative Agent nor any Lender (nor any Affiliate thereof) shall be considered an Affiliate of Lead Borrower or any Subsidiary thereof as a result of this Agreement, the extensions of credit hereunder or its actions in connection therewith. For purposes of this Agreement and the other Credit Documents, Jefferies LLC and its Affiliates shall be deemed to be Affiliates of Jefferies Finance LLC and its Affiliates.

“Agent Parties” shall have the meaning provided in Section 13.03(d).

“Agents” shall mean the Administrative Agent, the Collateral Agent, any sub-agent or co-agent of either of the foregoing pursuant to the Credit Documents and the Lead Arrangers.

“Agreement” shall mean this Term Loan Credit Agreement, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to Lead Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable ECF Prepayment Percentage” shall mean, at any time, 50%; provided that, if at any time the Consolidated First Lien Net Leverage Ratio as of the last day of the fiscal year for which the Applicable ECF Prepayment Percentage is calculated (as set forth in an officer’s certificate delivered pursuant to Section 9.01(e) for such fiscal year) is (i) less than or equal to 2.50:1.00 but greater than 2.00:1.00, the Applicable ECF Prepayment Percentage shall instead be 25% or (ii) less than or equal to 2.00:1.00, the Applicable ECF Prepayment Percentage shall instead be 0%.

“Applicable Increased Term Loan Spread” shall mean, with respect to any then outstanding Initial Term Loans at the time of the incurrence of any new Tranche of Incremental Term Loans pursuant to Section 2.15, which new Tranche is subject to an Effective Yield that is greater than the Effective Yield applicable to such Initial Term Loans by more than 0.50%, the margin per annum (expressed as a percentage) mutually determined by the Administrative Agent and Lead Borrower in good faith (and notified by the Administrative Agent to the Lenders) as the margin per annum required to cause the Effective Yield applicable to such then existing Initial Term Loans to equal (i) the Effective Yield applicable to such new Tranche of Incremental Term Loans minus (ii) 0.50%. Each mutual determination of the “Applicable Increased Term Loan Spread” by the Administrative Agent and Lead Borrower shall be conclusive and binding on all Lenders absent manifest error.

“Applicable Intercreditor Agreement” shall mean the Intercreditor Agreement, any Pari Passu Intercreditor Agreement and/or any Additional Intercreditor Agreement.

“Applicable Margin” shall mean a percentage per annum equal to, in the case of Initial Term Loans maintained as (a) Base Rate Term Loans, 3.00% and (b) LIBO Rate Term Loans, 4.00%.

The Applicable Margins for any Tranche of Incremental Term Loans shall be (i) in the case of Incremental Term Loans added to an existing Tranche, the same as the Applicable Margins for such existing Tranche, and (ii) otherwise, as specified in the applicable Incremental Term Loan Amendment; provided that on and after the date of such incurrence of any Tranche of Incremental Term Loans which gives rise to a determination of a new Applicable Increased Term Loan Spread, the Applicable Margins for the Initial Term Loans shall be the higher of (x) the Applicable Increased Term Loan Spread for such Type of Initial Term Loans and (y) the Applicable Margin for such Type of Initial Term Loans as otherwise determined above in the absence of the foregoing clause (x). The Applicable Margins for any Tranche of Refinancing Term Loans shall be as specified in the applicable Refinancing Term Loan Amendment. The Applicable Margins for any Tranche of Extended Term Loans shall be as specified in the applicable Extension Amendment.

“Approved Fund” shall mean any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person)) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) an existing Lender, (b) an Affiliate of an existing Lender or (c) an entity or an Affiliate of an entity that administers or manages an existing Lender.

“Asset Sale” shall mean any sale, transfer or other disposition of all or any part of the property or assets of by Lead Borrower or any of its Restricted Subsidiaries, or entry into any Sale-Leaseback Transaction by Lead Borrower or any of its Restricted Subsidiaries, in each case, pursuant to Sections 10.02(ii), (x) or (xii)(b).

“Assignment and Assumption” shall mean an Assignment and Assumption substantially in the form of Exhibit K (appropriately completed) or such other form as shall be acceptable to the Administrative Agent and Lead Borrower (such approval by Lead Borrower not to be unreasonably withheld, delayed or conditioned).

“Auction” shall have the meaning set forth in Section 2.19(a).

“Auction Manager” shall have the meaning set forth in Section 2.19(a).

“Audited Financial Statements” shall have the meaning provided in Section 6.11.

“Available Amount” shall mean, on any date (the “Determination Date”), an amount equal to:

(a) the sum of, without duplication:

(i) (A) $100,000,000 plus (B) the Cumulative Retained Excess Cash Flow Amount (which in no event shall be less than zero for any calendar year); plus

(ii) 100% of the aggregate net cash proceeds and the fair market value of property other than cash received by Lead Borrower since the Closing Date (A) as a contribution to its common equity capital (including any contribution to its common equity capital from any direct or indirect Parent Company with the proceeds of any issue or sale by such Parent Company of its Equity Interests) (other than any (x) Disqualified Stock or (y) Equity Interests sold to a Restricted Subsidiary or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of any Parent Company or its Subsidiaries) or (B) from the issue or sale of the Equity Interests of Lead Borrower (other than Disqualified Stock), in each case, to the extent not otherwise applied to any other basket or exception under this Agreement, plus

(iii) 100% of the aggregate net cash proceeds from the issue or sale of Disqualified Stock of Lead Borrower or debt securities of Lead Borrower (other than Disqualified Stock or debt securities issued or sold to a Restricted Subsidiary), in each case that have been converted into or exchanged for Equity Interests of Lead Borrower or any direct or indirect Parent Company (other than Disqualified Stock); plus

(iv) 100% of the aggregate amount of cash proceeds and the fair market value of property other than cash received by Lead Borrower or a Restricted Subsidiary from (A) the sale or disposition (other than to Lead Borrower or a Restricted Subsidiary) of Investments made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount and from repayments, repurchases and redemptions of such Investments from Lead Borrower and its Restricted Subsidiaries by any Person (other than Lead Borrower or its Restricted Subsidiaries); (B) a return, profit, distribution or similar amounts from an Investment made after the Closing Date the permissibility of which was contingent upon the utilization of the Available Amount, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Lead Borrower for such period, (C) the sale (other than to Lead Borrower or any of its Restricted Subsidiaries) of the Equity Interests of an Unrestricted Subsidiary; (D) a distribution or dividend from an Unrestricted Subsidiary, to the extent that such amounts were not otherwise included in the Consolidated Net Income of Lead Borrower for such period; and (E) any Investment that was made after the Closing Date in a Person that is not a subsidiary at such time that subsequently becomes a Restricted Subsidiary; plus

(v) in the event that any Unrestricted Subsidiary designated as such in reliance on the Available Amount after the Closing Date is redesignated as a Restricted Subsidiary or has been merged or consolidated with or into or transfers or conveys its assets to, or is liquidated into, Lead Borrower or a Restricted Subsidiary, the fair market value of Lead Borrower’s Investment in such Subsidiary as of the date of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (limited, to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary constituted an Investment not made entirely in reliance on the Available Amount, to the percentage of such fair market value that is proportional to the portion of such Investment that was made in reliance on the Available Amount); plus

(vi) the amount of Declined Proceeds;

minus (b) the sum of:

(i) the aggregate amount of the consideration paid by Lead Borrower and its Restricted Subsidiaries in reliance upon the Available Amount under Section 9.14(a) in connection with Permitted Acquisitions consummated on or after the Closing Date and on or prior to the Determination Date;

(ii) the aggregate amount of all Dividends made by Lead Borrower and its Restricted Subsidiaries pursuant to Section 10.03(xiii) on or after the Closing Date and on or prior to the Determination Date;

(iii) the aggregate amount of all Investments made by Lead Borrower and its Restricted Subsidiaries pursuant to Section 10.05(xviii) on or after the Closing Date and on or prior to the Determination Date; and

(iv) the aggregate amount of repayments, repurchases, redemptions or defeasances of Indebtedness pursuant to Section 10.07(a)(i) on or after the Closing Date and on or prior to the Determination Date.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” shall have the meaning provided in the preamble hereto.

“Bankruptcy Code” shall have the meaning provided in Section 11.05.

“Bankruptcy Proceedings” shall have the meaning provided in Section 13.04(g).

“Base Rate” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate (which, if negative, shall be deemed to be 0.00%) plus 1⁄2 of 1%, (b) the Prime Rate and (c) the LIBO Rate for a LIBO Rate Term Loan with a one month Interest Period commencing on such day plus 1.00%.

“Base Rate Term Loan” shall mean each Term Loan which is designated or deemed designated as a Term Loan bearing interest at the Base Rate by Lead Borrower at the time of the incurrence thereof or conversion thereto.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower Materials” shall have the meaning provided in Section 9.01.

“Borrowers” shall have the meaning provided in the preamble hereto.

“Borrowing” shall mean the borrowing of the same Type of Term Loan pursuant to a single Tranche by the Borrowers from all the Lenders having Commitments with respect to such Tranche on a given date (or resulting from a conversion or conversions on such date), having, in the case of LIBO Rate Term Loans, the same Interest Period; provided that any Incremental Term Loans incurred pursuant to Section 2.01(b) shall be considered part of the related Borrowing of the then outstanding Tranche of Term Loans (if any) to which such Incremental Term Loans are added pursuant to, and in accordance with the requirements of, Section 2.15(c).

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBO Rate Term Loans, any day which is a “Business Day” described in clause (i) above and which is also a day for trading by and between banks in the New York or London interbank Eurodollar market.

“Canadian Dollars” means the lawful currency of Canada.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which are required to be capitalized in accordance with U.S. GAAP and, without duplication, the amount of Capitalized Lease Obligations incurred by such Person; provided that Capital Expenditures shall not include (i) the purchase price paid in connection with a Permitted Acquisition, (ii) the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for such existing equipment being traded in at such time, (iii) expenditures made in leasehold improvements, to the extent reimbursed by the landlord, (iv) expenditures to the extent that they are actually paid for by any Person other than a Credit Party or any of its Restricted Subsidiaries and for which no Credit Party or any of its Restricted Subsidiaries has provided or is required to provide or incur, directly or indirectly, any consideration or monetary obligation to such third party or any other Person (whether before, during or after such period), (v) the purchase price of equipment that is purchased with insurance proceeds received in respect of equipment subject to a Recovery Event and (vi) property, plant and equipment taken in settlement of accounts.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under U.S. GAAP, are required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Equivalents” shall mean:

(i) U.S. Dollars, Canadian Dollars, Pounds Sterling, Euros, the national currency of any participating member state of the European Union or, in the case of any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(ii) readily marketable direct obligations of any member of the European Economic Area, Switzerland, or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(iii) marketable general obligations issued by any state of the United States or any political subdivision thereof or any instrumentality thereof that are guaranteed by the full faith and credit of such state, and, at the time of acquisition thereof, having a credit rating of at least Aa3 (or the equivalent grade) by Moody’s or AA- by S&P;

(iv) securities or any other evidence of Indebtedness or readily marketable direct obligations issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities), in such case having maturities of not more than twelve months from the date of acquisition;

(v) certificates of deposit and eurodollar time deposits with maturities of twenty-four months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any Lender party to this Agreement or any commercial bank or trust company having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s;

(vi) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (iv) and (v) above entered into with any financial institution meeting the qualifications specified in clause (v) above;

(vii) commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twenty-four months after the date of acquisition;

(viii) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (i) through (vii) of this definition; and

(ix) Indebtedness or preferred stock issued by Person having a credit rating of at least A-2 (or the equivalent grade) by Moody’s or A by S&P, maturing within twenty-four months after the date of acquisition.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as the same has been amended and may hereafter be amended from time to time, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a Subsidiary of Lead Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence after the Closing Date or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement, of (a) the adoption of or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.10(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after such applicable date; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” shall be deemed to occur if:

(a) at any time prior to an Initial Public Offering, any combination of Permitted Holders shall fail to own beneficially (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act as in effect on the Closing Date), directly or indirectly, in the aggregate Equity Interests representing at least a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings;

(b) at any time on and after an Initial Public Offering, any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), but excluding (x) any employee benefit plan of such person and its Subsidiaries and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, (y) any combination of Permitted Holders and (z) any one or more direct or indirect parent companies of Holdings in which any Sponsor, directly or indirectly, owns the largest percentage of such parent company’s voting Equity Interests and in which no other person or “group” directly or indirectly owns or controls (by ownership, control or otherwise) more voting Equity Interests of such parent company than the Sponsors, shall have, directly or indirectly, acquired beneficial ownership of Equity Interests representing more than 35% of the aggregate voting power represented by the issued and outstanding Equity Interests of the Relevant Public Company and the Permitted Holders shall own, directly or indirectly, less than such person or “group” of the aggregate voting power represented by the issued and outstanding Equity Interests of the Relevant Public Company;

(c) a “change of control” (or similar event) shall occur under (i) the ABL Credit Agreement or (ii) the definitive agreements pursuant to which any Refinancing Notes or other Indebtedness permitted under Section 10.04(xxvii) or (xxix) was issued or incurred, in each case of this subclause (ii) with an aggregate outstanding principal amount in respect of such series of Refinancing Notes or other Indebtedness in excess of the Threshold Amount; or

(d) Holdings shall cease to own, directly or indirectly, 100% of the Equity Interests of Lead Borrower.

Notwithstanding anything to the contrary in this definition or any provision of Section 13d-3 of the Exchange Act, no person or “group” shall be deemed to beneficially own Equity Interests to be acquired by such person or “group” pursuant to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement until the consummation of the acquisition of the Equity Interests in connection with the transactions contemplated by such agreement.

“Claim” shall have the meaning provided in Section 13.04(g).

“Closing Date” shall mean May 31, 2018.

“Closing Date Refinancing” shall mean the repayment on the Closing Date of the Indebtedness under the Existing Credit Facilities.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property (whether real, personal or otherwise) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document (including any Additional Security Documents), including all “Collateral” as described in the Security Agreement and all Mortgaged Properties; provided that in no event shall the term “Collateral” include any Excluded Collateral.

“Collateral Agent” shall mean Bank of America, in its capacity as Collateral Agent for the Secured Creditors pursuant to the Security Documents, and shall include any successor to the Collateral Agent appointed pursuant to Section 12.10.

“Commitment” shall mean any of the commitments of any Lender hereunder, whether an Initial Term Loan Commitment, Refinancing Term Loan Commitment or an Incremental Term Loan Commitment of such Lender.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Consolidated Current Assets” shall mean, at any time, the consolidated current assets of Lead Borrower and its Restricted Subsidiaries at such time (other than cash and Cash Equivalents, amounts related to current or deferred Taxes based on income or profits, assets held for sale, loans to third parties that are permitted under this Agreement, pension assets, deferred bank fees and derivative financial instruments).

“Consolidated Current Liabilities” shall mean, at any time, the consolidated current liabilities of Lead Borrower and its Restricted Subsidiaries at such time (other than the current portion of any Indebtedness under this Agreement, the current portion of any other long-term Indebtedness which would otherwise be included therein, accruals of Interest Expense (excluding Interest Expense that is due and unpaid), accruals for current or deferred Taxes based on income or profits, accruals of any costs or expenses related to restructuring reserves to the extent permitted to be included in the calculation of Consolidated EBITDA and the current portion of pension liabilities).

“Consolidated Depreciation and Amortization Expense” shall mean, with respect to any Person, for any period, the total amount of depreciation and amortization expense, including (i) amortization of deferred financing fees and debt issuance costs, commissions, fees and expenses (including other fees and charges (including interest expense) related to any Securitization Transaction or any Receivables Facility), (ii) amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits and (iii) amortization of intangibles (including, without limitation, amortization of turnaround costs, goodwill and organizational costs) (excluding any such adjustment to the extent that it represents an accrual of or reserve for cash expenditures in any future period except to the extent such adjustment is subsequently reversed), in each case of such Person and its Restricted Subsidiaries for such period on a consolidated basis in accordance with U.S. GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person for any period, Consolidated Net Income of such Person for such period; plus (without duplication):

(i) provision for taxes based on income, profits or capital (including state franchise taxes and similar taxes in the nature of income tax) of such Person and its Restricted Subsidiaries for such period, franchise taxes and foreign withholding taxes and including (without duplication of the foregoing amounts) an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) as though such amounts had been paid as income taxes directly by such Person, in each case, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(ii) the Consolidated Depreciation and Amortization Expense of such Person and its Restricted Subsidiaries for such period, to the extent such expenses were deducted in computing such Consolidated Net Income; plus

(iii) the Consolidated Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Consolidated Fixed Charges were deducted in computing such Consolidated Net Income; plus

(iv) any other non-cash charges of such Person and its Restricted Subsidiaries for such period, to the extent that such non-cash charges were included in computing such Consolidated Net Income; provided that if any such non-cash charge represents an accrual or reserve for anticipated cash charges in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(v) any losses from foreign currency transactions (including losses related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such losses were taken into account in computing such Consolidated Net Income; plus

(vi) (a) the Specified Permitted Adjustment and (b) any other cost savings, operating expense reductions, operating improvements and synergies permitted to be added back to this definition pursuant to the definition of “Pro Forma Cost Savings” (including, without limitation, costs and expenses incurred after the Closing Date related to employment of terminated employees incurred by such Person during such period to the extent such costs and expenses were deducted in computing Consolidated Net Income); plus

(vii) losses in respect of post-retirement benefits of such Person, as a result of the application of ASC 715, Compensation-Retirement Benefits, to the extent that such losses were deducted in computing such Consolidated Net Income; plus

(viii) the amount of fees and expenses incurred or reimbursed by such Person pursuant to (a) an Advisory Agreement during such period (or pursuant to any similar agreement with any Sponsor for any period prior to the Closing Date) and (b) Section 10.06(xii) hereunder; plus

(ix) any proceeds from business interruption insurance received by such Person during such period, to the extent the associated losses arising out of the event that resulted in the payment of such business interruption insurance proceeds were included in computing Consolidated Net Income; plus

(x) any fees and expenses related to a Qualified Securitization Transaction or any Receivables Facility to the extent such fees and expenses are included in computing Consolidated Net Income; plus

(xi) the amount of loss on sales of receivables and related assets to a Securitization Entity in connection with a Qualified Securitization Transaction or otherwise in connection with a Receivables Facility to the extent included in computing Consolidated Net Income; minus

(xii) the amount of any gain in respect of post-retirement benefits as a result of the application of ASC 715, to the extent such gains were taken into account in computing such Consolidated Net Income; minus

(xiii) any gains from foreign currency transactions (including gains related to currency remeasurements of Indebtedness) of such Person and its Restricted Subsidiaries for such period, to the extent that such gains were taken into account in computing such Consolidated Net Income; minus

(xiv) non-cash gains increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business and other than reversals of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period, in each case, on a consolidated basis and determined in accordance with U.S. GAAP.

Notwithstanding anything in this Agreement or any other Credit Document to the contrary, Consolidated EBITDA for all periods or portion thereof prior to the Closing Date shall be calculated based on the combined actual results of the Contributed Companies for such periods.

“Consolidated First Lien Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated First Lien Secured Debt as of the last day of such Test Period to (ii) Consolidated EBITDA of Lead Borrower and its Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.

“Consolidated First Lien Secured Debt” shall mean, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of Lead Borrower or any of its Restricted Subsidiaries, less (ii) the aggregate principal amount of Indebtedness of Lead Borrower and its Restricted Subsidiaries at such time that is secured solely by a Lien on the assets of Lead Borrower and its Restricted Subsidiaries that is junior to the Lien securing the Obligations, less (iii) the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01, Liens permitted by Section 10.01(xxv)(iii) and Liens securing Indebtedness permitted hereunder to the extent such Liens are subject to the Applicable Intercreditor Agreement, in each case, to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis or a pari passu basis).

“Consolidated Fixed Charge Coverage Ratio” shall mean, with respect to any Test Period, the ratio of (a) Consolidated EBITDA of Lead Borrower and its Restricted Subsidiaries for such Test Period to (b) Consolidated Fixed Charges for such Test Period, in each case, calculated on a Pro Forma Basis.

“Consolidated Fixed Charges” shall mean, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, to the extent such expense was deducted in computing Consolidated Net Income, including, without limitation, amortization of original issue discount, the interest component of all payments associated with Capitalized Lease Obligations, and the net of the effect of all payments made or received pursuant to Interest Rate Protection Agreements (but excluding any non-cash interest expense attributable to the mark-to-market valuation of Interest Rate Protection Agreements or other derivatives pursuant to U.S. GAAP) and excluding amortization or write-off of deferred financing fees and expensing of any other financing fees, including any expensing of bridge or commitment fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of outstanding Indebtedness of such Person and its Restricted Subsidiaries and commissions, discounts, yield and other fees and charges (including any interest expense) relating to any securitization transaction; provided that, for purposes of calculating consolidated interest expense, no effect will be given to the discount and/or premium resulting from the bifurcation of derivatives under ASC 815, Derivatives and Hedging, as a result of the terms of the Indebtedness to which such consolidated interest expense applies; plus

(2) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) all cash dividends, whether paid or accrued, on any series of preferred stock or any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, excluding items eliminated in consolidation, in each case, determined on a consolidated basis in accordance with U.S. GAAP; minus

(4) the consolidated interest income of such Person and its Restricted Subsidiaries for such period, whether received or accrued, to the extent such income was included in determining Consolidated Net Income.

“Consolidated Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Capitalized Lease Obligations of Lead Borrower and its Restricted Subsidiaries, (ii) all Indebtedness of Lead Borrower and its Restricted Subsidiaries of the type described in clause (i)(A) of the definition of “Indebtedness” and (iii) all Contingent Obligations of Lead Borrower and its Restricted Subsidiaries in respect of Indebtedness of any third Person of the type referred to in the preceding clauses (i) and (ii), in each case, determined on a consolidated basis in accordance with U.S. GAAP and calculated on a Pro Forma Basis; provided that Consolidated Indebtedness shall not include Indebtedness in respect of any Incremental Equivalent/Refinancing Debt in the form of notes or Permitted Notes, in each case, that have been defeased or satisfied and discharged in accordance with the applicable indenture or with respect to which the required deposit has been made in connection with a call for repurchase or redemption to occur within the time period set forth in the applicable indenture, in each case to the extent such transactions are permitted by Section 10.07(a). For the avoidance of doubt, it is understood that obligations under any Receivables Facility and any Qualified Securitization Transaction do not constitute Consolidated Indebtedness.

“Consolidated Net Income” shall mean, with respect to any specified Person for any period, the aggregate of the net income (loss) of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with U.S. GAAP; provided that:

(i) any after-tax effect of all extraordinary (as determined in accordance with U.S. GAAP prior to giving effect to Accounting Standards Update No. 2015-01, Income Statement—Extraordinary and Unusual Items (Subtopic 225-20), Simplifying Income Statement Presentation by Eliminating the Concept of Extraordinary Items), nonrecurring or unusual gains or losses or income or expenses (including related to the Transaction) or any restructuring charges or reserves, including, without limitation, any expenses related to any reconstruction, recommissioning or reconfiguration of fixed assets for alternate uses, retention, severance, system establishment cost, contract termination costs, costs to consolidate facilities and relocate employees, advisor fees and other out of pocket costs and non-cash charges to assess and execute operational improvement plans and restructuring programs, will be excluded;

(ii) any expenses, costs or charges incurred, or any amortization thereof for such period, in connection with any equity issuance, Investment, acquisition, disposition, recapitalization or incurrence or repayment of, or amendment or waiver of the operative documents with respect to, Indebtedness permitted under this Agreement, including a refinancing thereof (in each case whether or not successful) (including any such costs and charges incurred in connection with the Transaction), and all gains and losses realized in connection with any business disposition or any disposition of assets outside the ordinary course of business or the disposition of securities or the early extinguishment of Indebtedness, together with any related provision for taxes on any such gain, loss, income or expense will be excluded;

(iii) the net income (or loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be excluded; provided that the income of such Person will be included to the extent of the amount of dividends or similar distributions paid in cash (or converted to cash) to the specified Person or a Restricted Subsidiary of the Person;

(iv) the net income (or loss) of any Person and its Restricted Subsidiaries will be calculated without deducting the income attributed to, or adding the losses attributed to, the minority equity interests of third parties in any non-Wholly-Owned Restricted Subsidiary except to the extent of the dividends paid in cash (or convertible into cash) during such period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(v) solely for the purpose of determining the amount available under clause (a)(i)(B) of the definition of “Available Amount”, the net income (but not loss) of any Restricted Subsidiary (other than any Borrower or any Subsidiary Guarantor) will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any Requirement of Law, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person will be increased by the amount of dividends or distributions or other payments actually paid in cash (or converted to cash) by any such Restricted Subsidiary to such Person in respect of such period, to the extent not already included therein;

(vi) the cumulative effect of any change in accounting principles will be excluded;

(vii) (a) any non-cash expenses resulting from the grant or periodic remeasurement of stock options, restricted stock grants or other equity incentive programs (including any stock appreciation and similar rights) and (b) any costs or expenses incurred pursuant to any management equity plan or stock option plan or other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent, in the case of this clause (b), that such costs or expenses are funded with cash proceeds contributed to the common equity capital of Lead Borrower or a Restricted Subsidiary, will be excluded;

(viii) the effect of any non-cash impairment charges or write-ups, write-downs or write-offs of assets or liabilities resulting from the application of U.S. GAAP and the amortization of intangibles arising from the application of U.S. GAAP, including pursuant to ASC 805, Business Combinations, ASC 350, Intangibles-Goodwill and Other, or ASC 360, Property, Plant and Equipment, as applicable, will be excluded;

(ix) any net after-tax income or loss from disposed, abandoned or discontinued operations and any net after-tax gains or losses on disposed, abandoned or discontinued, transferred or closed operations will be excluded;

(x) any increase in amortization or depreciation, or effect of any adjustments to inventory, property, plant or equipment, software, goodwill and other intangibles, debt line items, deferred revenue or rent expense, any one time cash charges (such as purchased in process research and development or capitalized manufacturing profit in inventory) or any other effects, in each case, resulting from purchase accounting in connection with the Transaction or any other acquisition prior to or following the Closing Date will be excluded;

(xi) an amount equal to the tax distributions actually made to the holders of the Equity Interests of such Person or any direct or indirect parent of such Person in respect of such period in accordance with Section 10.03(vi) will be treated as though such amounts had been paid as income taxes directly by such Person for such period;

(xii) unrealized gains and losses relating to foreign currency transactions, including those relating to mark-to-market of Indebtedness resulting from the application of U.S. GAAP, including pursuant to ASC 830, Foreign Currency Matters, (including any net loss or gain resulting from hedge arrangements for currency exchange risk) will be excluded;

(xiii) any net gain or loss in connection with the early extinguishment of Indebtedness or obligations under Interest Rate Protection Agreements or Other Hedging Agreements (including of ASC 815, Derivatives and Hedging) will be excluded;

(xiv) the amount of any restructuring, business optimization, acquisition and integration costs and charges (including, without limitation, retention, severance, systems establishment costs, excess pension charges, information technology costs, rebranding costs, contract termination costs, including future lease commitments, costs related to the start-up, closure or relocation or consolidation of facilities and costs to relocate employees) will be excluded; and

(xv) accruals and reserves that are established or adjusted within 12 months after the Closing Date that are so required to be established as a result of the Transaction in accordance with U.S. GAAP will be excluded.

“Consolidated Secured Debt” shall mean, at any time, (i) the sum of all Consolidated Indebtedness at such time that is secured by a Lien on any assets of Lead Borrower or any of its Restricted Subsidiaries, less the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01, Liens permitted by Section 10.01(xxv)(iii) and Liens securing Indebtedness permitted hereunder to the extent such Liens are subject to the Applicable Intercreditor Agreement, in each case, to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis or a pari passu basis).

“Consolidated Secured Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated Secured Debt as of the last day of such Test Period to (ii) Consolidated EBITDA of Lead Borrower and its Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with U.S. GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of Lead Borrower and the Restricted Subsidiaries as of the last day of the most recently ended Test Period.

“Consolidated Total Net Leverage Ratio” shall mean, with respect to any Test Period, the ratio of (i) Consolidated Indebtedness as of the last day of such Test Period, less the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens, other than nonconsensual Liens permitted by Section 10.01, Liens permitted by Section 10.01(xxv)(iii) and Liens securing Indebtedness permitted hereunder to the extent such Liens are subject to the Applicable Intercreditor Agreement, in each case, to the extent such cash and Cash Equivalents also secure the Indebtedness hereunder on a senior priority basis or a pari passu basis) to (ii) Consolidated EBITDA of Lead Borrower and its Restricted Subsidiaries for such Test Period, in each case, calculated on a Pro Forma Basis.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any such obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. Except as otherwise provided herein, the amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

“Contract Consideration” shall have the meaning provided to such term in the definition of “Excess Cash Flow.”

“Contributed Companies” shall mean ILG and ISI.

“Contribution Agreement” shall mean that certain Contribution Agreement (including the schedules, exhibits and disclosure schedules thereto), dated as of April 30, 2018, by and among Faraday, Installation Services Holdings, LLC, ISI, ILG and Interior Logic Group Holdings, LLC.

“Contribution Agreement Representations” shall mean the representations made by the ISI Companies in the Contribution Agreement as are material to the interests of the Agents and their Affiliates that are Lenders on the Closing Date, but only to the extent that Installation Services Holdings, LLC or its Affiliates have the right (taking into account any applicable cure periods) to terminate their obligations (or refuse to consummate the Contribution) under the Contribution Agreement or not to close thereunder as a result of the failure of such representations to be true and correct without resulting in the payment of any termination fee or liquidated damages under the Contribution Agreement as a result of such termination or refusal to consummate the Contribution.

“Contribution Indebtedness” shall mean Indebtedness of Lead Borrower or any Restricted Subsidiary in an aggregate principal amount not greater than the aggregate amount of cash contributions (other than the proceeds from the issuance of Disqualified Stock, contributions by Lead Borrower or any Restricted Subsidiary or any Specified Equity Contribution (as defined in the ABL Credit Agreement) or any similar “cure amounts” with respect to any financial covenant under any subsequent ABL Credit Agreement) made to the capital of Lead Borrower or such Restricted Subsidiary after the Closing Date (whether through the issuance or sale of capital stock or otherwise), in each case, to the extent not otherwise applied to increase the Available Amount or any other basket or exception under this Agreement; provided that (a) such Contribution Indebtedness is incurred within 180 days after the receipt of the related cash contribution, (b) the maturity date of such Contribution Indebtedness is no earlier than the Latest Maturity Date as of the date of the documents evidencing such Contribution Indebtedness and (c) such Contribution Indebtedness is so designated as Contribution Indebtedness pursuant to a certificate of a Responsible Officer of Lead Borrower promptly following incurrence thereof.

“Credit Documents” shall mean this Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, the Guaranty Agreement, each Security Document, the Intercreditor Agreement, any Additional Intercreditor Agreement, any Pari Passu Intercreditor Agreement, each Incremental Term Loan Amendment, each Refinancing Term Loan Amendment and each Extension Amendment.

“Credit Event” shall mean the making of any Term Loan.

“Credit Party” shall mean Holdings, each Borrower and each Subsidiary Guarantor.

“Cumulative Retained Excess Cash Flow Amount” shall mean, as of any date, an amount equal to the aggregate cumulative sum of Retained Excess Cash Flow Amounts for all Excess Cash Flow Payment Periods ending after the Closing Date and prior to such date.

“Debt Fund Affiliate” shall mean any Affiliate of the Sponsor (other than Holdings, Lead Borrower and its Restricted Subsidiaries) that invests in commercial bank loans in the ordinary course of business at the time of the relevant sale or assignment thereto pursuant to Section 2.21 and so long as the individuals who are employees, officers or directors of the Sponsor and who are primarily responsible for the advisement or management of such Affiliate do not include any individual who is primarily responsible for the advisement or management of Holdings or Lead Borrower and its Restricted Subsidiaries, and the individuals who are employees, officers or directors of the Sponsor and who are primarily responsible for the advisement and management of Holdings or Lead Borrower and its Restricted Subsidiaries do not have the right to direct the credit decisions of such Affiliate.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Declined Proceeds” shall have the meaning assigned to such term in Section 5.02(k).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Lead Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified Lead Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Lead Borrower, to confirm in writing to the Administrative Agent and Lead Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Lead Borrower), or (d) has, or has a direct or indirect parent company that has, other than via an Undisclosed Administration, (i) become the subject of (A) a proceeding under any Debtor Relief Law or (B) a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to Lead Borrower and each other Lender promptly following such determination.

“Designated Interest Rate Protection Agreement” shall mean each Interest Rate Protection Agreement and Other Hedging Agreements entered into by Lead Borrower or any of its Restricted Subsidiaries with a Guaranteed Creditor that is (i) (x) either the Administrative Agent or an Affiliate of the Administrative Agent or (y) designated as a “Designated Interest Rate Protection Agreement” in a writing executed by such Guaranteed Creditor and Lead Borrower and delivered to the Administrative Agent (for purposes of the preceding notice requirement, all Interest Rate Protection Agreements under a specified master agreement, whether previously entered into or to be entered into in the future, may be designated as Designated Interest Rate Protection Agreements pursuant to a single notice); provided that the Lead Borrower may not make any such designation during the continuance of an Event of Default and (ii) secured by the Security Documents. It is hereby understood that an Interest Rate Protection Agreement or Other Hedging Agreement may not be a Designated Interest Rate Protection Agreement to the extent it is similarly treated as such under the ABL Credit Agreement and if any such Interest Rate Protection Agreement is permitted to be treated as a “Designated Interest Rate Protection Agreement” under both this Agreement and similarly treated under the ABL Credit Agreement, (x) if the Guaranteed Creditor is the Administrative Agent or an Affiliate of the Administrative Agent, such agreement shall be deemed so designated under the ABL Credit Agreement and not under this Agreement unless otherwise elected by the Borrower in writing to the Administrative Agent or (y) if the Guaranteed Creditor is not the Administrative Agent or an Affiliate of the Administrative Agent, such agreement shall be deemed so designated under the ABL Credit Agreement or this Agreement as elected by the Borrower in writing to the Administrative Agent. Notwithstanding the foregoing, in no event shall any agreement evidencing any Excluded Swap Obligation with respect to a Subsidiary Guarantor constitute a Designated Interest Rate Protection Agreement with respect to such Subsidiary Guarantor.

“Designated Non-cash Consideration” shall mean the fair market value of non-cash consideration received by Lead Borrower or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an officers’ certificate, setting forth the basis of such valuation, less the amount of cash and Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Treasury Services Agreement” shall mean each Treasury Services Agreement entered into by Lead Borrower or any of its Restricted Subsidiaries with a Guaranteed Creditor that is (i) (x) either the Administrative Agent or an Affiliate of the Administrative Agent or (y) designated as a “Designated Treasury Services Agreement” in a writing executed by such Guaranteed Creditor and Lead Borrower and delivered to the Administrative Agent; provided that Lead Borrower may not make any such designation during the continuance of an Event of Default and (ii) secured by the Security Documents. It is hereby understood that a Treasury Services Agreement may not be a Designated Treasury Services Agreement to the extent it is similarly treated as such under the ABL Credit Agreement and if any such Treasury Services Agreement is permitted to be treated as a “Designated Treasury Services Agreement” both under this Agreement and similarly treated under the ABL Credit Agreement, (x) if the Guaranteed Creditor is the Administrative Agent or an Affiliate of the Administrative Agent, such agreement shall be deemed so designated under the ABL Credit Agreement and not under this Agreement unless otherwise elected by the Borrower in writing to the Administrative Agent or (y) if the Guaranteed Creditor is not the Administrative Agent or an Affiliate of the Administrative Agent, such agreement shall be deemed so designated under the ABL Credit Agreement or this Agreement as elected by the Borrower in writing to the Administrative Agent.

“Determination Date” shall have the meaning provided in the definition of the term “Available Amount.”

“Disqualified Lender” shall mean (a) competitors of Holdings and its Subsidiaries, and any person controlling or controlled by any such competitor, in each case identified in writing by Lead Borrower (or its counsel) to the Administrative Agent at any time and (b) any affiliates of any such competitors, controlling or controlled persons or institutions reasonably identifiable as affiliates solely on the basis of their names (other than bona fide fixed income investors or debt funds that are affiliates of competitors described in clause (a) above) or identified by Lead Borrower (or its counsel) in writing to the Administrative Agent at any time (it being understood that any update pursuant to clause (a) or (b) above shall not become effective until the third business day following the Administrative Agent’s receipt of such notice, and, in any event, shall not apply retroactively or to any entity that is party to a pending trade as of the date of such notice).

“Disqualified Stock” shall mean, with respect to any Person, any capital stock of such Person other than common Equity Interests or Qualified Preferred Stock of such Person.

“Dividend” shall mean, with respect to any Person, that such Person has paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or made or caused to be made any other payment or delivery of property (other than common equity of such Person) to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock or any partnership or membership interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its Equity Interests).

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized under the laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Term Loan or other Indebtedness, the effective yield on such Term Loan or other Indebtedness as mutually determined by the Administrative Agent and Lead Borrower in good faith, taking into account the applicable interest rate margins in effect from time to time, any interest rate floors or similar devices in effect from time to time and all fees, including upfront or similar fees or original issue discount (amortized over the shorter of (x) the Weighted Average Life to Maturity of such Term Loan or other Indebtedness and (y) the four years following the date of incurrence thereof) payable generally to lenders providing such Term Loan or other Indebtedness, but excluding any arrangement, structuring, commitment, underwriting or similar fees (regardless of whether paid in whole or in part to any lenders) and other fees payable in connection therewith that are not generally shared with the relevant lenders and customary consent fees paid generally to consenting lenders. Each mutual determination of the “Effective Yield” by the Administrative Agent and Lead Borrower shall be conclusive and binding on all Lenders absent manifest error.

“Eligible Transferee” shall mean and include any existing Lender, any Approved Fund or any commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act) but in any event excluding (i) any natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), (ii) any Disqualified Lender (solely, in the case of a sale of a participation to such Person, to the extent that the list of Disqualified Lenders is available to the Lenders upon request) and (iii) except to the extent provided in Sections 2.19, 2.20, 2.21 and 13.04(d) and (g), the Sponsor, Holdings, each of the Borrowers and their respective Subsidiaries and Affiliates (other than Debt Fund Affiliates).

“Environment” shall mean ambient air, indoor air, surface water, groundwater, drinking water, land surface and sub-surface strata and natural resources such as wetlands, flora and fauna.

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law, including, without limitation, (a) any and all Environmental Claims by governmental or regulatory authorities for enforcement, investigation, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the Environment due to the presence of Hazardous Materials, including any Release or threat of Release of any Hazardous Materials.

“Environmental Law” shall mean any federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding guideline and rule of common law, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to pollution or protection of the Environment, occupational health or Hazardous Materials.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Indebtedness convertible into or exchangeable for the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and, unless the context indicates otherwise, the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any successor Section thereof.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) which together with Lead Borrower or a Restricted Subsidiary would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code and solely with respect to Section 412 of the Code, Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, but excluding any event for which the 30-day notice period is waived with respect to a Plan, (b) any failure to make a required contribution to any Plan that would result in the imposition of a Lien or other encumbrance or the failure to satisfy the minimum funding standards set forth in Section 412 or 430 of the Code or Section 302 or 303 of ERISA, or the arising of such a Lien or encumbrance, with respect to a Plan, (c) the incurrence by Lead Borrower, a Restricted Subsidiary, or an ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal (including under Section 4062(e) of ERISA) of any of Lead Borrower, a Restricted Subsidiary, or an ERISA Affiliate from any Plan or Multiemployer Plan, (d) the filing of a notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the receipt by Lead Borrower, a Restricted Subsidiary, or an ERISA Affiliate from the PBGC or a plan administrator of any notice of intent to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to the Code, ERISA or other applicable law, (g) the receipt by Lead Borrower, a Restricted Subsidiary, or an ERISA Affiliate of any written notice concerning statutory liability arising from the withdrawal or partial withdrawal of Lead Borrower, a Restricted Subsidiary, or an ERISA Affiliate from a Multiemployer Plan or a written determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA, (h) the occurrence of any non-exempt “prohibited transaction” (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to which Lead Borrower or any Restricted Subsidiary is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which Lead Borrower or any Restricted Subsidiary could reasonably be expected to have liability, (i) the occurrence of any event or condition which constitutes grounds under Section 4042 of ERISA for the termination of any Plan or the appointment of a trustee to administer any Plan, (j) the filing of any request for or receipt of a minimum funding waiver under Section 412(c) of the Code with respect to any Plan or Multiemployer Plan, (k) a determination that any Plan is in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (l) the receipt by Lead Borrower, a Restricted Subsidiary or any ERISA Affiliate of any notice, that a Multiemployer Plan is, or is expected to be, in endangered or critical status under Section 305 of ERISA, or (m) any other extraordinary event or condition with respect to a Plan or Multiemployer Plan which would reasonably be expected to result in a Lien or any acceleration of any statutory requirement to fund all or a substantial portion of the unfunded accrued benefit liabilities of such plan.

“Euros” shall mean the single currency of the Participating Member States.

“Event of Default” shall have the meaning provided in Section 11.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of, without duplication, (i) Consolidated Net Income for such period and (ii) the decrease, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such decrease in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or dispositions of any Person by Lead Borrower and/or its Restricted Subsidiaries during such period), minus (b) the sum of, without duplication, (i) the aggregate amount of all Capital Expenditures made by Lead Borrower and its Restricted Subsidiaries during such period to the extent financed with Internally Generated Cash, (ii) without duplication of amounts deducted pursuant to clause (iii) below, the aggregate amount of all cash payments made in respect of all Permitted Acquisitions and other Investments (excluding Investments in Cash Equivalents or in Lead Borrower or a Person that, prior to and immediately following the making of such Investment, was and remains a Restricted Subsidiary) permitted under Section 10.05 made by Lead Borrower and its Restricted Subsidiaries during such period, in each case to the extent financed with Internally Generated Cash, (iii) without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by Lead Borrower or any of its Restricted Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Acquisitions, Investments or Capital Expenditures to be consummated or made during the period of four consecutive fiscal quarters of Lead Borrower following the end of such period; provided that to the extent the aggregate amount of Internally Generated Cash actually utilized to finance such Permitted Acquisitions, Investments or Capital Expenditures during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters, (iv) Dividends made in cash during such fiscal year to the extent otherwise permitted by Section 10.03(iii), (iv), (v), (vi), (vii), (viii), (ix) or (x), to the extent paid for with Internally Generated Cash, (v) (A) the aggregate amount of Scheduled Repayments and other permanent principal payments of Indebtedness of Lead Borrower and its Restricted Subsidiaries during such period (other than (x) voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that rank pari passu with the Term Loans, (y) prepayments of revolving loans under the ABL Credit Agreement or any other revolving credit facility secured by a Lien on the Collateral ranking pari passu with the Lien on the Collateral securing the ABL Credit Agreement or senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder and (z) prepayments of any other revolving credit facility except to the extent accompanied by a permanent reduction in commitments therefor) in each case to the extent paid for with Internally Generated Cash and (B) prepayments and repayments of Term Loans pursuant to Sections 5.02(d) or 5.02(f) to the extent the Asset Sale or Recovery Event giving rise to such prepayment or repayment resulted in an increase to Consolidated Net Income (but not in excess of the amount of such increase), (vi) the portion of Transaction Costs and other transaction costs and expenses related to items (i)-(v) above paid from Internally Generated Cash during such fiscal year not deducted in determining Consolidated Net Income, (vii) the increase, if any, in Adjusted Consolidated Working Capital from the first day to the last day of such period (but excluding any such increase in Adjusted Consolidated Working Capital arising from a Permitted Acquisition or disposition of any Person by Lead Borrower and/or the Restricted Subsidiaries during such period), (viii) cash payments in respect of non-current liabilities (other than Indebtedness) to the extent made with Internally Generated Cash, (ix) the aggregate amount of expenditures actually made by Lead Borrower and its Restricted Subsidiaries with Internally Generated Cash during such period (including expenditures for the payment of financing fees, taxes, rent and pension and other retirement benefits) to the extent such expenditures are not expensed during such period, (x) the aggregate amount of any premium, make-whole or penalty payments actually paid with Internally Generated Cash during such period that are required to be made in connection with any prepayment of Indebtedness, (xi) Dividends made from Internally Generated Cash pursuant to clause (xiii) of Section 10.03 or, to the extent used to service Indebtedness of any Parent Company, clause (xv) of Section 10.03, and (xii) all non-cash gains to the extent included in Consolidated Net Income for such period (excluding any non-cash gains to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated Net Income in any prior period).

“Excess Cash Flow Payment Date” shall mean the date occurring 10 Business Days after the date on which the Borrower’s annual audited financial statements are required to be delivered pursuant to Section 9.01(b) (commencing with respect to delivery of the audited financial statements for the fiscal year ending December 31, 2019).

“Excess Cash Flow Payment Period” shall mean, with respect to any Excess Cash Flow Payment Date, the immediately preceding fiscal year of the Borrower.

“Excluded Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Excluded Subsidiary” shall mean any Subsidiary of Lead Borrower that is (a) a Foreign Subsidiary, (b) an Unrestricted Subsidiary, (c) a FSHCO, (d) not a Wholly-Owned Subsidiary of Lead Borrower or one or more of its Wholly-Owned Restricted Subsidiaries, (e) an Immaterial Subsidiary, (f) established or created pursuant to Section 10.05(xi) and meeting the requirements of the proviso thereto; provided that such Subsidiary shall only be an Excluded Subsidiary for the period prior to such acquisition, (g) prohibited (but only for so long as such Subsidiary would be prohibited) by applicable law, rule or regulation from guaranteeing the facilities under this Agreement, or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee, in each case, unless such consent, approval, license or authorization has been received (but without obligation to seek the same), (h) prohibited (but only for so long as such Subsidiary would be prohibited) from guaranteeing the Obligations by any contractual obligation in existence (x) on the Closing Date or (y) at the time of the acquisition of such Subsidiary after the Closing Date (to the extent such prohibition was not entered into in contemplation of such acquisition), (i) a Subsidiary with respect to which a guarantee by it of the Obligations would result in a material adverse tax consequence to Holdings, Lead Borrower or any of the Restricted Subsidiaries, as reasonably determined in good faith by Lead Borrower in consultation with the Administrative Agent, (j) a not-for-profit Subsidiary, (k) any other Subsidiary with respect to which Lead Borrower and the Administrative Agent reasonably agree in writing that the cost or other consequences of guaranteeing the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (l) any Domestic Subsidiary that is a direct or indirect Subsidiary of a CFC, and (m) any captive insurance company; provided that, notwithstanding the above, (x) Lead Borrower may designate any Restricted Subsidiary that would otherwise constitute an “Excluded Subsidiary” hereunder as a “Subsidiary Guarantor” and cause such Subsidiary to execute the Guaranty Agreement as a “Subsidiary Guarantor” or enter into a joinder agreement to the Guaranty Agreement (and from and after the execution of the Guaranty Agreement such Subsidiary shall no longer constitute an “Excluded Subsidiary” unless released from its obligations under the Guaranty Agreement as a “Subsidiary Guarantor” in accordance with the terms hereof and thereof; provided that such Restricted Subsidiary shall not be released solely on the basis that it was not required to become a Guarantor) so long as, to the extent such Subsidiary is organized in a jurisdiction other than the U.S., such jurisdiction shall be reasonably acceptable to the Administrative Agent and such Subsidiary shall grant a perfected lien on substantially all of its assets to the Collateral Agent for the benefit of the Secured Creditors, pursuant to arrangements reasonably agreed between the Administrative Agent and Lead Borrower and subject to customary limitations in such jurisdiction to be reasonably agreed to between the Administrative Agent and Lead Borrower and (y) if a Subsidiary serves as a borrower or guarantor under the ABL Credit Agreement or any Incremental Equivalent/Refinancing Debt, then it shall not constitute an “Excluded Subsidiary.” For the avoidance of doubt, no Borrower shall constitute an Excluded Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Guarantor, (x) as it relates to all or a portion of the Guaranty of such Guarantor, any Swap Obligation if, and to the extent that, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor becomes effective with respect to such Swap Obligation or (y) as it relates to all or a portion of the grant by such Guarantor of a security interest, any Swap Obligation if, and to the extent that, such Swap Obligation (or such security interest in respect thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (determined after giving effect to any “keepwell, support or other agreement” for the benefit of such Guarantor and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the security interest of such Guarantor becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party under any Credit Document, (a) Taxes imposed on (or measured by) its net income and franchise (and similar) Taxes imposed on it in lieu of income Taxes, in each case (i) as a result of such recipient being organized or having its principal office or applicable lending office located in such jurisdiction or (ii) as a result of any other present or former connection between such recipient and the jurisdiction imposing such Tax (other than a connection arising from such Administrative Agent, Lender or other recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document), (b) any branch profits Taxes under Section 884(a) of the Code, or any similar Tax, imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Lender pursuant to a law in effect at the time such Lender becomes a party to this Agreement or designates a new lending office (other than, in each case, pursuant to a request by Lead Borrower under Section 2.13) except to the extent such Lender (or its assignor, if any) was entitled, immediately before the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding tax pursuant to Section 5.04(a), (d) Taxes attributable to such recipient’s failure to comply with Section 5.04(b) or Section 5.04(c), (e) any Taxes imposed under FATCA and (f) U.S. federal backup withholding Taxes pursuant to Code Section 3406.

“Existing Credit Facilities” means, collectively, (a) (i) that certain Second Amended and Restated Credit and Security Agreement, dated as of May 31, 2016, by and among ISI, Heritage Interiors ISI, LLC, SuperFloors ISI, LLC, Del Grosso Floor Covering, Inc., Advanced Flooring & Design Division of ISI, LLC, ISI Design and Installation Solutions, Inc. (f/k/a Creative Touch Interiors, Inc.), Faraday, and Wells Fargo Bank, National Association, and (ii) that certain Amended and Restated Credit Agreement, dated as of October 16, 2017, by and among Faraday, ISI, each of the other borrowers party thereto, and Garrison Loan Agency Services LLC, and (b) (i) that certain Term Loan Credit Agreement, dated as of March 3, 2017, by and among ILG Holdings, LLC, Interior Logic Group, Inc., each of the other borrowers party thereto, and Bank of America, N.A., and (ii) that certain Revolving Credit Agreement, dated as of March 3, 2017, by and among ILG Holdings, LLC, Interior Logic Group, Inc., each of the other borrowers party thereto, and Bank of America, N.A.

“Existing Term Loan Tranche” shall have the meaning provided in Section 2.14(a).

“Extended Term Loan Maturity Date” shall mean, with respect to any Tranche of Extended Term Loans, the date specified as such in the applicable Extension Amendment.

“Extended Term Loans” shall have the meaning provided in Section 2.14(a).

“Extending Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“Extension” shall mean any establishment of Extended Term Loans pursuant to Section 2.14 and the applicable Extension Amendment.

“Extension Amendment” shall have the meaning provided in Section 2.14(d).

“Extension Election” shall have the meaning provided in Section 2.14(c).

“Extension Request” shall have the meaning provided in Section 2.14(a).

“Extension Series” shall have the meaning provided in Section 2.14(a).

“Faraday” shall mean Faraday Holdings, LLC, a Delaware limited liability company.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above) and any intergovernmental agreements between a non-U.S. jurisdiction and the United States (and any related Requirements of Law) implementing the foregoing.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as reasonably determined by the Administrative Agent; provided further that if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Financial Statements Date” shall have the meaning provided in Section 6.11.

“Fixed Dollar Incremental Amount” shall have the meaning provided in the definition of the term “Incremental Amount”.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Asset Sale” shall have the meaning provided in Section 5.02(j).

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by any Borrower or any one or more of its Restricted Subsidiaries primarily for the benefit of employees of such Borrower or such Restricted Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Recovery Event” shall have the meaning provided in Section 5.02(j).

“Foreign Subsidiaries” shall mean each Subsidiary of a Borrower that is not a Domestic Subsidiary.

“FSHCO” shall mean any Domestic Subsidiary of Lead Borrower that has no material assets other than Equity Interests in one or more Foreign Subsidiaries that are CFCs.

“Governmental Authority” shall mean the government of the United States of America, any other, supranational authority or nation or any political subdivision thereof, whether state, provincial, local or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean and include (x) each of the Lender Creditors, (y) any Person that was the Administrative Agent, the Collateral Agent, any Lender and any Affiliate of the Administrative Agent, the Collateral Agent or any Lender (even if the Administrative Agent, the Collateral Agent or such Lender subsequently ceases to be the Administrative Agent, the Collateral Agent or a Lender under this Agreement for any reason) (i) at the time of entry into a particular Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement or (ii) in the case of a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement existing on the Closing Date, on the Closing Date and (z) any other Secured Creditor.

“Guarantor” shall mean and include Holdings, each Borrower (other than with respect to its own Obligations) and each Subsidiary Guarantor.

“Guaranty” shall mean, as to any Guarantor, the guarantees granted by such Guarantor pursuant to the terms of the Guaranty Agreement.

“Guaranty Agreement” shall have the meaning provided in Section 6.10.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous waste,” “hazardous materials,” “extremely hazardous substances,” “restricted hazardous waste,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (c) any other chemical, material or substance regulated under any Environmental Law.

“Holdings” shall have the meaning provided in the preamble hereto.

“ILG” shall have the meaning provided in the recitals hereto.

“ILG Material Adverse Effect” shall have the meaning assigned to the term “ILG Material Adverse Effect” in the Contribution Agreement.

“Immaterial Subsidiary” shall mean any Restricted Subsidiary that, as of the end of the most recently ended Test Period, does not have, when taken together with all other Immaterial Subsidiaries, (a) assets in excess of 5.00% of Consolidated Total Assets; or (b) revenues for the period of four consecutive fiscal quarters ending on such date in excess of 5.00% of the combined revenues of Lead Borrower and the Restricted Subsidiaries for such period.

“Incremental Amount” shall mean, as of any date of determination, the sum of (a) the greater of $100,000,000 and 75% of Consolidated EBITDA of Lead Borrower and its Restricted Subsidiaries for the most recently ended Test Period (calculated on a Pro Forma Basis), plus (b) an amount (the “Prepayment Available Incremental Amount”) equal to the sum of all voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.19 or Section 2.20 or similar provisions in the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) (in each case other than with the proceeds of long-term Indebtedness (other than Indebtedness under the ABL Credit Agreement)) in each case prior to such date; provided that no Incremental Term Loan or Indebtedness incurred pursuant to Section 10.04(xxvii) in reliance on the Prepayment Available Incremental Amount shall be secured on a greater priority basis than that by which the Indebtedness so repaid and underlying such portion of the Prepayment Available Incremental Amount so utilized was secured, less (c) the aggregate principal amount of Incremental Term Loans incurred pursuant to Section 2.15(a)(v)(x) and Permitted Pari Passu Notes or Permitted Junior Debt incurred pursuant to Section 10.04(xxvii)(A)(1) prior to such date (clauses (a), (b) and (c), collectively, the “Fixed Dollar Incremental Amount”), plus (d) an unlimited amount so long as either (i) (A) in the case of any Indebtedness secured by a Lien on the Collateral that is pari passu with any Lien on the Collateral securing the Obligations, the Consolidated First Lien Net Leverage Ratio, determined on a Pro Forma Basis as of such date would not exceed either (x) 3.00:1.00 or (y) at the election of Lead Borrower in connection with any Permitted Acquisition or similar Investment permitted hereunder, the Consolidated First Lien Net Leverage Ratio as of the end of the most recently ended Test Period, (B) solely for purposes of Section 10.04(xxvii), in the case of any Permitted Junior Debt consisting of Indebtedness secured by the Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations, the Consolidated Secured Net Leverage Ratio, determined on a Pro Forma Basis as of such date would not exceed either (x) 5.00:1.00 or (y) at the election of Lead Borrower in connection with any Permitted Acquisition or similar Investment permitted hereunder, the Consolidated Secured Net

Leverage Ratio as of the end of the most recently ended Test Period or (C) solely for purposes of Section 10.04(xxvii), in the case of any Permitted Junior Debt consisting of unsecured Indebtedness, the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of such date would not either (x) exceed 5.00:1.00 or (y) at the election of Lead Borrower in connection with any Permitted Acquisition or similar Investment permitted hereunder, the Consolidated Total Net Leverage Ratio as of the end of the most recently ended Test Period or (ii) at the election of Lead Borrower in connection with any Permitted Acquisition or similar Investment permitted hereunder, the Consolidated Fixed Charge Coverage Ratio, determined on a Pro Forma Basis as of such date would not be less than the Consolidated Fixed Charge Coverage Ratio as of the end of the most recently ended Test Period (amounts pursuant to this clause (d), the “Incurrence-Based Incremental Amount” and each of clauses (d)(i)(A), (d)(i)(B), (d)(i)(C) and (d)(ii), an “Incurrence-Based Incremental Facility Test”) (it being understood that (1) the Borrowers may utilize the Incurrence-Based Incremental Amount prior to the Fixed Dollar Incremental Amount and that amounts under each of the Fixed Dollar Incremental Amount and the Incurrence-Based Incremental Amount may be used in a single transaction and (2) any amounts utilized under the Fixed Dollar Incremental Amount shall be reclassified, as Lead Borrower may elect from time to time, as incurred under the Incurrence-Based Incremental Amount if the Borrowers meet any applicable Incurrence-Based Incremental Facility Test at such time on a Pro Forma Basis, and if any applicable Incurrence-Based Incremental Facility Test would be satisfied on a Pro Forma Basis as of the end of any subsequent Test Period after the initial utilization under the Fixed Dollar Incremental Amount, such reclassification shall be deemed to have automatically occurred whether or not elected by Lead Borrower).

“Incremental Equivalent/Refinancing Debt” means Indebtedness permitted by Section 10.04(xxvii) or Section 10.04(xxxi) of this Agreement, as in effect on the Closing Date, or any similar provision of any subsequent Agreement.

“Incremental Term Loan” shall have the meaning provided in Section 2.01(b).

“Incremental Term Loan Amendment” shall mean an amendment to this Agreement among the Borrowers, the Administrative Agent and each Lender or Eligible Transferee providing the Incremental Term Loan Commitments to be established thereby, which amendment shall be not inconsistent with Section 2.15.

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Incremental Term Loan, each date on which Incremental Term Loans are incurred pursuant to Section 2.01(b), which date shall be the date of the effectiveness of the respective Incremental Term Loan Amendment pursuant to which such Incremental Term Loans are to be made.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.15 on a given Incremental Term Loan Borrowing Date, in such amount as agreed to by such Lender in the Incremental Term Loan Amendment delivered pursuant to Section 2.15, as the same may be terminated pursuant to Sections 4.02 and/or 11.

“Incremental Term Loan Commitment Requirements” shall mean, with respect to any provision of an Incremental Term Loan Commitment on a given Incremental Term Loan Borrowing Date, the satisfaction of each of the following conditions: (a) no Event of Default then exists or would result therefrom (provided, that with respect to any Incremental Term Loan Commitment requested with respect to any Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05); (b) the delivery by the relevant Credit Parties of such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Collateral Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments are secured by, and entitled to the benefits of, the relevant Security Documents, and each of the Lenders hereby agrees to, and authorizes the Collateral Agent to enter into, any such technical amendments, modifications or supplements and (c) the delivery by Lead Borrower to the Administrative Agent of an officer’s certificate executed by a Responsible Officer certifying as to compliance with preceding clause (a); it being understood that in no event shall any representations and warranties contained herein and in the other Credit Documents be required to be made or true and correct on any Incremental Term Loan Borrowing Date except to the extent required by the Lenders providing such Incremental Term Loan Commitment.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.15(b).

“Incurrence-Based Incremental Amount” shall have the meaning provided in the definition of the term “Incremental Amount”.

“Incurrence-Based Incremental Facility Test” shall have the meaning provided in the definition of the term “Incremental Amount”.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person (A) for borrowed money or (B) for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn under all letters of credit, bankers’ acceptances and similar obligations issued for the account of such Person and all unpaid drawings in respect of such letters of credit, bankers’ acceptances and similar obligations, (iii) all Indebtedness of the types described in clause (i), (ii), (iv), (v), (vi) or (vii) of this definition secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such Indebtedness, such Indebtedness shall be deemed to be in an amount equal to the lesser of (x) the aggregate unpaid amount of Indebtedness secured by such Lien and (y) the fair market value of the property to which such Lien relates as determined in good faith by such Person), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement, any Treasury Services Agreement or under any similar type of agreement and (vii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include (a) trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (b) earn-outs and other contingent payments in respect of acquisitions except to the extent that the liability on account of any such earn-outs or other contingent payments has become fixed, due and payable for more than 10 Business Days without being paid and is required by U.S. GAAP to be reflected as a liability on the consolidated balance sheet of Lead Borrower and its Restricted Subsidiaries or (c) in the case of Holdings, Lead Borrower and its Restricted Subsidiaries, intercompany loans and advances having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business.

“Indemnified Person” shall have the meaning provided in Section 13.01(a).

“Indemnified Taxes” shall mean all (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of any Credit Party under any Credit Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.

“Independent Assets or Operations” shall mean, with respect to any Parent Company, that such Parent Company’s total assets, revenues, income from continuing operations before income taxes and cash flows from operating activities (excluding in each case amounts related to its investment in Lead Borrower and the Restricted Subsidiaries), determined in accordance with GAAP and as shown on the most recent balance sheet of such Parent Company, is more than 5.00% of such Parent Company’s corresponding consolidated amount.

“Initial Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the Incremental Term Loan Amendment relating thereto; provided that the initial final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Initial Maturity Date for Initial Term Loans” shall mean the date that is seven years after the Closing Date, or if such date is not a Business Day, the next preceding Business Day.

“Initial Public Offering” shall mean the issuance by any Parent Company of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8 or S-4) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act, as amended.

“Initial Term Loan” shall mean the Term Loans made on the Closing Date pursuant to Section 2.01(a).

“Initial Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 2.01 directly below the column entitled “Initial Term Loan Commitment,” as the same may be terminated pursuant to Sections 4.02 and/or 11.

“Initial Tranche” shall have the meaning provided in the definition of the term “Tranche.”

“Intellectual Property” shall have the meaning provided in Section 8.20.

“Intercreditor Agreement” shall mean that certain Intercreditor Agreement in the form of Exhibit L, dated as of the Closing Date, by and among the Collateral Agent and the ABL Collateral Agent, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Interest Determination Date” shall mean, with respect to any LIBO Rate Term Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBO Rate Term Loan.

“Interest Expense” shall mean the aggregate consolidated interest expense (net of interest income) of Lead Borrower and its Restricted Subsidiaries in respect of Indebtedness determined on a consolidated basis in accordance with U.S. GAAP, including amortization or original issue discount on any Indebtedness and amortization of all fees payable in connection with the incurrence of such Indebtedness, including, without limitation, the interest portion of any deferred payment obligation and the interest component of any Capitalized Lease Obligations, and, to the extent not included in such interest expense, any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk, net of interest income and gains on such hedging obligations, and costs of surety bonds in connection with financing activities.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Term Loan, the last day of each March, June, September and December and (b) with respect to any LIBO Rate Term Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Internally Generated Cash” shall mean cash generated from Lead Borrower and its Restricted Subsidiaries’ operations or borrowings under the ABL Credit Agreement, any similar working capital facility permitted under Section 10.04 or any Qualified Securitization Transaction or Receivables Facility permitted under Section 10.04 and not representing (i) the Net Sale Proceeds of any Asset Sale or Net Insurance Proceeds of any Recovery Event of the Lead Borrower or any Restricted Subsidiary, (ii) the proceeds of any issuance of any Equity Interests or any Indebtedness of Lead Borrower or any Restricted Subsidiary (excluding borrowings under the ABL Credit Agreement, any similar working capital facility permitted under Section 10.04 or any Qualified Securitization Transaction or Receivables Facility permitted under Section 10.04) or (iii) any credit received by Lead Borrower or any Restricted Subsidiary with respect to any trade-in of property for substantially similar property or any “like kind exchange” of assets.

“Investments” shall have the meaning provided in Section 10.05.

“ISI” shall have the meaning provided in the recitals hereto.

“ISI Material Adverse Effect” shall have the meaning assigned to the term “ISI Material Adverse Effect” in the Contribution Agreement.

“Junior Representative” shall mean, with respect to any series of Permitted Junior Debt, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Permitted Junior Debt is issued, incurred or otherwise obtained and each of their successors in such capacities.

“Latest Maturity Date” shall mean, at any time, the latest Maturity Date applicable to any Term Loan hereunder at such time, including the latest maturity date of any Incremental Term Loan, Refinancing Term Loan or Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“LCT Election” shall have the meaning provided in Section 1.03.

“LCT Test Date” shall have the meaning provided in Section 1.03.

“Lead Arrangers” shall mean Bank of America, N.A., Deutsche Bank Securities Inc., Credit Suisse Loan Funding LLC, Jefferies Finance LLC, RBC Capital Markets and SunTrust Robinson Humphrey, Inc., in their capacities as joint lead arrangers and/or bookrunners for this Agreement.

“Lead Borrower” shall have the meaning provided in the preamble hereto.

“Lender” shall mean each financial institution listed on Schedule 2.01, as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, 2.15, 2.18 or 13.04(b).

“Lender Creditors” shall mean the Agents, the Lenders and the Indemnified Persons.

“LIBO Rate” shall mean: (a) for any Interest Period, with respect to a LIBO Rate Term Loan, the rate per annum equal to the London Interbank Offered Rate (“LIBOR”) or a comparable or successor rate, as published on the applicable Bloomberg screenpage (or such other commercially available source providing such quotations as may be designated) (the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period; and (b) for any interest calculation with respect to a Base Rate Term Loan on any date, the rate per annum equal to LIBOR, at approximately 11:00 a.m., London time determined two Business Days prior to such date for U.S. Dollar deposits with a term of one month commencing that day; provided that to the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Administrative Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent and consistent with such similar approved rates as applied by the Administrative Agent to similarly situated borrowers in similar circumstances at such time. Notwithstanding any of the foregoing, the LIBO Rate shall not at any time be less than zero (and, if any such rate is below zero, the LIBOR Rate shall be deemed to be zero).

“LIBO Rate Term Loan” shall mean each Term Loan which is designated as a Term Loan bearing interest at the LIBO Rate by Lead Borrower at the time of the incurrence thereof or conversion thereto.

“LIBOR Successor Rate” shall have the meaning assigned to such term in Section 2.16(a).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the discretion of the Administrative Agent in consultation with Lead Borrower, to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines in consultation with Lead Borrower).

“Lien” shall mean any mortgage, pledge, hypothecation, collateral assignment, security deposit arrangement, encumbrance, deemed or statutory trust, security conveyance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, and any lease having substantially the same effect as any of the foregoing).

“Limited Condition Acquisition” shall mean any acquisition (including by way of merger) or similar Investment whose consummation is not conditioned on the availability of, or on obtaining, financing.

“Limited Condition Transaction” shall mean any acquisition (including by way of merger and including any Limited Condition Acquisition) or similar Investment (including the assumption or incurrence of Indebtedness), the making of any Dividend and/or the making of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a).

“Limited Originator Recourse” shall mean a letter of credit, cash collateral account or other such credit enhancement issued in connection with the incurrence of Indebtedness by a Securitization Entity under a Qualified Securitization Transaction, in each case, solely to the extent required to satisfy Standard Securitization Undertakings.

“Loans” shall mean the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Location” of any Person shall mean such Person’s “location” as determined pursuant to Section 9-307 of the UCC of the State of New York.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Management Investor” means any Person who is a member of the board of directors, an officer, an employee or another member of management of Holdings and/or any of its Subsidiaries on the Closing Date, together with (a) any new director whose election by such board of directors or whose nomination for election by the shareholders of Holdings or such Subsidiary, as the case may be, was approved by a vote of a majority of the directors of Holdings or such Subsidiary, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (b) officers, employees and other management personnel of Holdings or such Subsidiary, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of Holdings or such Subsidiary, as the case may be.

“Margin Stock” shall have the meaning provided in Regulation U.

“Market Capitalization” shall mean, with respect to any Parent Company, an amount equal to (i) the total number of issued and outstanding shares of capital stock of such Parent Company on the date of declaration of the relevant dividend multiplied by (ii) the arithmetic mean of the closing prices per share of such shares of capital stock on the New York Stock Exchange (or, if the primary listing of such capital stock is on another exchange, on such other exchange) for the 30 consecutive trading days immediately preceding the date of declaration of such dividend.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, financial condition or results of operations of Lead Borrower and its Restricted Subsidiaries, taken as a whole, (ii) a material and adverse effect on the rights and remedies of the Administrative Agent and Collateral Agent, on behalf of the Lenders, taken as a whole, under the Credit Documents or (iii) a material and adverse effect on the ability of the Credit Parties, taken as a whole, to perform their payment obligations under the Credit Documents.

“Material Real Property” shall mean each parcel of Real Property that is now or hereafter owned in fee by any Credit Party that (together with any other parcels constituting a single site or operating property) has a fair market value (as determined by Lead Borrower in good faith) of greater than $15,000,000.

“Maturity Date” shall mean (a) with respect to any Initial Term Loans that have not been extended pursuant to Section 2.14, the Initial Maturity Date for Initial Term Loans, (b) with respect to any Incremental Term Loans that have not been extended pursuant to Section 2.14, the Initial Incremental Term Loan Maturity Date applicable thereto and (c) with respect to any Tranche of Extended Term Loans, the Extended Term Loan Maturity Date applicable thereto. For the avoidance of doubt, the parties understand that no waiver of any Default, Event of Default or mandatory prepayment shall constitute an extension of the Maturity Date.

“Minimum Borrowing Amount” shall mean $1,000,000.

“Minimum Purchase Condition” shall have the meaning assigned to such term in Section 2.19(b).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, debenture, deed of trust, deed to secure debt or similar security instrument in form and substance reasonably satisfactory to the Administrative Agent, in favor of the Collateral Agent for the benefit of the Secured Creditors, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time.

“Mortgaged Property” shall mean any Material Real Property of Lead Borrower or any of its Restricted Subsidiaries which is required hereunder to be encumbered by a Mortgage.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA and subject to Title IV of ERISA under which Lead Borrower or a Restricted Subsidiary has any obligation or liability, including on account of an ERISA Affiliate.

“Net Debt Proceeds” shall mean, with respect to any incurrence of Indebtedness for borrowed money, an amount in cash equal to the gross cash proceeds received by the respective Person from such incurrence, net of underwriting discounts, commissions, fees and other costs of, and expenses associated with, such incurrence.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, an amount in cash equal to the gross cash proceeds received by the respective Person in connection with such Recovery Event, net of (i) costs of, and expenses associated with, such Recovery Event (including any costs incurred by Lead Borrower or any of its Restricted Subsidiaries in connection with the adjustment, settlement or collection of any claims of Lead Borrower or such Restricted Subsidiary in respect thereof), (ii) any taxes paid or payable as a result of such Recovery Event (including Lead Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Recovery Event, including pursuant to tax sharing arrangements or any tax distributions), (iii) required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were the subject of such Recovery Event or would be in default under the terms thereof as a result of such theft, loss, physical destruction, damage, taking or similar event underlying such Recovery Event and (iv) to the extent such Recovery Event involves any theft, loss, physical destruction, damage, taking or similar event with respect to Investments made after the Closing Date, the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.

“Net Sale Proceeds” shall mean, with respect to any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale), an amount in cash equal to the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such Asset Sale, net of (i) costs of, and expenses associated with, such Asset Sale (including fees and commissions), (ii) any taxes paid or payable as a result of such Asset Sale (including Lead Borrower’s good faith estimate of any incremental income taxes that will be payable as a result of such Asset Sale, including pursuant to tax sharing arrangements or any tax distributions), (iii) payments of unassumed liabilities relating to the assets sold and required payments of any Indebtedness or other obligations (other than the Loans and Indebtedness secured on a pari passu or junior basis to the Loans) which are secured by the assets which were sold or would be in default under the terms thereof as a result of such Asset Sale, (iv) amounts provided as a reserve in accordance with U.S. GAAP against any liabilities under any indemnification obligation or purchase price adjustment associated with such Asset Sale (provided that to the extent and at the time any such amounts are released from such reserve to Lead Borrower or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds), (v) cash escrows from the sale price for such Asset Sale (provided that to the extent and at the time any such amounts are released from escrow to Lead Borrower or any of its Restricted Subsidiaries, such amounts shall constitute Net Sale Proceeds) and (vi) to the extent such Asset Sale involves any disposition of Investments made after the Closing Date, the permissibility of which was contingent upon the utilization of the Available Amount, the portion of the Available Amount so utilized in connection with such initial Investment.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall mean each Term Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06(a).

“Notice Office” shall mean the office of the Administrative Agent set forth in Schedule 13.03, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligations” shall mean (i) all now existing or hereafter arising debts, obligations, covenants, and duties of payment or performance of every kind, matured or unmatured, direct or contingent, owing, arising, due, or payable to any Lender, Agent or Indemnified Person, by any Credit Party and arising out of this Agreement or any other Credit Document, including, without limitation, all obligations to repay principal or interest on the Term Loans, and to pay interest, fees, costs, charges, expenses, professional fees, and all sums chargeable to any Credit Party or for which any Credit Party is liable as indemnitor under the Credit Documents, whether or not evidenced by any note or other instrument (in each case, including interest, fees and other amounts accruing during any proceeding under any Debtor Relief Laws, regardless of whether allowed or allowable in such proceeding) and (ii) liabilities and indebtedness of Lead Borrower or any of its Restricted Subsidiaries owing under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement (with respect to any Subsidiary Guarantor, other than any Excluded Swap Obligation of such Subsidiary Guarantor) entered into by Lead Borrower or any of its Restricted Subsidiaries, whether now in existence or hereafter arising. Notwithstanding anything to the contrary contained above, (x) obligations of any Credit Party or Restricted Subsidiary under any Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement shall be secured and guaranteed pursuant to the Credit Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed and (y) any release of Collateral or Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement.

“OFAC” shall mean the U.S. Treasury Department Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any Sale-Leaseback Transactions that do not create a liability on the balance sheet of such Person, (iii) any obligation under a Synthetic Lease or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the balance sheet of such Person.

“Open Market Purchase” shall have the meaning provided in Section 2.20(a).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity agreements or other similar arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or property Taxes or similar Taxes arising from any payment made under, from the execution, delivery, registration, performance or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document except any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13) that are imposed as a result of any present or former connection between the relevant Lender and the jurisdiction imposing such Tax (other than a connection arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Term Loan or Credit Document).

“Parent Company” shall mean any direct or indirect parent company of Lead Borrower (other than a Sponsor).

“Pari Passu Intercreditor Agreement” shall mean an intercreditor agreement among the Administrative Agent, the Collateral Agent and one or more Pari Passu Representatives for holders of Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof) providing that, inter alia, the Liens on the Collateral in favor of the Collateral Agent (for the benefit of the Secured Creditors) shall be pari passu with such Liens in favor of the Pari Passu Representatives (for the benefit of the holders of Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof)), as such intercreditor agreement may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof. The Pari Passu Intercreditor Agreement shall be in a form customary at such time for transactions of the type contemplated thereby and otherwise reasonably satisfactory to the Administrative Agent and Lead Borrower.

“Pari Passu Representative” shall mean, with respect to any series of Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof), the trustee, collateral agent, security agent or similar agent under the indenture or other agreement pursuant to which such Permitted Pari Passu Notes (or Permitted Refinancing Indebtedness in respect thereof) are issued and each of their successors in such capacities.

“Participant” shall have the meaning provided in Section 13.04(c).

“Participant Register” shall have the meaning provided in Section 13.04(c).

“Participating Member State” means any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Patent Security Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Patriot Act” shall have the meaning provided in Section 13.16.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Perfection Certificate” shall have the meaning assigned to such term in the Security Agreement.

“Permitted Acquisition” shall mean the acquisition by Lead Borrower or any of its Restricted Subsidiaries of an Acquired Entity or Business; provided that (i) the Acquired Entity or Business acquired is in a business permitted by Section 10.09 and (ii) all applicable requirements of Section 9.14 are satisfied.

“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the mortgage title insurance policy delivered with respect thereto, all of which exceptions must be reasonably acceptable to the Administrative Agent in its reasonable discretion.

“Permitted Holders” shall mean (i) any Sponsor or Management Investor, (ii) any Related Party of any of the foregoing and (iii) any “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that in the case of such “group” and without giving effect to the existence of such “group” or any other “group,” such Persons specified in clauses (i) or (ii) above, collectively, have beneficial ownership, directly or indirectly, of more than 50% of the total voting power of the voting stock of Lead Borrower or any of its direct or indirect parent entities held by such “group”.

“Permitted Investment” shall have the meaning provided in Section 10.05.

“Permitted Junior Debt” shall mean any Permitted Junior Notes and any Permitted Junior Loans.

“Permitted Junior Debt Documents” shall mean any Permitted Junior Notes Documents and any Permitted Junior Loan Documents.

“Permitted Junior Loan Documents” shall mean, after the execution and delivery thereof, each agreement, document or instrument relating to the incurrence of Permitted Junior Loans, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Loans” shall mean any Indebtedness of Lead Borrower or any Restricted Subsidiary in the form of unsecured or secured loans; provided that (i) except as provided in clause (v) below, no such Indebtedness, to the extent incurred or guaranteed by any Credit Party, shall be secured by any asset of Lead Borrower or any of its Subsidiaries, (ii) no such Indebtedness, to the extent incurred or guaranteed by any Credit Party, shall be guaranteed by any Person other than Holdings, a Borrower or any Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity (excluding for this purpose, interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause), in either case prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred (other than any payment that is intended to prevent any Permitted Junior Loan from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code), (iv) any “asset sale” mandatory prepayment provisions included in the agreement governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Lead Borrower or the respective Subsidiary from repaying obligations under this Agreement before prepaying or offering to prepay such Indebtedness, (v) in the case of any such Indebtedness incurred by a Credit Party that is secured (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Credit Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, the Additional Intercreditor Agreement, and (vi) to the extent incurred by any Credit Party, the covenants and events of default, taken as a whole, shall not be materially more favorable to the lenders providing such Permitted Junior Loans than the related provisions contained in this Agreement; provided that (x) any such terms may be materially more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred, and (y) in the event that any agreement evidencing such Indebtedness contains financial maintenance covenants that are effective prior to the Latest Maturity Date as of the date such Indebtedness was incurred, the Borrowers shall have offered in good faith to enter into an amendment to this Agreement to add any such financial covenants as are not then contained in this Agreement (provided that a certificate of a Responsible Officer of Lead Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vi), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Lead Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes” shall mean any Indebtedness of Lead Borrower or any Restricted Subsidiary evidenced by a note security and incurred pursuant to one or more issuances of such notes; provided that (i) except as provided in clause (vii) below, no such Indebtedness, to the extent incurred or guaranteed by any Credit Party, shall be secured by any asset of Lead Borrower or any of its Subsidiaries, (ii) no such Indebtedness, to the extent incurred or guaranteed by any Credit Party, shall be guaranteed by any Person other than Holdings, a Borrower or any Subsidiary Guarantor, (iii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case, prior to the date occurring ninety-one (91) days following the Latest Maturity Date as of the date such Indebtedness was incurred, (iv) any “asset sale” offer to purchase covenant included in the indenture governing such Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Lead Borrower or the respective Subsidiary from repaying obligations under this Agreement before offering to purchase such Indebtedness, (v) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (vi) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (vii) in the case of any such Indebtedness incurred by a Credit Party that is secured, (a) such Indebtedness is secured only by assets comprising Collateral on a junior-lien basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of Lead Borrower or any of its Subsidiaries other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same as the Security Documents (with such differences as are necessary to reflect the differing lien priorities or as otherwise reasonably satisfactory to the Collateral Agent) and (c) a Junior Representative acting on behalf of the holders of such Indebtedness shall have become party to the Additional Intercreditor Agreement; provided that if such Indebtedness is the initial incurrence of Permitted Junior Debt that is secured by assets of any Credit Party, then the Administrative Agent, the Collateral Agent and the Junior Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, the Additional Intercreditor Agreement and (viii) to the extent incurred by any Credit Party, the covenants and events of default, taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Junior Notes than the related provisions contained in this Agreement; provided that any such terms may be materially more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of Lead Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (viii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Lead Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Junior Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Junior Notes Indenture, and the Permitted Junior Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Junior Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Junior Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Liens” shall have the meaning provided in Section 10.01.

“Permitted Notes” shall mean and include (i) any Permitted Junior Notes and (ii) any Permitted Pari Passu Notes.

“Permitted Pari Passu Notes” shall mean any Indebtedness of Lead Borrower or any Restricted Subsidiary in the form of notes and incurred pursuant to one or more issuances of such notes; provided that (i) no such Indebtedness, to the extent incurred or guaranteed by any Credit Party, shall be guaranteed by any Person other than Holdings, a Borrower or a Subsidiary Guarantor, (ii) no such Indebtedness shall be subject to scheduled amortization or have a final stated maturity, in either case prior to the Latest Maturity Date as of the date such Indebtedness was incurred, (iii) any “asset sale” offer to purchase covenant included in the indenture governing such

Indebtedness, to the extent incurred by any Credit Party, shall not prohibit Lead Borrower or the respective Subsidiary from repaying obligations under this Agreement on at least a pro rata basis with such Indebtedness from asset sale proceeds, (iv) the indenture governing such Indebtedness shall not include any financial maintenance covenants, (v) the “default to other indebtedness” event of default contained in the indenture governing such Indebtedness shall provide for a “cross-acceleration” or a “cross-acceleration” and “cross-payment default” rather than a “cross-default,” (vi) (a) such Indebtedness is secured only by assets comprising Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations of the Credit Parties, and not secured by any property or assets of any Credit Party other than the Collateral, (b) the security agreements relating to such Indebtedness are substantially the same in all material respects as the Security Documents (or with such differences as are reasonably satisfactory to the Collateral Agent) and (c) a Pari Passu Representative acting on behalf of the holders of such Indebtedness shall have become party to the Pari Passu Intercreditor Agreement; provided that if such Indebtedness is the initial issue of Permitted Pari Passu Notes by a Credit Party, then the Administrative Agent, the Collateral Agent and the Pari Passu Representative for such Indebtedness shall have executed and delivered, and each Credit Party shall have acknowledged, the Pari Passu Intercreditor Agreement and (vii) the covenants and events of defaults, taken as a whole, contained in the indenture governing such Indebtedness shall not be materially more favorable to the holders of such Permitted Pari Passu Notes than the related provisions contained in this Agreement; provided that any such terms may be materially more favorable to the extent they take effect after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a Responsible Officer of Lead Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in the foregoing clause (vii), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Lead Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

“Permitted Pari Passu Notes Documents” shall mean, after the execution and delivery thereof, each Permitted Pari Passu Notes Indenture and the Permitted Pari Passu Notes, in each case as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Pari Passu Notes Indenture” shall mean any indenture or similar agreement entered into in connection with the issuance of Permitted Pari Passu Notes, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Permitted Refinancing Indebtedness” shall mean Indebtedness incurred by Lead Borrower or any Restricted Subsidiary which serves to extend, replace, refund, refinance, renew or defease (“Refinance”) any Indebtedness, including any previously issued Permitted Refinancing Indebtedness, so long as:

(1) the principal amount of such new Indebtedness does not exceed (a) the principal amount of Indebtedness (including any unused commitments therefor that are able to be drawn at such time) being so extended, replaced, refunded, refinanced, renewed or defeased (such Indebtedness, the “Refinanced Debt”), plus (b) any accrued and unpaid interest and fees on such Refinanced Debt, plus (c) the amount of any tender or redemption premium paid thereon or any penalty or premium required to be paid under the terms of the instrument or documents governing such Refinanced Debt and any costs, fees and expenses incurred in connection with the issuance of such new Indebtedness and the Refinancing of such Refinanced Debt;

(2) such Permitted Refinancing Indebtedness (excluding for this purpose, interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the requirements of this clause) has a:

(a) Weighted Average Life to Maturity at the time such Permitted Refinancing Indebtedness is incurred that is not less than the remaining Weighted Average Life to Maturity of the applicable Refinanced Debt; and

(b) final scheduled maturity date equal to or later than the final scheduled maturity date of the Refinanced Debt (or, if earlier, the date that is 91 days after the Latest Maturity Date as of the date such Indebtedness was incurred);

(3) to the extent such Permitted Refinancing Indebtedness Refinances Indebtedness that is (a) expressly subordinated in right of payment to the Obligations (other than Indebtedness assumed or acquired in an acquisition and not created in contemplation thereof), such Permitted Refinancing Indebtedness is subordinated to the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the subordination terms applicable to the Refinanced Debt, (b) secured by Liens that are subordinated to the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Lien subordination terms applicable to the Refinanced Debt or (c) secured by Liens that are pari passu with the Liens securing the Obligations, such Permitted Refinancing Indebtedness is (i) unsecured or (ii) secured by Liens that are pari passu or subordinated to the Liens that secure the Obligations on terms that are, taken as a whole, not materially less favorable to the Lenders than the Collateral sharing provisions applicable to the Refinanced Debt; and

(4) subject to Section 10.01(vi), such Permitted Refinancing Indebtedness shall not be secured by any assets or property of Lead Borrower or any Restricted Subsidiary that does not secure the Refinanced Debt being Refinanced (plus improvements and accessions thereon and proceeds in respect thereof);

provided that (a) Permitted Refinancing Indebtedness will not include Indebtedness of a Restricted Subsidiary that is not a Borrower or a Subsidiary Guarantor that refinances Indebtedness of a Borrower or a Subsidiary Guarantor, and (b) clause (2) of this definition will not apply to any Refinancing of any Indebtedness under clause (iii) or (v) of Section 10.04.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any pension plan as defined in Section 3(2) of ERISA other than a Foreign Pension Plan or a Multiemployer Plan, which is maintained or contributed to by (or to which there is an obligation to contribute of) Lead Borrower or a Restricted Subsidiary or with respect to which Lead Borrower or a Restricted Subsidiary has, or may have, any liability, including, for greater certainty, liability arising from an ERISA Affiliate.

“Plan of Reorganization” shall have the meaning provided in Section 13.04(j)(ii).

“Platform” shall mean Debt Domain, Intralinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system.

“Pledged Collateral” shall have the meaning assigned to such term in the Security Agreement.

“Pounds Sterling” means lawful currency of the United Kingdom.

“Prime Rate” shall mean the rate publicly announced from time to time by the Administrative Agent as its “prime rate,” such “prime rate” to change when and as such prime lending rate changes. The Prime Rate is set by the Administrative Agent based upon various factors including Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” shall mean, with respect to the calculation of any test, financial ratio, basket or covenant under this Agreement, including the Consolidated First Lien Net Leverage Ratio, the Consolidated Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio and the Consolidated Total Net Leverage Ratio and the calculation of Consolidated Total Assets, of any Person and its Restricted Subsidiaries, as of any date, that pro forma effect will be given to the Transaction, any acquisition, merger, consolidation, Investment, any issuance, incurrence, assumption or repayment or redemption of Indebtedness (including Indebtedness issued, incurred or assumed or repaid or redeemed as a result of, or to finance, any relevant transaction and for which any such test, financial ratio, basket or covenant is being calculated) (but excluding the identifiable proceeds of any Indebtedness being incurred substantially simultaneously therewith or as part of the same transaction or series of related transactions for purposes of netting cash to calculate the applicable ratio), any issuance or redemption of preferred stock, all sales, transfers and other dispositions or discontinuance of any Subsidiary, line of business, division, segment or operating unit, any operational change (including the entry into any material contract or arrangement) or any designation of a Restricted Subsidiary to an Unrestricted Subsidiary or of an Unrestricted Subsidiary to a Restricted Subsidiary, in each case that have occurred during the four consecutive fiscal quarter period of such Person being used to calculate such test, financial ratio, basket or covenant (the “Reference Period”), or subsequent to the end of the Reference Period but prior to such date or prior to or simultaneously with the event for which a determination under this definition is made (including any such event occurring at a Person who became a Restricted Subsidiary of the subject Person or was merged or consolidated with or into the subject Person or any other Restricted Subsidiary of the subject Person after the commencement of the Reference Period), as if each such event occurred on the first day of the Reference Period.

For purposes of making any computation referred to above:

(1) if any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date for which a determination under this definition is made had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreements or Other Hedging Agreements applicable to such Indebtedness);

(2) interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Lead Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with U.S. GAAP;

(3) interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as Lead Borrower may designate; and

(4) interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period.

Any pro forma calculation may include, without limitation, adjustments calculated in accordance with Regulation S-X under the Securities Act; provided that any such adjustments, other than Specified Permitted Adjustments, that consist of reductions in costs and other operating improvements or synergies (whether added pursuant to this definition, the definition of “Pro Forma Cost Savings” or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall be calculated in accordance with, and satisfy the requirements specified in, the definition of “Pro Forma Cost Savings.”

“Pro Forma Cost Savings” shall mean, without duplication of any amounts referenced in the definition of “Pro Forma Basis,” an amount equal to the amount of cost savings, operating expense reductions, operating improvements (including the entry into any material contract or arrangement) and acquisition synergies, in each case, projected in good faith to be realized (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken on or prior to, or to be taken by Lead Borrower (or any successor thereto) or any Restricted Subsidiary within 24 months of, the date of such pro forma calculation, net of the amount of actual benefits realized or expected to be realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such action; provided that (a) such cost savings, operating expense reductions, operating improvements and synergies are factually supportable and reasonably identifiable (as determined in good faith by a responsible financial or accounting officer, in his or her capacity as such and not in his or her personal capacity, of Lead Borrower (or any successor thereto)) and are reasonably anticipated to be realized within 24 months after the date of such pro forma calculation and (b) no cost savings, operating expense reductions, operating improvements and synergies shall be added pursuant to this definition to the extent duplicative of any expenses or charges otherwise added to Consolidated Net Income or Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period; provided, further, that the aggregate amount added in respect of the foregoing proviso (or otherwise added to Consolidated Net Income or Consolidated EBITDA) shall no longer be permitted to be added back to the extent the cost savings, operating expense reductions, operating improvements and synergies have not been achieved within 24 months of the action or event giving rise to such cost savings, operating expense reductions, operating improvements and synergies.

“Projections” shall mean the detailed projected consolidated financial statements of Lead Borrower and its Subsidiaries (after giving effect to the Transaction) delivered to the Administrative Agent on or prior to the Closing Date.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public-Sider” shall mean a Lender whose representatives may trade in securities of Lead Borrower or its controlling person or any of its Subsidiaries while in possession of the financial statements provided by Lead Borrower under the terms of this Agreement.

“Qualified Preferred Stock” shall mean any preferred capital stock of Holdings or Lead Borrower so long as the terms of any such preferred capital stock (x) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision prior to the 91st day after the Latest Maturity Date as of the date such Qualified Preferred Stock was issued other than (i) provisions requiring payment solely (or with provisions permitting Holdings or Lead Borrower, as applicable, to opt to make payment solely) in the form of common Equity Interests, Qualified Preferred Stock of Holdings or Lead Borrower or cash in lieu of fractional shares, as applicable, or any Equity Interests of any direct or indirect Parent Company of Holdings or Lead Borrower, as applicable, (ii) provisions requiring payment solely as a result of a change of control or asset sale, so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale are subject to the payment in full of all Obligations in cash (other than unasserted contingent indemnification obligations) or such payment is otherwise permitted by this Agreement (including as a result of a waiver or amendment hereunder) and (iii) with respect to preferred capital stock issued to any plan for the benefit of employees of Holdings or Lead Borrower, as applicable, or its Subsidiaries or by any such plan to such employees, provisions requiring the repurchase thereof in order to satisfy applicable statutory or regulatory obligations and (y) give Holdings or Lead Borrower the option to elect to pay such dividends or distributions on a non-cash basis or otherwise do not require the cash payment of dividends or distributions at any time that such cash payment is not permitted under this Agreement or would result in an Event of Default hereunder.

“Qualified Securitization Transaction” shall mean any Securitization Transaction of a Securitization Entity that meets the following conditions:

(1) the board of directors of Lead Borrower or the applicable Restricted Subsidiary shall have determined in good faith that such Qualified Securitization Transaction (including financing terms, covenants, termination events or other provisions) is in the aggregate economically fair and reasonable to Lead Borrower or the applicable Restricted Subsidiary;

(2) all sales of accounts receivable and related assets to the Securitization Entity are made at fair market value (as determined in good faith by Lead Borrower or the applicable Restricted Subsidiary) and may include Standard Securitization Undertakings; and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by Lead Borrower) and may include Standard Securitization Undertakings and Limited Originator Recourse.

Notwithstanding anything to the contrary, the grant of a security interest in any accounts receivable of any Credit Party to secure Indebtedness or other obligations under this Agreement or the ABL Credit Agreement shall not be deemed a Qualified Securitization Transaction.

“Real Property” of any Person shall mean, collectively, the right, title and interest of such Person (including any leasehold, mineral or other estate) in and to any and all land, improvements and fixtures owned, leased or operated by such Person, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Receivables Assets” means (a) any accounts receivable and the proceeds thereof owed to a Borrower or a Restricted Subsidiary subject to a Receivables Facility and (b) all collateral securing such accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such accounts receivable, all records with respect to such accounts receivable and any other assets customarily transferred together with accounts receivable in connection with an accounts receivable factoring arrangement and which are, in each case, sold, conveyed, assigned or otherwise transferred or pledged by a Borrower or a Restricted Subsidiary to a commercial bank in connection with a Receivables Facility.

“Receivables Facility” means an agreement between Lead Borrower or a Restricted Subsidiary and a commercial bank that is entered into at the request of a customer of Lead Borrower or a Restricted Subsidiary, pursuant to which (a) Lead Borrower or such Restricted Subsidiary, as applicable, agrees to sell to such commercial bank accounts receivable owing by such customer, together with Receivables Assets related thereto, at a maximum discount, for each such account receivable, not to exceed 5.0% of the face value thereof, and (b) the obligations of Lead Borrower or such Restricted Subsidiary, as applicable, thereunder are non-recourse (except for Securitization Repurchase Obligations) to Lead Borrower and such Restricted Subsidiary.

“Recovery Event” shall mean the receipt by Lead Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or cash condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Lead Borrower or any of its Restricted Subsidiaries (but not by reason of any loss of revenues or interruption of business or operations caused thereby) and (ii) under any policy of insurance required to be maintained under Section 9.03, in each case to the extent such proceeds or awards do not constitute reimbursement or compensation for amounts previously paid by Lead Borrower or any of its Restricted Subsidiaries in respect of any such event.

“Reference Period” shall have the meaning provided in the definition of the term “Pro Forma Basis.”

“Refinanced Debt” shall have the meaning provided in the definition of the term “Permitted Refinancing Indebtedness.”

“Refinancing Effective Date” shall have the meaning specified in Section 2.18(a).

“Refinancing Note Documents” shall mean the Refinancing Notes, the Refinancing Notes Indenture and all other documents executed and delivered with respect to the Refinancing Notes or Refinancing Notes Indenture, as the same may be amended, amended and restated, modified, supplemented, extended or renewed from time to time in accordance with the terms hereof and thereof.

“Refinancing Notes” shall mean Permitted Junior Debt or Permitted Pari Passu Notes (or Indebtedness that would constitute Permitted Junior Debt or Permitted Pari Passu Notes except as a result of a failure to comply with any maturity or amortization requirement applicable thereto), in each case, that constitute Permitted Refinancing Indebtedness in respect of any Term Loans.

“Refinancing Notes Indenture” shall mean the indenture entered into with respect to the Refinancing Notes and pursuant to which same shall be issued.

“Refinancing Term Loan Amendment” shall have the meaning specified in Section 2.18(c).

“Refinancing Term Loan Commitments” shall mean one or more commitments hereunder to provide a new Tranche of Refinancing Term Loans or Refinancing Term Loans under an existing Tranche of Term Loans.

“Refinancing Term Loan Lender” shall have the meaning specified in Section 2.18(b).

“Refinancing Term Loan Series” shall have the meaning specified in Section 2.18(b).

“Refinancing Term Loans” shall have the meaning specified in Section 2.18(a).

“Register” shall have the meaning provided in Section 13.04(b)(iv).

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Rejection Notice” shall have the meaning assigned to such term in Section 5.02(k).

“Related Party” shall mean (a) with respect to Platinum Equity Advisors, LLC, (i) any investment fund controlled by or under common control with Platinum Equity Advisors, LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (a)(i); (b) with respect to Littlejohn & Co., LLC, (i) any investment fund controlled by or under common control with Littlejohn & Co., LLC, any officer or director of the foregoing persons, or any entity controlled by any of the foregoing persons and (ii) any spouse or lineal descendant (including by adoption or stepchildren) of the officers and directors referred to in clause (b)(i); (c) with respect to any Management Investor, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such Management Investor and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are such Management Investor, any of the persons described in clause (c)(i) above or any combination of these identified relationships; (d) with respect to any officer of Lead Borrower or its Subsidiaries, (i) any spouse or lineal descendant (including by adoption and stepchildren) of such officer and (ii) any trust, corporation or partnership or other entity, in each case to the extent not an operating company, of which an 80% or more controlling interest is held by the beneficiaries, stockholders, partners or owners who are such officer, any of the persons described in clause (d)(i) above or any combination of these identified relationships and (e) with respect to any Agent, such Agent’s Affiliates and the respective directors, officers, employees, agents and advisors of such Agent and such Agent’s Affiliates.

“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, of any Hazardous Material into, through or upon the Environment or within, from or into any building, structure, facility or fixture.

“Relevant Public Company” shall mean the Parent Company that is the registrant with respect to an Initial Public Offering.

“Replaced Lender” shall have the meaning provided in Section 2.13.

“Replacement Lender” shall have the meaning provided in Section 2.13.

“Repricing Transaction” shall mean (1) the incurrence by Lead Borrower or any of its Restricted Subsidiaries of any Indebtedness in the form of syndicated term loans secured by the Collateral on a pari passu basis relative to the Liens on such Collateral securing the Obligations (including, without limitation, any new or additional term loans under this Agreement (including Refinancing Term Loans), whether incurred directly or by way of the conversion of Initial Term Loans into a new tranche of replacement term loans under this Agreement) (i) having an Effective Yield that is less than the Effective Yield for Initial Term Loans, (ii) the proceeds of which are used to prepay (or, in the case of a conversion, deemed to prepay or replace), in whole or in part, outstanding principal of Initial Term Loans or (2) an amendment to this Agreement resulting in an effective reduction in the Applicable Margin for Initial Term Loans (with such determination to be made in the reasonable judgment of the Administrative Agent, consistent with generally accepted financial practices), in each case, to the extent the primary purpose of such incurrence or amendment is to reduce the Effective Yield applicable to the Initial Term Loans; provided that any prepayment, replacement or amendment in connection with a Change of Control, Initial Public Offering or acquisition or Investment not permitted by this Agreement or permitted but with respect to which Lead Borrower has determined in good faith that this Agreement will not provide sufficient flexibility for the operation of the combined business following consummation thereof shall not constitute a Repricing Transaction.

“Required Lenders” shall mean Non-Defaulting Lenders, the sum of whose outstanding principal of Term Loans as of any date of determination represents greater than 50% of the sum of all outstanding principal of Term Loans of Non-Defaulting Lenders at such time.

“Requirement of Law” or “Requirements of Law” shall mean, with respect to any Person, any statute, law, treaty, rule, regulation, order, official administrative pronouncement, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, its chief financial officer, chief executive officer, chief administrative officer, president, or any vice president, managing director, treasurer or assistant treasurer, controller, secretary or assistant secretary, or other officer of such Person having substantially the same authority and responsibility and, solely for purposes of notices given pursuant to Section 2, any other officer or employee of the applicable Credit Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Credit Party designated in or pursuant to an agreement between the applicable Credit Party and the Administrative Agent; provided that, with respect to compliance with financial covenants, “Responsible Officer” shall mean the chief financial officer, treasurer or controller of Lead Borrower, or any other officer of Lead Borrower having substantially the same authority and responsibility; provided, further, that, with respect to Section 9.01(f), “Responsible Officer” shall mean the chief financial officer, chief executive officer, chief administrative officer or president, or any other officer of Lead Borrower having substantially the same authority and responsibility.

“Restricted Subsidiary” shall mean each Subsidiary of Lead Borrower other than any Unrestricted Subsidiary. Each Subsidiary of Lead Borrower that is a Borrower shall constitute a Restricted Subsidiary.

“Retained ECF Percentage” shall mean, with respect to any Excess Cash Flow Payment Period (a) 100% minus (b) the Applicable ECF Prepayment Percentage with respect to such Excess Cash Flow Payment Period.

“Retained Excess Cash Flow Amount” shall mean with respect to any Excess Cash Flow Payment Period, an amount (which shall not be less than zero) equal to the Retained ECF Percentage multiplied by Excess Cash Flow for such Excess Cash Flow Payment Period.

“Returns” shall have the meaning provided in Section 8.09.

“S&P” shall mean S&P Global Ratings, a division of S&P Global Inc., and any successor owner of such division.

“Sale-Leaseback Transaction” shall mean any arrangements with any Person providing for the leasing by Lead Borrower or any of its Restricted Subsidiaries of real or personal property which has been or is to be sold or transferred by Lead Borrower or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person in connection therewith.

“Sanctioned Country” shall mean a country, region or territory that at any time is the subject or target of any comprehensive territorial Sanctions (as of the Closing Date, the Crimea region of the Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clause (a) or (b).

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Repayment” shall have the meaning provided in Section 5.02(a).

“Scheduled Repayment Date” shall have the meaning provided in Section 5.02(a).

“Scheduled Unavailability Date” shall have the meaning provided in Section 2.16(a).

“SEC” shall have the meaning provided in Section 9.01(g).

“Section 9.01 Financials” shall mean the annual and quarterly financial statements required to be delivered pursuant to Sections 9.01(a) and (b).

“Secured Creditors” shall have the meaning assigned that term in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Securitization Assets” shall mean (a) the accounts receivable subject to a Securitization Transaction and the proceeds thereof and (b) all collateral securing such accounts receivable, all contracts and contract rights, guaranties or other obligations in respect of such accounts receivable, lockbox accounts and records with respect to such accounts receivable and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts receivable in a securitization financing and which in the case of clause (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by Lead Borrower or any Restricted Subsidiary in connection with a Qualified Securitization Transaction.

“Securitization Entity” shall mean a Wholly-Owned Restricted Subsidiary (or another Person formed for the purposes of engaging in a Qualified Securitization Transaction with Lead Borrower in which Lead Borrower or any Restricted Subsidiary makes an Investment and to which Lead Borrower or any Restricted Subsidiary transfers Securitization Assets) that is designated by the board of directors of Lead Borrower (as provided below) as a Securitization Entity and engages in no activities other than in connection with the financing of Securitization Assets and:

(1) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (a) is guaranteed by Lead Borrower or any of its Subsidiaries (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to

Standard Securitization Undertakings or Limited Originator Recourse), (b) is recourse to or obligates Lead Borrower or any of its Subsidiaries (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse or (c) subjects any asset of Lead Borrower or any of its Subsidiaries (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings or Limited Originator Recourse;

(2) with which neither Lead Borrower nor any of its Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms not materially less favorable to Lead Borrower or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Lead Borrower; and

(3) to which neither Lead Borrower nor any of its Subsidiaries has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

“Securitization Fees” shall mean distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees and expenses (including reasonable fees and expenses of legal counsel) paid to a Person that is not a Securitization Entity in connection with any Qualified Securitization Transaction or a Receivables Facility.

“Securitization Repurchase Obligation” shall mean any obligation of a seller of receivables in a Qualified Securitization Transaction or a Receivables Facility, as applicable, to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Securitization Transaction” shall mean any transaction or series of transactions that may be entered into by Lead Borrower, any of its Restricted Subsidiaries or a Securitization Entity pursuant to which Lead Borrower, such Restricted Subsidiary or such Securitization Entity may sell, convey or otherwise transfer to, or grant a security interest in for the benefit of, (1) a Securitization Entity, Lead Borrower or any of its Restricted Subsidiaries which subsequently transfers to a Securitization Entity (in the case of a transfer by Lead Borrower or such Restricted Subsidiary) and (2) any other Person (in the case of transfer by a Securitization Entity), any accounts receivable (whether now existing or arising or acquired in the future) of Lead Borrower or any of its Restricted Subsidiaries which arose in the ordinary course of business of Lead Borrower or such Restricted Subsidiary, and any assets related thereto, including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Security Agreement” shall have the meaning provided in Section 6.09.

“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document.

“Similar Business” shall mean any business and any services, activities or businesses (including technologies) incidental, or reasonably related or similar to, or complementary or corollary to any line of business engaged in by Lead Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

“Solvent” and “Solvency” shall mean, with respect to any Person on any date of determination, that on such date (i) the fair value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (ii) the present fair saleable value of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries, on a consolidated basis (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability); (iii) such Person and its Subsidiaries, on a consolidated basis, are able to pay their debts and liabilities (including, without limitation, contingent and subordinated liabilities) as they become absolute and mature in the ordinary course of business on their respective stated maturities and are otherwise “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances; and (iv) such Person and its Subsidiaries on a consolidated basis have, and will have, adequate capital with which to conduct the business they are presently conducting and reasonably anticipate conducting.

“Specified Permitted Adjustments” shall mean all adjustments identified in the calculation of “Adjusted EBITDA” as set forth in the Adjusted EBITDA Reconciliations in the confidential information memorandum for the Initial Term Loans to the extent such adjustments, without duplication, continue to be applicable to the reference period (it being understood that such adjustments shall be calculated net of the amount of actual benefits realized or expected to be realized during such reference period that are otherwise included in the calculation of Consolidated EBITDA).

“Specified Representations” shall mean the representations and warranties of the Credit Parties set forth in Sections 8.02, 8.03(iii) (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence of such Tranche of Term Loans in the case of the Borrowers, the provision of the applicable Guaranty in the case of each Guarantor and the grant of the Liens in the Collateral to the Collateral Agent for the benefit of the Secured Creditors in the case of all Credit Parties), 8.05(b), 8.08(c) (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.08(d) (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof), 8.11 (subject to the limitations set forth in the proviso to Section 6.09), 8.15 (in the case of any Tranche of Term Loans with respect to which such Specified Representations are made, limited to the incurrence and use of proceeds thereof and solely with respect to Patriot Act, OFAC, FCPA, Sanctions and other anti-terrorism, anti-money laundering and Anti-Corruption Laws) and 8.16.

“Sponsor” shall mean Platinum Equity Advisors, LLC and its Affiliates (excluding any operating portfolio company thereof) and Littlejohn & Co., LLC and its Affiliates (excluding any operating portfolio company thereof).

“Sponsor Affiliate” shall mean the collective reference to any entities (other than a portfolio company) controlled directly or indirectly by a Sponsor.

“Standard Securitization Undertakings” shall mean representations, warranties, covenants, indemnities and guarantees of performance entered into by Lead Borrower or any of its Subsidiaries which Lead Borrower has determined in good faith to be customary in a Securitization Transaction including, without limitation, those relating to the servicing of the assets of a Securitization Entity, it being understood that any Securitization Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Subordinated Indebtedness” shall mean any Indebtedness that is expressly subordinated in right of payment to the Obligations.

“Subsequent Transaction” shall have the meaning provided in Section 1.03.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% Equity Interest at the time.

“Subsidiary Guarantor” shall mean each Restricted Subsidiary that is not a Borrower in existence on the Closing Date (after giving effect to the Transaction) other than any Excluded Subsidiary, as well as each Restricted Subsidiary that is not a Borrower established, created or acquired after the Closing Date, in each case, which becomes a party to the Guaranty Agreement in accordance with the requirements of this Agreement or the provisions of the Guaranty Agreement.

“Supermajority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the percentage “50%” contained therein were changed to “66-2/3%.”

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Swap Termination Value” shall mean, in respect of any one or more Interest Rate Protection Agreements or Other Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Interest Rate Protection Agreement or Other Hedging Agreement, (a) for any date on or after the date such Interest Rate Protection Agreement or Other Hedging Agreement has been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) of such Interest Rate Protection Agreement or Other Hedging Agreement, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Interest Rate Protection Agreements or Other Hedging Agreements.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Target Person” shall have the meaning provided in Section 10.05.

“Tax Group” shall have the meaning provided in Section 10.03(vi)(B).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, assessments, withholdings or any similar charges, fees or liabilities imposed by any Governmental Authority, including interest, penalties and additions to tax with respect thereto.

“Term Loan Commitment” shall mean, for each Lender, its Initial Term Loan Commitment, its Refinancing Term Loan Commitment or its Incremental Term Loan Commitment.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches at such time.

“Term Loans” shall mean the Initial Term Loans, each Incremental Term Loan, each Refinancing Term Loan and each Extended Term Loan.

“Term Note” shall have the meaning provided in Section 2.05(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of Lead Borrower (in each case taken as one accounting period) for which Section 9.01 Financials have been (or were required to be) delivered or are otherwise internally available; provided that, until the first such Section 9.01 Financials are (or are required to be) delivered hereunder or are otherwise internally available, “Test Period” shall mean the four consecutive fiscal quarters of Lead Borrower ending as of the most recent fiscal quarter end for which financial statements have been delivered pursuant to Section 6.11.

“Threshold Amount” shall mean $45,000,000.

“Total Commitment” shall mean, at any time, the sum of the Total Initial Term Loan Commitment, the Total Incremental Term Loan Commitment and the Total Refinancing Term Loan Commitment.

“Total Incremental Term Loan Commitment” shall mean, at any time, the sum of the Incremental Term Loan Commitments of each of the Lenders with such a Commitment at such time.

“Total Initial Term Loan Commitment” shall mean, at any time, the sum of the Initial Term Loan Commitments of each of the Lenders at such time.

“Total Refinancing Term Loan Commitment” shall mean, at any time, the sum of the Refinancing Term Loan Commitments of each of the Lenders with such a Commitment at such time.

“Trademark Security Agreement” shall have the meaning assigned to such term in the Security Agreement.

“Tranche” shall mean the respective facilities and commitments utilized in making Initial Term Loans or Incremental Term Loans made pursuant to one or more tranches designated pursuant to the respective Incremental Term Loan Amendments in accordance with the relevant requirements specified in Section 2.15 (collectively, the “Initial Tranches” and, each, an “Initial Tranche”), and after giving effect to the Extension pursuant to Section 2.14, shall include any group of Extended Term Loans, extended, directly or indirectly, from the same Initial Tranche and having the same Maturity Date, interest rate and fees and after giving effect to any Refinancing Term Loan Amendment pursuant to Section 2.18, shall include any group of Refinancing Term Loans refinancing, directly or indirectly, the same Initial Tranche having the same Maturity Date, interest rate and fees; provided that only in the circumstances contemplated by Section 2.18(b), Refinancing Term Loans may be made part of a then existing Tranche of Term Loans; provided further that only in the circumstances contemplated by Section 2.15(c), Incremental Term Loans may be made part of a then existing Tranche of Term Loans.

“Transaction” shall mean, collectively, (i) the consummation of the Closing Date Refinancing and, at the election of Lead Borrower, the repayment, replacement or refinancing of certain other Indebtedness of Lead Borrower and its Subsidiaries consisting of bank guarantees and letters of credit that are otherwise permitted to remain outstanding, (ii) the entering into of the Credit Documents and the incurrence of Initial Term Loans on the Closing Date, (iii) the consummation of the Contribution pursuant to the terms of the Contribution Agreement, (iv) the entering into the ABL Credit Agreement and the initial borrowings thereunder (if any) on the Closing Date and (v) the payment of all Transaction Costs.

“Transaction Costs” shall mean the fees, premiums, commissions and expenses payable by Holdings, Lead Borrower and its Subsidiaries in connection with the transactions described in clauses (i) through (v) of the definition of “Transaction.”

“Treasury Services Agreement” shall mean any agreement relating to treasury, depositary and cash management services or automated clearinghouse transfer of funds.

“Type” shall mean the type of Term Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Term Loan or a LIBO Rate Term Loan.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unaudited Financial Statements” shall have the meaning provided in Section 6.11.

“Undisclosed Administration” shall mean, in relation to a Lender or its direct or indirect parent company, the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender or such parent company is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under the Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the fair market value of all plan assets of such Plan.

“United States” and “U.S.” shall each mean the United States of America.

“Unrestricted Subsidiary” shall mean (i) on the Closing Date, each Subsidiary of Lead Borrower listed on Schedule 1.01(B), except to the extent redesignated as a Restricted Subsidiary in accordance with Section 9.16, (ii) any other Subsidiary of Lead Borrower designated by the board of directors of Lead Borrower as an Unrestricted Subsidiary pursuant to Section 9.16 subsequent to the Closing Date, in each case, except to the extent redesignated as a Restricted Subsidiary in accordance with such Section 9.16; provided that (a) any Subsidiary of an Unrestricted Subsidiary shall automatically be deemed an Unrestricted Subsidiary and (b) each Securitization Entity shall be deemed an Unrestricted Subsidiary.

“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money (expressed in dollars) of the United States.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations made pursuant to this Agreement in accordance with U.S. GAAP are subject (to the extent provided therein) to Section 13.07(a).

“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(c).

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary of such Person.

“Wholly-Owned Restricted Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Restricted Subsidiary of such Person.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person owns 100% of the Equity Interests at such time (other than, in the case of a Foreign Subsidiary with respect to preceding clauses (i) or (ii), director’s qualifying shares and/or other nominal amounts of shares required to be held by Persons other than Lead Borrower and its Subsidiaries under applicable law).

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

1.02 Terms Generally and Certain Interpretive Provisions. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement unless the context shall otherwise require. All references herein to Sections, paragraphs, clauses, subclauses, Exhibits and Schedules shall be deemed references to Sections, paragraphs, clauses and subclauses of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless otherwise expressly provided herein, (a) all references to documents, instruments and other agreements (including the Credit Documents and organizational documents) shall be deemed to include all subsequent amendments, restatements, amendments and restatements, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendments and restatements, supplements and other modifications are not prohibited by any Credit Document and (b) references to any law, statute, rule or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such law. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The amount of any obligation under any Interest Rate Protection Agreements or Other Hedging Agreements on any date shall be deemed to be the Swap Termination Value thereof as of such date.

1.03 Limited Condition Transactions. Notwithstanding anything to the contrary in this Agreement, in connection with any action being taken in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio and Consolidated Total Net Leverage Ratio (and, for the avoidance of doubt, any financial ratio set forth in Section 2.15(a)); or

(ii) testing availability under baskets set forth in this Agreement (including baskets determined by reference to Consolidated EBITDA or Consolidated Total Assets); or

(iii) determining other compliance with this Agreement (including the accuracy of any representation and warranty or the determination that no Default or Event of Default (or any specified type of Default or Event of Default) has occurred, is continuing or would result therefrom), and the accuracy of any representation or warranty;

in each case, at the option of Lead Borrower (Lead Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder shall be made (1) in the case of any acquisition (including by way of merger) or similar Investment (including the assumption or incurrence of Indebtedness in connection therewith), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) either (x) the execution of the definitive agreement with respect to such acquisition or Investment, (y) the public announcement of an intention to make an offer in respect of the target of such acquisition or Investment or (z) the consummation of such acquisition or Investment, (2) in the case of any Dividend, at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) (x) the declaration of such Dividend or (y) the making of such Dividend and (3) in the case of any voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness subject to Section 10.07(a), at the time of (or, in the case of any calculation or any financial ratio or test, with respect to, or as of the last day of, the most recently ended Test Period at the time of) (x) delivery of irrevocable (which may be conditional) notice with respect to such payment or prepayment or redemption or acquisition of such Indebtedness or (y) the making of such voluntary or optional payment or prepayment on or redemption or acquisition for value of any Indebtedness (the “LCT Test Date”), and if, for the Limited Condition Transaction (and the other transactions to be entered into in connection therewith), Lead Borrower or any of its Restricted Subsidiaries would have been permitted to take such action on the relevant LCT

Test Date in compliance with such ratio, test or basket (after giving effect to such Limited Condition Transaction on a Pro Forma Basis), such ratio, test or basket shall be deemed to have been complied with on the date such action or transaction is actually taken. For the avoidance of doubt, if Lead Borrower has made an LCT Election and any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would have failed to have been complied with as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in Consolidated EBITDA or Consolidated Total Assets of Lead Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have failed to have been complied with as a result of such fluctuations. If Lead Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any calculation of any ratio, test or basket availability with respect to the incurrence of Indebtedness or Liens, the making of Dividends, the making of any Permitted Acquisition, Permitted Investment, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of Lead Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary (each, a “Subsequent Transaction”) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, public announcement or irrevocable notice for such Limited Condition Transaction is terminated, revoked or expires without consummation of such Limited Condition Transaction, for purposes of determining whether such Subsequent Transaction is permitted under this Agreement, any such ratio, test or basket shall be required to be satisfied on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated.

1.04 Classification and Reclassification. It is understood and agreed that any Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness need not be permitted solely by reference to one category of permitted Lien, sale, lease or other disposition of assets, Dividend, Indebtedness, Investment, Affiliate transaction or prepayment of Indebtedness under Sections 10.01, 10.02, 10.03, 10.04, 10.05, 10.06 and 10.07(a), respectively, but may instead be permitted in part under any combination thereof (it being understood that Lead Borrower may utilize amounts under any category that is subject to any financial ratio or test, including the Consolidated First Lien Net Leverage Ratio, Consolidated Fixed Charge Coverage Ratio, Consolidated Secured Net Leverage Ratio or Consolidated Total Net Leverage Ratio, prior to amounts under any other category). For purposes of determining compliance at any time with Sections 10.01 and 10.04, in the event that any Lien or Indebtedness meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 10.01 and 10.04, Lead Borrower, in its sole discretion, may, from time to time, classify or reclassify such transaction or item (or portion thereof) and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. Reclassifications of any utilization of the Incremental Amount shall occur automatically to the extent set forth in the definition thereof.

1.05 Currency Equivalents Generally. If any basket is exceeded solely as a result of fluctuations in applicable currency exchange rates after the last time such basket was utilized, such basket will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

Section 2. Amount and Terms of Credit.

2.01 The Commitments.

(a) Subject to and upon the terms and conditions set forth herein, each Lender with an Initial Term Loan Commitment severally agrees to make an Initial Term Loan or Initial Term Loans to the Borrowers, which Initial Term Loans (i) shall be incurred by the Borrowers pursuant to a single drawing on the Closing Date, (ii) shall be denominated in U.S. Dollars, (iii) shall, except as hereinafter provided, at the option of Lead Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of Base Rate Term Loans or LIBO Rate Term Loans; provided that all Initial Term Loans comprising the same Borrowing shall at all times be of the same Type, and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Initial Term Loan Commitment of such Lender on the Closing Date (before giving effect to the termination thereof pursuant to Section 4.02(a)). Once repaid, Initial Term Loans may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with an Incremental Term Loan Commitment from time to time severally agrees to make term loans (each, an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Borrowers, which Incremental Term Loans (i) shall be incurred pursuant to a single drawing on the applicable Incremental Term Loan Borrowing Date, (ii) shall be denominated in U.S. Dollars, (iii) shall, except as hereinafter provided, at the option of Lead Borrower, be incurred and maintained as, and/or converted into one or more Borrowings of Base Rate Term Loans or LIBO Rate Term Loans; provided that all Incremental Term Loans of a given Tranche made as part of the same Borrowing shall at all times consist of Incremental Term Loans of the same Type, and (iv) shall not exceed for any such Incremental Term Loan Lender at any time of any incurrence thereof, the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche (before giving effect to the termination thereof on such date pursuant to Section 4.02(b)). Once repaid, Incremental Term Loans may not be reborrowed.

(c) Each Lender may, at its option, make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect in any manner the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement or (ii) excuse or relieve any Lender of its Commitment to make any such Loan to the extent not so made by such branch or Affiliate.

2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Term Loans under any Tranche shall not be less than the Minimum Borrowing Amount. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than eight (8) Borrowings of LIBO Rate Term Loans in the aggregate for all Tranches of Term Loans.

2.03 Notice of Borrowing. Whenever the Borrowers desire to make a Borrowing of Term Loans hereunder, Lead Borrower shall give the Administrative Agent at its Notice Office at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Base Rate Term Loans to be made hereunder and at least three Business Days’ (or such shorter period as the Administrative Agent shall agree in its sole and absolute discretion) prior written notice (or telephonic notice promptly confirmed in writing) of each LIBO Rate Term Loan to be made hereunder; provided that (a) in each case, any such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time) on such day (or such later time as the Administrative Agent shall agree in it its sole and absolute discretion), (b) in any event, any such notice with respect to Initial Term Loans to be incurred on the Closing Date may be given (including in the case of any LIBO Rate Borrowing) two Business Days prior to the Closing Date (or such later date as may be agreed to by the Administrative Agent) and (c) that if the Borrowers wish to request LIBO Rate Term Loans having an Interest Period other than one, two, three or six months in duration, or less than one month in duration with the consent of the Administrative Agent, in each case as provided in the definition of “Interest Period,” the applicable notice must be received by the Administrative Agent not later than 11:00 a.m., four Business Days prior to the requested date of such Borrowing, conversion or continuation, in each case, having an Interest Period other than one, two, three or six months in duration, whereupon the Administrative Agent shall give prompt notice to each applicable Lender with a Commitment of the relevant Tranche of such request and determine whether the requested Interest Period is acceptable to all of them. Not later than 11:00 a.m., three Business Days before the requested date of such Borrowing, conversion or continuation, the Administrative Agent shall notify Lead Borrower (which notice may be by telephone) whether or not the requested Interest Period that is other than one, two, three or six months in duration has been consented to by such Lenders or the Administrative Agent, as applicable. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing by or on behalf of Lead Borrower, in the form of Exhibit A-1 or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission as shall be approved by the Administrative Agent, appropriately completed by a Responsible Officer of Lead Borrower to specify: (i) the aggregate principal amount of the Term Loans to be made pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the respective Borrowing shall consist of Initial Term Loans, Incremental Term Loans or Refinancing Term Loans, (iv) whether the Term Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Term Loans or LIBO Rate Term Loans, (v) in the case of LIBO Rate Term Loans, the Interest Period to be initially applicable thereto and (vi) the account of the Borrowers into which the proceeds of such Term Loans shall be deposited or other wire instructions therefor. The Administrative Agent shall promptly give each Lender of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof (determined in accordance with Section 2.07) and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

2.04 Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing, each Lender with a Commitment of the relevant Tranche will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date. All such amounts will be made available in U.S. Dollars and in immediately available funds at the Notice Office, and the Administrative Agent will make all funds so received by it in like funds as received by the Administrative Agent by wire transfer of such funds to the account designated in writing by Lead Borrower (including in any Notice of Borrowing) from time to time. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify Lead Borrower and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the Borrowers interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking rules on interbank compensation and (ii) if recovered from the Borrowers, the rate of interest applicable to the relevant Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Term Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Term Loans hereunder.

2.05 Notes.

(a) Each Borrower’s obligation to pay the principal of, and interest on, the Term Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.04 and shall, if requested by such Lender, also be evidenced by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit B, with blanks appropriately completed in conformity herewith (each, a “Term Note”).

(b) Each Lender will note on its internal records the amount of each Term Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Term Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect each Borrower’s obligations in respect of such Term Loans. For the avoidance of doubt, to the extent any conflict arises between the records maintained pursuant to this Section and the Register, the Register shall control.

(c) Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders that at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Term Loans to the Borrowers shall affect or in any manner impair the obligations of the Borrowers to pay the Term Loans (and all related Obligations) incurred by the Borrowers which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guarantees therefor provided pursuant to the various Credit Documents. Any Lender that does not have a Note evidencing its outstanding Term Loans shall in no event be required to make the notations otherwise described in the preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Term Loans, the Borrowers shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Term Loans.

2.06 Interest Rate Conversions.

(a) Lead Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Term Loans of a given Tranche made pursuant to one or more Borrowings of one or more Types of Term Loans, into a Borrowing (of the same Tranche) of another Type of Term Loan; provided that (i) except as otherwise provided in Section 2.11, LIBO Rate Term Loans may be converted into Base Rate Term Loans only on the last day of an Interest Period applicable to the Term Loans being converted and no such partial conversion of LIBO Rate Term Loans, as the case may be, shall reduce the outstanding principal amount of such LIBO Rate Term Loans, made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) to the extent the Required Lenders have, or the Administrative Agent at the request of the Required Lenders has, so notified Lead Borrower in writing, Base Rate Term Loans may not be converted into LIBO Rate Term Loans if any Event of Default is in existence on the date of the conversion, and (iii) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBO Rate Term Loans than is permitted under Section 2.02. Such conversion shall be effected by Lead Borrower by giving the Administrative Agent at the Notice Office prior to 12:00 Noon (New York City time) at least three Business Days’ prior notice (in the case of any conversion to or continuation of LIBO Rate Term Loans) or one Business Days’ notice (in the case of any conversion to Base Rate Term Loans) (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2 or such other form as may be approved by the Administrative Agent including any form on an electronic platform or electronic transmission as shall be approved by the Administrative Agent, appropriately completed by a Responsible Officer of Lead Borrower to specify the Term Loans of a given Tranche to be so converted, the Borrowing or Borrowings pursuant to which such Term Loans were incurred and, if to be converted into LIBO Rate Term Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Term Loans.

2.07 Pro Rata Borrowings. All Borrowings of Term Loans under this Agreement, subject to Section 2.10(d), shall be incurred from the Lenders pro rata on the basis of such Lenders’ Commitments as the case may be. No Lender shall be responsible for any default by any other Lender of its obligation to make Term Loans hereunder, and each Lender shall be obligated to make the Term Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Term Loans hereunder.

2.08 Interest.

(a) The Borrowers agree, jointly and severally, to pay interest in respect of the unpaid principal amount of each Base Rate Term Loan (including with respect to any LIBO Rate Term Loan converted into a Base Rate Term Loan pursuant to Section 2.06 or 2.09) made to the Borrowers hereunder from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective LIBO Rate Term Loan into a Base Rate Term Loan) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Term Loan to a LIBO Rate Term Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the Applicable Margin plus the Base Rate, as in effect from time to time.

(b) The Borrowers agree, jointly and severally, to pay interest in respect of the unpaid principal amount of each LIBO Rate Term Loan made to the Borrowers from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBO Rate Term Loan to a Base Rate Term Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin plus the applicable LIBO Rate for such Interest Period.

(c) Upon the occurrence and during the continuance of any Event of Default under Section 11.01 or 11.05, (x) overdue principal and, to the extent permitted by law, overdue interest in respect of each Term Loan shall bear interest at a rate per annum equal to (i) for Base Rate Term Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for Base Rate Term Loans plus the Base Rate, (ii) for LIBO Rate Term Loans and associated interest, 2.00% per annum in excess of the Applicable Margin for LIBO Rate Term Loans plus the LIBO Rate and (y) overdue Fees shall bear interest at a rate per annum equal to 2.00% per annum in excess of the Applicable Margin for Base Rate Term Loans plus the Base Rate, each as in effect from time to time, in each case with such interest to be payable on demand.

(d) Accrued (and theretofore unpaid) interest shall be calculated daily and payable (i) on each Interest Payment Date and (ii) on (w) the date of any conversion of a LIBO Rate Term Loan to a Base Rate Term Loan (on the amount so converted) prior to the last day of the Interest Period applicable thereto, (x) the date of any prepayment or repayment thereof (on the amount prepaid or repaid), (y) at maturity (whether by acceleration or otherwise) and (z) after such maturity, on demand.

(e) Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBO Rate Term Loans and shall promptly notify Lead Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

(f) All interest hereunder and any Fees hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Base Rate at times when the Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate or LIBO Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.

2.09 Interest Periods. At the time Lead Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBO Rate Term Loan (in the case of the initial Interest Period applicable thereto) or prior to 12:00 Noon (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBO Rate Term Loan (in the case of any subsequent Interest Period), Lead Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBO Rate Term Loan, which Interest Period shall, at the option of Lead Borrower be a one, two, three or six month period, or, if agreed to by all Lenders, a twelve month period, or, if agreed to by the Administrative Agent a period less than one month; provided that (in each case):

(i) all LIBO Rate Term Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any LIBO Rate Term Loan shall commence on the date of Borrowing of such LIBO Rate Term Loan (including, in the case of LIBO Rate Term Loans, the date of any conversion thereto from a Borrowing of Base Rate Term Loans) and each Interest Period occurring thereafter in respect of such LIBO Rate Term Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period for a LIBO Rate Term Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a LIBO Rate Term Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBO Rate Term Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period for a LIBO Rate Term Loan may be selected at any time when an Event of Default is then in existence; and

(vi) no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond the Maturity Date therefor.

With respect to any LIBO Rate Term Loans, at the end of any Interest Period applicable to a Borrowing thereof, Lead Borrower may elect to split the respective Borrowing of a single Type under a single Tranche into two or more Borrowings of different Types under such Tranche or combine two or more Borrowings under a single Tranche into a single Borrowing of the same Type under such Tranche, in each case, by Lead Borrower giving notice thereof together with its election of one or more Interest Periods applicable thereto, in each case so long as each resulting Borrowing (x) has an Interest Period which complies with the foregoing requirements of this Section 2.09, (y) has a principal amount which is not less than the Minimum Borrowing Amount applicable to Borrowings of the respective Type and Tranche, and (z) does not cause a violation of the requirements of Section 2.02. If by 12:00 Noon (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBO Rate Term Loans, Lead Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBO Rate, Lead Borrower shall be deemed to have elected in the case of LIBO Rate Term Loans, to convert such LIBO Rate Term Loans into Base Rate Term Loans with such conversion to be effective as of the expiration date of such current Interest Period.

2.10 Increased Costs, Illegality, etc.

(a) In the event:

(i) the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurodollar market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of “LIBO Rate”; or

(ii) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to Lead Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Lead Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Notice of Conversion/Continuation that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Borrowing of a LIBO Rate Term Loan shall be ineffective and (ii) if any Notice of Borrowing requests a Borrowing of a LIBO Rate Term Loan, such Borrowing shall be made as a Borrowing of a Base Rate Term Loan.

(b) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or

(iii) subject any Lender or the Administrative Agent to any Taxes (other than Indemnified Taxes or Excluded Taxes) with respect to its loans, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or the Administrative Agent of making, continuing, converting or maintaining any Term Loan (or of maintaining its obligation to make any such Term Loan) or to reduce the amount of any sum received or receivable by such Lender or the Administrative Agent hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or the Administrative Agent, as the case may be, such additional amount or amounts as will compensate such Lender or the Administrative Agent, as the case may be, for such additional costs incurred or reduction suffered.

(c) If any Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Term Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(d) If any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund LIBO Rate Term Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, dollars in the London interbank market, then, on notice thereof by such Lender to Lead Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBO Rate Term Loans or to convert Base Rate Term Loans to LIBO Rate Term Loans shall be suspended until such Lender notifies the Administrative Agent and Lead Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrowers shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all LIBO Rate Term Loans of such Lender to Base Rate Term Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBO Rate Term Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBO Rate Term Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.

(e) A certificate of a Lender or the Administrative Agent setting forth the amount or amounts necessary to compensate such Lender or the Administrative Agent or its holding company, as the case may be, as specified in clause (b) or (c) of this Section, and certifying that it is the general practice and policy of such Lender to demand such compensation from similarly situated borrowers in similar circumstances at such time to the extent it is legally permitted to do so, shall be delivered to Lead Borrower and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Administrative Agent, as the case may be, the amount shown as due on any such certificate within 10 Business Days after receipt thereof.

(f) Failure or delay on the part of any Lender or the Administrative Agent to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Administrative Agent’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Administrative Agent pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Administrative Agent, as the case may be, notifies Lead Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Administrative Agent’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.11 Compensation. The Borrowers agree, jointly and severally, to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation and the calculation of the amount of such compensation; it being understood that no Lender shall be required to disclose (i) any confidential or price sensitive information, or (ii) any other information, to the extent prohibited by any Requirement of Law), for all losses, expenses and liabilities actually incurred (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBO Rate Term Loans but excluding loss of anticipated profits (and without giving effect to the minimum “LIBO Rate”)) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBO Rate Term Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Term Loans pursuant to Section 11) or conversion of any of its LIBO Rate Term Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any LIBO Rate Term Loans is not made on any date specified in a notice of prepayment given by Lead Borrower; or (iv) as a consequence of any other default by the Borrowers to repay LIBO Rate Term Loans when required by the terms of this Agreement or any Note held by such Lender.

2.12 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.04 with respect to such Lender, it will, if requested by Lead Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Term Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrowers or the right of any Lender provided in Sections 2.10 and 5.04.

2.13 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of an event giving rise to the operation of Section 2.10(b), (c) or (d) or Section 5.04 with respect to such Lender or (z) in the case of a refusal by a Lender to consent to proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), Lead Borrower shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of whom shall be required to be reasonably acceptable to the Administrative Agent (to the extent the Administrative Agent’s consent would be required for an assignment to such Replacement Lender pursuant to Section 13.04); provided that (i) at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among Lead Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Term Loans of, the Replaced Lender and, in connection therewith, shall pay to the Replaced Lender in respect thereof an amount equal to the sum of (I) an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced and (II) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01 and (ii) all obligations of the Borrowers due and owing to the Replaced Lender at such time (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, the Administrative Agent shall be entitled (but not obligated) and authorized to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register pursuant to Section 13.04 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the Borrowers, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 5.04, 12.07 and 13.01), which shall survive as to such Replaced Lender with respect to actions or occurrences prior to it ceasing to be a Lender hereunder.

2.14 Extended Term Loans.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.14, Lead Borrower may at any time and from time to time request that all or a portion of any Tranche of Term Loans (each, an “Existing Term Loan Tranche”), be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or any portion of the principal amount of such Existing Term Loan Tranche (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14. In order to establish any Extended Term Loans, Lead Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Tranche) (each, an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall (x) be identical as offered to each Lender under the relevant Existing Term Loan Tranche (including as to the proposed interest rates and fees payable) and (y) have the same terms as the Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans are to be converted, except that: (i) all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans of such Existing Term Loan Tranche to the extent provided in the applicable Extension Amendment; (ii) the Effective Yield with respect to the Extended Term Loans (whether in the form of interest rate margin, upfront fees, original issue discount or otherwise) may be different than the Effective Yield for the Term Loans of such Existing Term Loan Tranche to the extent provided in the applicable Extension Amendment; (iii) the Extension Amendment may provide for other covenants and terms that apply solely to any period after the Latest Maturity Date that is in effect on the effective date of the applicable Extension Amendment (immediately prior to the establishment of such Extended Term Loans); (iv) Extended Term Loans may have mandatory prepayment terms which provide for the application of proceeds from mandatory prepayment events to be made first to prepay the Term Loans under the Existing Term Loan Tranche from which such Extended Term Loans have been converted before applying any such proceeds to prepay such Extended Term Loans; (v) Extended Term Loans may have optional prepayment terms (including call protection and terms which allow Term Loans under the relevant Existing Term Loan Tranche from which such Extended Term Loans have been converted to be optionally prepaid prior to the prepayment of such Extended Term Loans) as may be agreed by Lead Borrower and the Lenders thereof and (vi) such Extended Term Loans may have other terms (other than those described in the preceding clauses (i) through (v)) that differ from those of the Existing Term Loan Tranche, in each case, taken as a whole, that are not materially more favorable to the Lenders providing such Extended Term Loans than the provisions applicable to the Existing Term Loan Tranche or as are otherwise reasonably satisfactory to the Administrative Agent. Any Extended Term Loans converted pursuant to any Extension Request shall be designated a series (each, an “Extension Series”) of Extended Term Loans for all purposes of this Agreement; provided that, subject to the requirements set forth above, any Extended Term Loans converted from an Existing Term Loan Tranche may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Tranche of Term Loans.

(b) [Reserved].

(c) Lead Borrower shall provide the applicable Extension Request at least five (5) Business Days (or such shorter period as to which the Administrative Agent may consent) prior to the date on which Lenders under the Existing Term Loan Tranche are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.14. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Tranche converted into Extended Term Loans pursuant to any Extension Request. Any Lender (each, an “Extending Term Loan Lender”) wishing to have all or a portion of its Term Loans under the Existing Term Loan Tranche subject to such Extension Request converted into Extended Term Loans shall notify the Administrative Agent (each, an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Tranche which it has elected to request be converted into Extended Term Loans (subject to any minimum denomination requirements imposed by the Administrative Agent). Any Lender that does not respond to the Extension Request on or prior to the date specified therein shall be deemed to have rejected such Extension Request. In the event that the aggregate principal amount of Term Loans under the applicable Existing Term Loan Tranche exceeds the amount of Extended Term Loans requested pursuant to such Extension Request, Term Loans of such Existing Term Loan Tranche, subject to such Extension Elections shall either (i) be converted to Extended Term Loans of such Existing Term Loan Tranche on a pro rata basis based on the aggregate principal amount of Term Loans of such Existing Term Loan Tranche included in such Extension Elections, subject to such rounding requirements as may be established by the Administrative Agent or (ii) to the extent such option is expressly set forth in the applicable Extension Request, be converted to Extended Term Loans upon an increase in the amount of Extended Term Loans so that such excess does not exist.

(d) Extended Term Loans shall be established pursuant to an amendment (each, an “Extension Amendment”) to this Agreement among the Borrowers, the Administrative Agent and each Extending Term Loan Lender providing an Extended Term Loan thereunder, which shall be consistent with the provisions set forth in Section 2.14(a) above (but which shall not require the consent of any other Lender). The Administrative Agent shall promptly notify each relevant Lender as to the effectiveness of each Extension Amendment. After giving effect to the Extension, the Term Loans so extended shall cease to be a part of the Tranche they were a part of immediately prior to the Extension.

(e) Extensions consummated by the Borrowers pursuant to this Section 2.14 shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement. The Administrative Agent and the Lenders hereby consent to each Extension and the other transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Term Loans on such terms as may be set forth in the applicable Extension Request) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit any Extension or any other transaction contemplated by this Section 2.14; provided that such consent shall not be deemed to be an acceptance of any Extension Request.

(f) Each of the parties hereto hereby agrees that this Agreement and the other Credit Documents may be amended pursuant to an Extension Amendment, without the consent of any other Lenders, to the extent (but only to the extent) reasonably necessary to (i) reflect the existence and terms of any Extended Term Loans incurred pursuant thereto, (ii) modify the Scheduled Repayments set forth in Section 5.02(a) with respect to any Existing Term Loan Tranche subject to an Extension Election to reflect a reduction in the principal amount of the Term Loans thereunder in an amount equal to the aggregate principal amount of the Extended Term Loans converted pursuant to the applicable Extension (with such amount to be applied ratably to reduce Scheduled Repayments of such Term Loans required pursuant to Section 5.02(a)), (iii) make such other changes to this Agreement and the other Credit Documents consistent with the provisions and intent of Section 13.12(d), (iv) establish new Tranches in respect of Term Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches, in each case, on terms consistent with this Section 2.14 and (v) effect such other amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and Lead Borrower, to effect the provisions of this Section 2.14, and each Lender hereby expressly authorizes the Administrative Agent to enter into any such Extension Amendment. In connection with any Extension, the Credit Parties shall (at their expense) amend (and the Administrative Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the Latest Maturity Date so that such maturity date is extended to the Latest Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent), to the extent required pursuant to applicable local law.

2.15 Incremental Term Loan Commitments.

(a) Lead Borrower may at any time and from time to time request that one or more Lenders (or one or more Eligible Transferees who will become Lenders) provide Incremental Term Loan Commitments to the Borrowers and, subject to the terms and conditions contained in this Agreement and in the relevant Incremental Term Loan Amendment, make Incremental Term Loans pursuant thereto; it being understood and agreed, however, that (i) no Lender shall be obligated to provide an Incremental Term Loan Commitment as a result of any such request by Lead Borrower, (ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of any other Lender, (iii) each Tranche of Incremental Term Loan Commitments shall be denominated in U.S. Dollars, (iv) the amount of Incremental Term Loan Commitments made available pursuant to a given Incremental Term Loan Amendment shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment thereunder (including Eligible Transferees who will become Lenders) of at least $25,000,000, (v) the aggregate principal amount of any Incremental Term Loans on the date of the incurrence thereof shall not exceed, when taken together with any incurrence of Permitted Pari Passu Notes or Permitted Junior Debt pursuant to Section 10.04(xxvii)(A)(1) on such date, (x) the then-remaining Fixed Dollar Incremental Amount as of the date of incurrence plus (y) subject to the satisfaction of the applicable Incurrence-Based Incremental Facility Test, any Incurrence-Based Incremental Amount that may be incurred thereunder on such date, (vi) the proceeds of all Incremental Term Loans incurred by the Borrowers may be used for any purpose not prohibited under this Agreement, (vii) Lead Borrower shall specifically designate, in consultation with the Administrative Agent, the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Incremental Term Loans, Incremental Term Loan Commitments or other Term Loans), unless the requirements of Section 2.15(c) are satisfied), which designation shall be set forth in the applicable Incremental Term Loan Amendment, (viii) if to be incurred as a new Tranche of Incremental Term Loans, such Incremental Term Loans shall have the same terms as each other Tranche of Term Loans as in effect immediately prior to the effectiveness of the relevant Incremental Term Loan Agreement, except as to purpose (which is subject to the requirements of the preceding clause (vi)) and optional prepayment provisions and mandatory prepayment provisions (which are governed by Section 5.02; provided that each new Tranche of Incremental Term Loans shall be entitled to share in mandatory prepayments on a ratable basis with the other Tranches of Term Loans (unless the holders of the Incremental Term Loans of any Tranche agree to take a lesser share of any such prepayments)); provided, however, that (I) the maturity and amortization of such Tranche of Incremental Term Loans may differ, so long as such Tranche of Incremental Term Loans shall have (a) a Maturity Date of no earlier than the Latest Maturity Date as of the date such Indebtedness was incurred and (b) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the Tranche of then outstanding Term Loans with the then longest Weighted Average Life to Maturity (in each case of the foregoing clauses (a) and (b), excluding for this purpose, interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the requirements of this clause (I)), (II) the Effective Yield applicable to such

Tranche of Incremental Term Loans may differ from that applicable to the then outstanding Tranches of Term Loans, with the Effective Yield applicable thereto to be specified in the respective Incremental Term Loan Amendment; provided, however, that if the Effective Yield for any such Incremental Term Loans exceeds the Effective Yield then applicable to any then outstanding Initial Term Loans by more than 0.50% per annum, the Applicable Margins for all then outstanding Initial Term Loans shall be increased as of such date in accordance with the requirements of the definition of “Applicable Margin” and (III) such Tranche of Incremental Term Loans may have other terms (other than those described in preceding clauses (I) and (II)) that may differ from those of other Tranches of Term Loans, including, without limitation, as to the application of optional or voluntary prepayments among the Incremental Term Loans and the existing Term Loans, in each case, taken as a whole, that are not materially more favorable to the lenders providing such Incremental Term Loans than the provisions applicable to the existing Term Loans or as are otherwise reasonably satisfactory to the Administrative Agent, (ix) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) incurred by the Borrowers shall be Obligations of the Borrowers under this Agreement and the other applicable Credit Documents and shall be secured by the Security Agreements, and guaranteed under each relevant Guaranty, on a pari passu basis with all other Term Loans secured by the Security Agreement and guaranteed under each such Guaranty, (x) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Amendment shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Amendment as provided in Section 2.01(b) and such Term Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents and (xi) all Incremental Term Loan Commitment Requirements are satisfied.

(b) At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.15, the Borrowers, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to the Administrative Agent an Incremental Term Loan Amendment (which shall not require the consent of any other Lender), with the effectiveness of the Incremental Term Loan Commitment provided therein to occur on the date on which (w) a fully executed copy of such Incremental Term Loan Amendment shall have been delivered to the Administrative Agent, (x) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid (including, without limitation, any agreed upon upfront or arrangement fees owing to the Administrative Agent to the extent it served as the arranger for the Incremental Term Loan Commitments), (y) all Incremental Term Loan Commitment Requirements are satisfied, and (z) all other conditions set forth in this Section 2.15 shall have been satisfied. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Amendment, and at such time, (i) Schedule 2.01 shall be deemed modified to reflect the revised Incremental Term Loan Commitments of the affected Lenders and (ii) to the extent requested by any Incremental Term Loan Lender, Term Notes will be issued at the Borrowers’ expense to such Incremental Term Loan Lender, to be in conformity with the requirements of Section 2.05 (with appropriate modification) to the extent needed to reflect the new Incremental Term Loans made by such Incremental Term Loan Lender.

(c) Notwithstanding anything to the contrary contained above in this Section 2.15, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Amendment shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement; provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Amendment may specify therein that the Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans, in any case so long as the following requirements are satisfied:

(i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Amendment shall have the same Borrowers, the same Maturity Date and the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii) the new Incremental Term Loans shall have the same Scheduled Repayment Dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis)) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Scheduled Repayment of the respective Tranche proportionately; and

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the applicable Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender holding Term Loans under the respective Tranche of Term Loans participates in each outstanding Borrowing of Term Loans of the respective Tranche (after giving effect to the incurrence of such new Incremental Term Loans pursuant to Section 2.01(b)) on a pro rata basis.

To the extent the provisions of the preceding clause (iii) require that Incremental Term Loan Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of LIBO Rate Term Loans of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having irregular Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding LIBO Rate Term Loans of such Tranche and which will end on the last day of such Interest Period), which irregular interest periods shall be permitted notwithstanding anything to the contrary in this Agreement. All determinations by any the Administrative Agent of the LIBO Rate in such circumstances pursuant to the immediately preceding sentence shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.16 LIBOR Successor Rate.

(a) Notwithstanding anything to the contrary in this Agreement or any other Credit Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or Lead Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to Lead Borrower) that Lead Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any requested Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and Lead Borrower may amend this Agreement to replace LIBOR with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. (New York City time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and Lead Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment.

(b) If no LIBOR Successor Rate has been determined and the circumstances under clause (a)(i) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify Lead Borrower and each Lender. Thereafter, until any LIBOR Successor Rate Conforming Changes or amendment pursuant to Section 2.16(a) has occurred, (x) the obligation of the Lenders to make or maintain LIBO Rate Term Loans shall be suspended (to the extent of the affected LIBO Rate Term Loans or Interest Periods), and (y) the LIBO Rate component shall no longer be utilized in determining the Base Rate. Upon receipt of such notice, the Lead Borrower may revoke any pending Notice of Borrowing for a Borrowing of, and any pending Notice of Continuation/Conversion for a conversion to or continuation of LIBO Rate Term Loans (to the extent of the affected LIBO Rate Term Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Term Loans (subject to the foregoing clause (y)) in the amount specified therein.

(c) Notwithstanding anything else herein, any definition of LIBOR Successor Rate shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

2.17 [Reserved].

2.18 Refinancing Term Loans.

(a) Lead Borrower may from time to time by written notice to the Administrative Agent elect to request the establishment of one or more additional Tranches of Term Loans under this Agreement (“Refinancing Term Loans”), which refinance, renew, replace, defease or refund all or any portion of one or more Tranches of Term Loans under this Agreement selected by Lead Borrower; provided, that such Refinancing Term Loans may not be in an amount greater than the aggregate principal amount of the Term Loans being refinanced, renewed, replaced, defeased or refunded plus unpaid accrued interest and premium (if any) thereon and upfront fees, original issue discount, underwriting discounts, fees, commissions and expenses incurred in connection with the Refinancing Term Loans; provided that such aggregate principal amount may also be increased to the extent such additional amount is capable of being incurred at such time pursuant to Section 2.15 and such excess incurrence shall for all purposes hereof be an incurrence under the relevant subclauses of Section 2.15. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which Lead Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than three (3) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) the Weighted Average Life to Maturity of such Refinancing Term Loans shall not be shorter than the remaining Weighted Average Life to Maturity of the Term Loans being refinanced and the Refinancing Term Loans shall not have a final stated maturity (excluding for this purpose, interim loan financings that provide for automatic rollover, subject to customary conditions, to Indebtedness otherwise meeting the maturity requirements of this clause (i)) before the Maturity Date applicable to the Term Loans being refinanced;

(ii) such Refinancing Term Loans shall have pricing (including interest rates, fees and premiums), amortization, optional prepayment, mandatory prepayment (so long as such Refinancing Term Loans are not entitled to participate on a greater than pro rata basis in any mandatory prepayment than the then outstanding Term Loans) and redemption terms as may be agreed to by the Borrowers and the relevant Refinancing Term Loan Lenders (as defined below);

(iii) such Refinancing Term Loans shall not be guaranteed by any Person other than Holdings, the Borrowers or a Subsidiary Guarantor;

(iv) in the case of any such Refinancing Term Loans that are secured, such Refinancing Term Loans are secured only by assets comprising Collateral, and not secured by any property or assets of Lead Borrower or any of its Subsidiaries other than the Collateral;

(v) all other terms applicable to such Refinancing Term Loans (except as set forth above), taken as a whole, shall not be materially more favorable to the Refinancing Term Loan Lenders, than the related provisions applicable to the existing Term Loans or otherwise reasonably satisfactory to the Administrative Agent, except to the extent such covenants and other terms apply solely to any period after the Latest Maturity Date as of the date such Indebtedness was incurred (provided that a certificate of a

Responsible Officer of Lead Borrower delivered to the Administrative Agent in good faith at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that Lead Borrower has determined in good faith that such terms and conditions satisfy the requirement set out in this clause (v), shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent provides notice to Lead Borrower of an objection during such five Business Day period (including a reasonable description of the basis upon which it objects)).

(b) The Borrowers may approach any Lender or any other Person that would be an Eligible Transferee of Term Loans to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Loan Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Refinancing Term Loan Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment and subject to the restrictions set forth in clause (a) above, be designated as an increase in any previously established Tranche of Term Loans.

(c) The Administrative Agent and the Lenders hereby consent to the transactions contemplated by Section 2.18(a) (including, for the avoidance of doubt, the payment of interest, fees, amortization or premium in respect of the Refinancing Term Loans on the terms specified by Lead Borrower) and hereby waive the requirements of this Agreement or any other Credit Document that may otherwise prohibit any transaction contemplated by Section 2.18(a). The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among Holdings, the Borrowers, the Administrative Agent and the Refinancing Term Loan Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) (which shall not require the consent of any other Lender) which shall be consistent with the provisions set forth in Section 2.18(a). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Administrative Agent, the Credit Parties party thereto and the other parties hereto without the consent of any other Lender and the Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and Lead Borrower, to effect the provisions of Section 2.18 including such technical amendments as may be necessary or appropriate in connection therewith and to adjust the amortization schedule in Section 5.02(a) (insofar as such schedule relates to payments due to Lenders the Term Loans of which are refinanced with the proceeds of Refinancing Term Loans; provided that no such amendment shall reduce the pro rata share of any such payment that would have otherwise been payable to the Lenders, the Term Loans of which are not refinanced with the proceeds of Refinancing Term Loans). The Administrative Agent shall be permitted, and each is hereby authorized, to enter into such amendments with the Borrowers to effect the foregoing.

2.19 Reverse Dutch Auction Repurchases.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Holdings, Lead Borrower or any Restricted Subsidiary may, at any time and from time to time, conduct reverse Dutch auctions in order to purchase Term Loans of a particular Tranche (each, an “Auction”) (each such Auction to be managed exclusively by the Administrative Agent or any other bank or investment bank of recognized standing selected by Lead Borrower (with the consent of the Administrative Agent or such other bank or investment bank) following consultation with the Administrative Agent (in such capacity, the “Auction Manager”)), so long as the following conditions are satisfied:

(i) each Auction shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.19(a) and Schedule 2.19(a);

(ii) no Default or Event of Default shall have occurred and be continuing on the date of the delivery of each auction notice and at the time of purchase of Term Loans in connection with any Auction;

(iii) the minimum principal amount (calculated on the face amount thereof) of all Term Loans that Holdings, Lead Borrower or such Restricted Subsidiary offers to purchase in any such Auction shall be no less than $2,500,000 (unless another amount is agreed to by the Administrative Agent);

(iv) the Borrowers shall not use the proceeds of any borrowing under the ABL Credit Agreement to finance any such repurchase; and

(v) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Holdings, Lead Borrower or such Restricted Subsidiary shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).

(b) Holdings, Lead Borrower or such Restricted Subsidiary must terminate an Auction if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Auction. Holdings, Lead Borrower or such Restricted Subsidiary may withdraw any Auction if the reply amounts are insufficient to complete the purchase of a minimum principal amount of the Term Loans designated in writing to the applicable Auction Manager by Holdings, Lead Borrower or such Restricted Subsidiary (the “Minimum Purchase Condition”). No Credit Party or any Restricted Subsidiary shall have any liability to any Lender for any termination of such Auction as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to the such Auction, or for any termination of such Auction as a result of the failure to satisfy the Minimum Purchase Condition, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans made pursuant to this Section 2.19, (x) Holdings, Lead Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans up to the settlement date of such purchase and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Sections 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to an Auction, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Auction, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).

(c) The Administrative Agent and the Lenders hereby consent to the Auctions and the other transactions contemplated by this Section 2.19 (provided that no Lender shall have an obligation to participate in any such Auctions) and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by Holdings, Lead Borrower or any Restricted Subsidiary contemplated by this Section 2.19 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Auction or any other transaction contemplated by this Section 2.19. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Section 12 and Section 13.01 mutatis mutandis as if each reference therein to the “Administrative Agent” were a reference to the Auction Manager, and the Administrative Agent and the Auction Manager shall cooperate in a reasonable manner in connection therewith.

2.20 Open Market Purchases.

(a) Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, Holdings, Lead Borrower or any of its Restricted Subsidiaries may, at any time and from time to time, make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing on the date of such Open Market Purchase;

(ii) neither Holdings, Lead Borrower nor any Restricted Subsidiary shall use the proceeds of any borrowing under the ABL Credit Agreement to finance any such purchase; and

(iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans so purchased by Holdings, Lead Borrower or any of its Restricted Subsidiaries shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold).

(b) With respect to all purchases of Term Loans made pursuant to this Section 2.20, (x) Holdings, Lead Borrower or such Restricted Subsidiary shall pay on the settlement date of each such purchase all accrued and unpaid interest, if any, on the purchased Term Loans up to the settlement date of such purchase (except to the extent otherwise set forth in the relevant purchase documents as agreed by the respective selling Lender) and (y) such purchases (and the payments made therefor and the cancellation of the purchased Term Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02 or 13.06. At the time of purchases of Term Loans pursuant to any Open Market Purchase, the then remaining Scheduled Repayments shall be reduced by the aggregate principal amount (taking the face amount thereof) of Term Loans repurchased pursuant to such Open Market Purchase, with such reduction to be applied to such Scheduled Repayments on a pro rata basis (based on the then remaining principal amount of each such Scheduled Repayments).

(c) The Administrative Agent and the Lenders hereby consent to the Open Market Purchases contemplated by this Section 2.20 and hereby waive the requirements of any provision of this Agreement (including, without limitation, Sections 5.01, 5.02 and 13.06 (it being understood and acknowledged that purchases of the Term Loans by Holdings, Lead Borrower or any Restricted Subsidiary contemplated by this Section 2.20 shall not constitute Investments by such Person)) or any other Credit Document that may otherwise prohibit any Open Market Purchase by this Section 2.20.

2.21 Sponsor and Affiliate Term Loan Purchases. Notwithstanding anything to the contrary in this Agreement, the Sponsor and any Affiliate of the Sponsor (other than Holdings, Lead Borrower or any Subsidiary) may be an assignee in respect of Term Loans (and to such extent shall be deemed an “Eligible Transferee”); provided that:

(a) at the time of acquisition thereof, the aggregate principal amount of Term Loans held by the Sponsor and Affiliates (other than Debt Fund Affiliates), together with the aggregate principal amount of the Term Loans so acquired, shall not exceed 25% of the aggregate outstanding principal amount of the Term Loans at such time;

(b) notwithstanding anything to the contrary in the definition of “Required Lenders,” or in Section 13.12, the holder of any Term Loans acquired pursuant to this Section 2.21(b) (other than Debt Fund Affiliates) shall not be entitled to vote such Term Loans in any “Required Lender” vote or direction pursuant to the terms of this Agreement or any other Credit Document, and for purposes of any such vote or direction such Term Loans shall be deemed not to be outstanding (it being understood that the holder of such Term Loans shall have the right to consent to votes requiring the consent of “all Lenders” or “all Lenders directly and adversely affected thereby” pursuant to Section 13.12 or otherwise, or any other amendment which treats such Lenders differently from other Lenders);

(c) by acquiring a Term Loan hereunder, the Sponsor or such applicable Affiliate (other than Debt Fund Affiliates) shall be deemed to have (I) waived its right to receive information prepared by the Administrative Agent or any Lender (or any advisor, agent or counsel thereof) under or in connection with the Credit Documents (in each case to the extent not provided to the Credit Parties) and attend any meeting or conference call with the Administrative Agent or any Lender (unless any Credit Party has been invited to attend such meeting or conference call), (II) agreed that it is prohibited from making or bringing any claim (but not from joining any claim initiated by any other Lender and acting as a passive participant with respect thereto), in its capacity as a Lender, against Administrative Agent or any Lender with respect to the duties and obligations of such Persons under the Credit Documents, and (III) agreed, without limiting its rights as a Lender described in Section 2.21(b), that it will have no right whatsoever, in its capacity as a Lender, to require the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to this Agreement or any other Credit Document;

(d) the Sponsor or such Affiliate (other than Debt Fund Affiliates) identifies itself as an Affiliate of the Credit Parties prior to the assignment of Term Loans to it pursuant to the applicable Assignment and Assumption; provided that this clause (d) shall not apply in the case of an acquisition of Term Loans through an un-Affiliated intermediary to the extent the Sponsor or such Affiliate has made any representations and warranties to such intermediary as are required by such intermediary in connection with its engagement as such (which may include, to the extent required by such intermediary, a representation and warranty that it does not possess any material non-public information about the Credit Parties and their respective securities);

(e) Term Loans acquired by the Sponsor and Affiliates thereof shall be subject to the voting limitations set forth in Section 13.04(g);

(f) notwithstanding anything in Section 13.12 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Credit Document or any departure by any Credit Party therefrom, (ii) otherwise acted on any matter related to any Credit Document or (iii) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Credit Document, all Term Loans held by Debt Fund Affiliates may not account for more than 49.9% of the Term Loans of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 13.12; and

(g) each assignor and assignee party any relevant assignment under this Section 2.21 shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption.

Section 3. [Reserved].

Section 4. Fees; Reductions of Commitment.

4.01 Fees.

(a) The Borrowers agree, jointly and severally, to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by the Borrowers and the Administrative Agent.

(b) At the time of the effectiveness of any Repricing Transaction that is consummated prior to the date that is six (6) months after the Closing Date, the Borrowers agree, jointly and severally, to pay to the Administrative Agent, for the ratable account of each Lender with outstanding Initial Term Loans that are repaid or prepaid (and/or converted) pursuant to such Repricing Transaction (including, if applicable, each Lender that withholds its consent to a Repricing Transaction of the type described in clause (2) of the definition thereof and is replaced as a non-consenting Lender under Section 2.13), a fee in an amount equal to 1.00% of (x) in the case of a Repricing Transaction of the type described in clause (1) of the definition thereof, the aggregate principal amount of all Initial Term Loans prepaid (or converted) by any Borrower in connection with such Repricing Transaction and (y) in the case of a Repricing Transaction of the type described in clause (2) of the definition thereof, the aggregate principal amount of all Initial Term Loans outstanding with respect to the Borrowers on such date that are subject to an effective reduction of the Applicable Margin pursuant to such Repricing Transaction. Such fees shall be due and payable upon the date of the effectiveness of such Repricing Transaction.

4.02 Mandatory Reduction of Commitments.

(a) In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Initial Term Loan Commitment shall terminate in its entirety on the Closing Date after the funding of all Initial Term Loans on such date.

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.02, the Total Incremental Term Loan Commitment pursuant to an Incremental Term Loan Amendment (and the Incremental Term Loan Commitment of each Lender with such a Commitment) shall terminate in its entirety on the Incremental Term Loan Borrowing Date for such Total Incremental Term Loan Commitment after the funding of all relevant Incremental Term Loans on such date.

(c) Each reduction to the Total Initial Term Loan Commitment and the Total Incremental Term Loan Commitment under a given Tranche pursuant to this Section 4.02 as provided above (or pursuant to Section 5.02) shall be applied proportionately to reduce the Initial Term Loan Commitment or the Incremental Term Loan Commitment under such Tranche, as the case may be, of each Lender with such a Commitment.

Section 5. Prepayments; Payments; Taxes.

5.01 Voluntary Prepayments.

(a) The Borrowers shall have the right to prepay the Term Loans of any Tranche, without premium or penalty (other than as provided in Section 4.01(b)), in whole or in part at any time and from time to time on the following terms and conditions: (i) Lead Borrower shall give the Administrative Agent at its Notice Office written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay all of the Term Loans, or in the case of any partial prepayment, the Tranche of Term Loans to be prepaid, the amount of the Term Loans to be prepaid, the Types of Term Loans to be repaid, the manner in which such prepayment shall apply to reduce the Scheduled Repayments and, in the case of LIBO Rate Term Loans, the specific Borrowing or Borrowings pursuant to which made, which notice shall be given by Lead Borrower (x) prior to 12:00 Noon (New York City time) at least one Business Day prior to the date of such prepayment in the case of Term Loans maintained as Base Rate Term Loans and (y) prior to 12:00 Noon (New York City time) at least three Business Days prior to the date of such prepayment in the case of LIBO Rate Term Loans (or, in the case of clauses (x) and (y), such shorter period as the Administrative Agent shall agree in its sole and absolute discretion), and be promptly transmitted by the Administrative Agent to each of the Lenders; (ii) each partial prepayment of Term Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $1,000,000 or such lesser amount as is acceptable to the Administrative Agent; provided that if any partial prepayment of LIBO Rate Term Loans made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBO Rate Term Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, then if such Borrowing is a Borrowing of LIBO Rate Term Loans, such Borrowing shall automatically be converted into a Borrowing of Base Rate Term Loans and any election of an Interest Period with respect thereto given by Lead Borrower shall have no force or effect; (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans; provided that it is understood and agreed that this clause (iii) may be modified as expressly provided in Section 2.14 in connection with an Extension Amendment; and (iv) each prepayment of principal of Term Loans of a given Tranche pursuant to this Section 5.01(a) shall be applied as directed by Lead Borrower in the applicable notice of prepayment delivered pursuant to this Section 5.01(a) or, if no such direction is given, in direct order of maturity. Notwithstanding anything to the contrary contained in this Agreement, any such notice of prepayment pursuant to this Section 5.01(a) may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein (including the effectiveness of other credit facilities, the occurrence of a Change of Control or any similar event), in which case such notice may be revoked by Lead Borrower (by written notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

(b) In the event (i) of a refusal by a Lender to consent to proposed changes, amendments, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b) or (ii) any Lender becomes a Defaulting Lender, Lead Borrower may, upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office (or such shorter notice as may be agreed by the Administrative Agent) repay all Term Loans of such Lender, together with accrued and unpaid interest, Fees and other amounts owing to such Lender in accordance with, and subject to the requirements of, Section 13.12(b), so long as, in the case of any repayment pursuant to clause (i) hereof, the consents, if any, required under Section 13.12(b) in connection with the repayment pursuant to such clause (i) have been obtained. Each prepayment of any Term Loan pursuant to this Section 5.01(b) shall reduce the then remaining Scheduled Repayments of the applicable Tranche of Term Loans on a pro rata basis (based upon the then remaining unpaid principal amounts of Scheduled Repayments of the respective Tranche after giving effect to all prior reductions thereto).

5.02 Mandatory Repayments.

(a) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date set forth below (each, a “Scheduled Repayment Date”), the Borrowers shall be required to repay to the Administrative Agent for the ratable account of the Lenders (i) on the last Business Day of each March, June, September and December, commencing with December 2018, an aggregate principal amount of Initial Term Loans equal to $1,000,000 and (ii) on the Initial Maturity Date for Initial Term Loans, the aggregate principal amount of all Initial Term Loans that remain outstanding on such date (each such repayment described in clauses (i) and (ii), as the same may be reduced as provided in this Agreement, including in Section 2.19, 2.20, 5.01 or 5.02(g), or as a result of the application of prepayments or otherwise in connection with any Extension as provided in Section 2.14, a “Scheduled Repayment”).

(b) In addition to any other mandatory repayments pursuant to this Section 5.02, the Borrowers shall be required to make, with respect to each new Tranche (i.e., other than Initial Term Loans, which are addressed in the preceding clause (a)) of Term Loans to the extent then outstanding, scheduled amortization payments of such Tranche of Term Loans to the extent, and on the dates and in the principal amounts, set forth in the Incremental Term Loan Amendment, Refinancing Term Loan Amendment or Extension Amendment applicable thereto.

(c) In addition to any other mandatory repayments pursuant to this Section 5.02, within five Business Days following each date on or after the Closing Date upon which Lead Borrower or any of its Restricted Subsidiaries receives any cash proceeds from any issuance or incurrence of Indebtedness (other than Indebtedness permitted to be incurred pursuant to Section 10.04 (other than Refinancing Term Loans and Refinancing Notes)), an amount equal to 100% of the Net Debt Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(d) In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Closing Date upon which Lead Borrower or any of its Restricted Subsidiaries receives any Net Sale Proceeds from any Asset Sale (other than ABL Collateral), an amount equal to 100% of the Net Sale Proceeds therefrom shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, with respect to no more than $22,500,000 in the aggregate of such Net Sale Proceeds received by Lead Borrower and its Restricted Subsidiaries in any fiscal year of Lead Borrower, such Net Sale Proceeds shall not be required to be so applied or used to make mandatory repayments of Term Loans. Notwithstanding the foregoing, Lead Borrower or such Restricted Subsidiary may apply all or a portion of such Net Sale Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder to reinvest in the purchase of assets useful in the business of Lead Borrower and its Restricted Subsidiaries within 12 months following the date of receipt of such Net Sale Proceeds (or, if within such 12-month period, Lead Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest such Net Sale Proceeds, within 180 days following such 12-month period during which Lead Borrower so committed to such plan of reinvestment); provided, further, that if within 12 months (or, to the extent applicable, 18 months) after the date of receipt by Lead Borrower or such Restricted Subsidiary of such Net Sale Proceeds, Lead Borrower or such Restricted Subsidiary has not so used all or a portion of such Net Sale Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder, an amount equal to the remaining portion of such Net Sale Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 12-month (or, to the extent applicable, 18-month) period.

(e) In addition to any other mandatory repayments pursuant to this Section 5.02, on each Excess Cash Flow Payment Date, an amount equal to the remainder of (i) the Applicable ECF Prepayment Percentage of the Excess Cash Flow for the related Excess Cash Flow Payment Period less (ii) the aggregate amount of all (x) voluntary prepayments of Term Loans, Refinancing Notes and Indebtedness incurred pursuant to Section 10.04(xxvii) that rank pari passu with the Term Loans (limited, in the case of any voluntary prepayment in accordance with the provisions of Section 2.19 or Section 2.20 or similar provisions in the definitive documentation with respect to such Refinancing Notes or other Indebtedness, to the cash payment made by any Credit Party or Restricted Subsidiary therefor) and (y) prepayments of revolving loans under the ABL Credit Agreement or any other revolving credit facility secured by a Lien on the Collateral ranking pari passu with the Lien on the Collateral securing the ABL Credit Agreement or senior or pari passu with the Lien on the Collateral securing the Indebtedness hereunder, in each case, to the extent accompanied by a permanent reduction in commitments therefor and not financed with the incurrence of other long-term Indebtedness (other than Indebtedness under the ABL Credit Agreement), during such Excess Cash Flow Payment Period shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h).

(f) In addition to any other mandatory repayments pursuant to this Section 5.02, within 10 days following each date on or after the Closing Date upon which Lead Borrower or any of its Restricted Subsidiaries receives any Net Insurance Proceeds from any Recovery Event (other than in respect of ABL Collateral), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h); provided, however, with respect to no more than $22,500,000 in the aggregate of such Net Insurance Proceeds received by Lead Borrower and its Restricted Subsidiaries in any fiscal year of Lead Borrower, such Net Insurance Proceeds shall not give rise to a mandatory repayment. Notwithstanding the foregoing, Lead Borrower may apply such Net Insurance Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder to reinvest in the purchase of assets useful in the business of Lead Borrower and its Restricted Subsidiaries within 12 months following the date of receipt of such proceeds (or, if within such 12-month period, Lead Borrower or any of its Restricted Subsidiaries enters into a binding commitment to so reinvest in such Net Sale Proceeds, within 18 months following the date of receipt of such proceeds); provided, further, that if within 12 months (or, to the extent applicable, 18 months) after the date of receipt by Lead Borrower or any of its Restricted Subsidiaries of such Net Insurance Proceeds, Lead Borrower or any of its Restricted Subsidiaries have not so used all or a portion of such Net Insurance Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder, an amount equal to the remaining portion of such Net Insurance Proceeds that would otherwise be required to be applied as a mandatory repayment hereunder shall be applied as a mandatory repayment in accordance with the requirements of Sections 5.02(g) and (h) on the last day of such 12-month (or, to the extent applicable, 18-month) period.

(g) Each amount required to be applied pursuant to Sections 5.02(c) (other than Refinancing Term Loans and Refinancing Notes), (d), (e) and (f) in accordance with this Section 5.02(g) shall be applied to repay the outstanding principal amount of Term Loans, with each Tranche of then outstanding Term Loans to be allocated its Term Loan Percentage of each amount so required to be applied; provided that to the extent any Permitted Pari Passu Notes (or any Permitted Refinancing Indebtedness in respect thereof that is secured on a pari passu basis with the Obligations) requires any mandatory prepayment or repurchase from any Net Sale Proceeds or Net Insurance Proceeds that would otherwise be required to be applied to prepay Term Loans in accordance with clause (d) or (f) above, up to a pro rata portion (based on the aggregate principal amount of Term Loans and such pari passu secured Indebtedness then outstanding) of such Net Sale Proceeds or Net Insurance Proceeds that would otherwise be required to prepay Term Loans in accordance with clause (d) or (f) above may instead be applied to prepay or repurchase such pari passu secured Indebtedness in lieu of prepaying Term Loans as provided above. Prepayments with the proceeds of Refinancing Term Loans and Refinancing Notes pursuant to Section 5.02(c) shall be applied to the appropriate Tranche or Tranches of Term Loans selected by Lead Borrower. Except as otherwise provided below, all repayments of outstanding Term Loans of a given Tranche pursuant to Sections 5.02(c), (d), (e) and (f) (and applied pursuant to this clause (g)) shall be applied to reduce the Scheduled Repayments of the applicable Tranche in direct order of maturity of such Scheduled Repayments.

(h) With respect to each repayment of Term Loans required by this Section 5.02, Lead Borrower may (subject to the priority payment requirements of Section 5.02(g)) designate the Types of Term Loans of the applicable Tranche which are to be repaid and, in the case of LIBO Rate Term Loans, the specific Borrowing or Borrowings of the applicable Tranche pursuant to which such LIBO Rate Term Loans were made; provided that: (i) repayments of LIBO Rate Term Loans pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all such LIBO Rate Term Loans of the applicable Tranche with Interest Periods ending on such date of required repayment and all Base Rate Term Loans of the applicable Tranche have been paid in full; and (ii) each repayment of any Term Loans made pursuant to a Borrowing shall be applied pro rata among such Term Loans. In the absence of a designation by Lead Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(i) In addition to any other mandatory repayments pursuant to this Section 5.02, all then outstanding Term Loans of any Tranche of Term Loans shall be repaid in full on the Maturity Date for such Tranche of Term Loans.

(j) Notwithstanding any other provisions of this Section 5.02, (i) to the extent that any or all of the Net Sale Proceeds of any Asset Sale by a Foreign Subsidiary (a “Foreign Asset Sale”), the Net Insurance Proceeds of any Recovery Event incurred by a Foreign Subsidiary (a “Foreign Recovery Event”) or Excess Cash Flow attributable to Foreign Subsidiaries are prohibited or delayed by applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary from being repatriated to the United States, an amount equal to the portion of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 5.02 so long, but only so long, as the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary will not permit repatriation to the United States (the Borrowers hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any portion of such affected Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation or applicable organizational documents of such Foreign Subsidiary, an amount equal to such portion of such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes that would be payable or reserved against as a result of repatriating such amounts) to the repayment of the Term Loans pursuant to this Section 5.02 or (ii) to the extent that Lead Borrower has reasonably determined in good faith that repatriation of any of or all the Net Sale Proceeds of any Foreign Asset Sale, Net Insurance Proceeds of any Foreign Asset Sale or Foreign Recovery Event or Foreign Subsidiary Excess Cash Flow would have material adverse tax costs, an amount equal to such Net Sale Proceeds, Net Insurance Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans pursuant to this Section 5.02.

(k) The Borrowers shall notify the Administrative Agent in writing of any mandatory repayment of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) at least three Business Days prior to the date of such repayment. Each such notice shall specify the date of such repayment and provide the amount of such repayment. The Administrative Agent will promptly notify the Lenders of the contents of Lead Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Each Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.02(d), (e) or (f) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and Lead Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds may be retained by the Borrowers in accordance with this Agreement.

5.03 Method and Place of Payment. All payments under this Agreement and under any Note shall be made (i) to the Administrative Agent at its Notice Office for the account of the Lender or Lenders entitled thereto, or, except as otherwise specifically provided herein, directly to such Lender or Lenders, in each case not later than 2:00 p.m. (New York City time) on the date when due (or, in connection with any prepayment of all outstanding Term Loans, such later time on the specified prepayment date as the Administrative Agent may agree), (ii) in U.S. Dollars in immediately available funds and (iii) free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Any payment received after such time on such date referred to in the first sentence of this Section 5.03 shall, at the option of the Administrative Agent, be deemed to have been received on the next Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension. Unless the Administrative Agent shall have received notice from Lead Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

5.04 Net Payments.

(a) All payments made by or on account of any Credit Party under any Credit Document shall be made free and clear of, and without deduction or withholding for, any Taxes, except as required by applicable Requirements of Law. If any Taxes are required to be deducted or withheld from any such payments, then the Credit Parties jointly and severally agree that (i) to the extent such deduction or withholding is on account of an Indemnified Tax, the sum payable by the applicable Credit Party shall be increased as necessary so that after all such required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.04) have been made by any applicable withholding agent, the applicable Lender (or, in the case of a payment made to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the applicable withholding agent will make such deductions or withholdings, and (iii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law. In addition, the Credit Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law. The Credit Parties will furnish to the Administrative Agent, within 45 days after the date the payment by any of them of any Indemnified Taxes is due pursuant to applicable Requirements of Law, certified copies of tax receipts evidencing such payment by the applicable Credit Party. The Credit Parties jointly and severally agree to indemnify and hold harmless the Administrative Agent and each Lender, and reimburse the Administrative Agent and each Lender, within 10 Business Days of written request therefor, for the amount of any Indemnified Taxes (including any Indemnified Taxes imposed on amounts payable under this Section 5.04) payable or paid by the Administrative Agent or such Lender or required to be withheld or deducted from a payment to the Administrative Agent or such Lender, and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Lead Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, setting forth in reasonable detail the basis for the calculations of such payment or liability and including reasonable supporting evidence shall be prima facie evidence thereof absent manifest error.

(b) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to any payments made under any Credit Document shall deliver to Lead Borrower and the Administrative Agent, at the time or times reasonably requested by Lead Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by Lead Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or a reduced rate of, withholding Tax. In addition, each Lender shall deliver to Lead Borrower and the Administrative Agent, at the time or times reasonably requested by Lead Borrower or the Administrative Agent, such other documentation prescribed by applicable Requirements of Law or reasonably requested by Lead Borrower or the Administrative Agent as will enable Lead Borrower or the Administrative Agent to determine whether such Lender is subject to backup withholding or information reporting requirements. Each Lender shall, whenever a lapse in time or change in circumstances renders any such documentation (including any specific documents required below in Section 5.04(c)) expired, obsolete or inaccurate in any respect, deliver promptly to Lead Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by Lead Borrower or the Administrative Agent) or promptly notify Lead Borrower and the Administrative Agent in writing of its legal ineligibility to do so.

(c) Without limiting the generality of the foregoing: (x) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) shall deliver to Lead Borrower and the Administrative Agent on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, whichever of the following is applicable (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or Form W-8BEN-E (or successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party or Form W-8ECI (or successor form), or (ii) in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest,” a certificate substantially in the form of Exhibit C (any such certificate, a “U.S. Tax Compliance Certificate”) and two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (or successor form) or W-8BEN-E (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from U.S. federal withholding tax with respect to payments of interest to be made under this Agreement and under any Note; or (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership or a participating Lender), two accurate and complete original signed copies of Internal Revenue Service Form W-8IMY (or successor form) of the Lender, accompanied by Form W-8ECI, Form W-8BEN, Form W-8BEN-E, U.S. Tax Compliance Certificate, Form W-8IMY, Form W-9 and/or any other required information (or successor or other applicable form) from each beneficial owner that would be required under this Section 5.04(c) if such beneficial owner were a Lender (provided that, if the Lender is a partnership for U.S. federal income Tax purposes (and not a participating Lender), and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate may be provided by such Lender on behalf of such beneficial owners); (y) each Lender that is a United States person, as defined in Section 7701(a)(30) of the Code, shall deliver to Lead Borrower and the Administrative Agent, on or prior to the Closing Date or, in the case of a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 2.13 or 13.04(b) (unless the relevant Lender was already a Lender hereunder immediately prior to such assignment or transfer), on the date of such assignment or transfer to such Lender, two accurate and complete original signed copies of Internal Revenue Service Form W-9, or any successor form that such Person is entitled to provide at such time, in order to qualify for an exemption from United States federal backup withholding requirements; and (z) if any payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Sections 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Lead Borrower and the Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by Lead Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Lead Borrower or the Administrative Agent as may be necessary for Lead Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine, if necessary, the amount to deduct and withhold from such payment. Solely for purposes of this Section 5.04(c)(z), “FATCA” shall include any amendment made to FATCA after the Closing Date.

(d) If the Administrative Agent or any Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Indemnified Taxes as to which it has been indemnified by the Credit Parties or with respect to which a Credit Party has paid additional amounts pursuant to Section 5.04(a), it shall pay to the relevant Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Credit Party under Section 5.04(a) with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including any Taxes) of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the relevant Credit Party, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Credit Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 5.04(d), in no event will the Administrative Agent or any Lender be required to pay any amount to any Credit Party pursuant to this Section 5.04(d) to the extent that such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than such party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. Nothing in this Section 5.04(d) shall be construed to obligate the Administrative Agent or any Lender to disclose its Tax returns or any other information regarding its Tax affairs or computations to any Person or otherwise to arrange its Tax affairs in any manner other than as it determines in its sole discretion.

(e) Each Lender authorizes the Administrative Agent to deliver to Lead Borrower and to any successor Administrative Agent any documentation provided by the Lender to the Administrative Agent pursuant to Section 5.04(b) or Section 5.04(c). Notwithstanding any other provision of this Section 5.04, a Lender shall not be required to deliver any documentation pursuant to this Section 5.04 that such Lender is not legally eligible to deliver.

Section 6. Conditions Precedent to Credit Events on the Closing Date. The obligation of each Lender to make Term Loans on the Closing Date, is subject at the time of the making of such Term Loans to the satisfaction or waiver of the following conditions:

6.01 Term Loan Credit Agreement. On or prior to the Closing Date, Holdings, Lead Borrower and the other Borrowers shall have executed and delivered to the Administrative Agent a counterpart of this Agreement.

6.02 [Reserved].

6.03 Opinions of Counsel. On the Closing Date, the Administrative Agent shall have received an opinion addressed to the Administrative Agent and each of the Lenders and dated the Closing Date in form and substance reasonably satisfactory to the Administrative Agent from each of (i) Alston & Bird LLP, special counsel to the Credit Parties, (ii) Alvarez & Diaz-Silveira LLP, special counsel to the Credit Parties, (iii) Lane Powell PC, special counsel to the Credit Parties, (iv) Gray Plant Mooty, special counsel to the Credit Parties, and (v) Ballard Spahr LLP, special counsel to the Credit Parties.

6.04 Corporate Documents; Proceedings, etc.

(a) On the Closing Date, the Administrative Agent shall have received a certificate, dated the Closing Date, signed by the Secretary or Assistant Secretary of each Credit Party, and attested to by a Responsible Officer of each Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of each Credit Party and the resolutions of the governing body of each Credit Party referred to in such certificate, and each of the foregoing shall be in customary form.

(b) The Administrative Agent shall have received good standing certificates (or equivalent evidence) and bring-down letters or facsimiles, if any, for the Credit Parties which the Administrative Agent reasonably may have requested.

6.05 Contribution; Closing Date Refinancing.

(a) On the Closing Date, the Contribution shall be consummated substantially concurrently with (or immediately prior to) the initial funding of the Initial Term Loans in accordance in all material respects with the Contribution Agreement without waivers or amendments thereof that are materially adverse, when taken as a whole, to the interests of the Agents and their Affiliates that are Lenders, unless consented to by the Agents (such consent not to be unreasonably withheld, delayed or conditioned); it being understood that the Agents shall be deemed to have consented to any waiver or amendment of the Contribution Agreement if it shall have not affirmatively objected to any such waiver or amendment within three Business Days of receipt of written notice of such waiver or amendment.

(b) The Credit Parties shall have satisfied and discharged, or substantially concurrently with the funding of the Initial Term Loans will satisfy and discharge all Indebtedness to be satisfied and discharged in connection with the Closing Date Refinancing.

6.06 [Reserved].

6.07 Intercreditor Agreement. On or prior to the Closing Date, each Credit Party shall have executed and delivered to the Administrative Agent an acknowledgment to the Intercreditor Agreement.

6.08 [Reserved].

6.09 Security Agreement. On or prior to the Closing Date, each Credit Party shall have executed and delivered to the Collateral Agent the Security Agreement substantially in the form of Exhibit G (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Security Agreement”) covering all of such Credit Party’s present and future Collateral referred to therein, and shall have delivered to the Collateral Agent:

(i) proper financing statements (Form UCC-1 or the equivalent) authorized for filing under the UCC and filings with the United States Patent and Trademark Office and United States Copyright Office or other appropriate filing offices of each jurisdiction as may be reasonably necessary to perfect the security interests purported to be created by the Security Agreement;

(ii) all of the Pledged Collateral, if any, referred to in the Security Agreement and then owned by such Credit Party together with executed and undated endorsements for transfer in the case of Pledged Collateral constituting certificated securities;

(iii) certified copies of a recent date of requests for information or copies (Form UCC-1), or equivalent reports as of a recent date, listing all effective financing statements that name the Borrowers or any other Credit Party as debtor and that are filed in the jurisdictions referred to in the Perfection Certificate, together with copies of such financing statements; and

(iv) a Perfection Certificate executed by the Credit Parties;

provided that to the extent any Collateral is not able to be provided and/or perfected on the Closing Date after the use by Holdings, the Borrowers and the Subsidiary Guarantors of commercially reasonable efforts without undue burden or expense, the provisions of this Section 6.09 shall be deemed to have been satisfied and the Credit Parties shall be required to provide such Collateral in accordance with the provisions set forth in Section 9.13 if, and only if, each Credit Party shall have executed and delivered the Security Agreement and the Collateral Agent shall have a perfected security interest in all Collateral of the type for which perfection may be accomplished by the filing of a UCC financing statement in the jurisdiction of organization of the applicable Credit Party or possession of certificated securities of Lead Borrower and the material Wholly-Owned Domestic Subsidiaries (to the extent required by the Security Agreement and, in the case of the Lead Borrower and the ISI Companies that are Subsidiaries of the Lead Borrower after giving effect to the Contribution, to the extent they have been received by the Credit Parties after use of commercially reasonable efforts).

6.10 Guaranty Agreement. On or prior to the Closing Date, each of Holdings, each Borrower and each Subsidiary Guarantor shall have executed and delivered the Guaranty Agreement substantially in the form of Exhibit H (as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Guaranty Agreement”).

6.11 Financial Statements; Pro Forma Balance Sheets; Projections. On or prior to the Closing Date, the Agents and their Affiliates that are Lenders on the Closing Date shall have received (a) (i) an audited consolidated balance sheet of Interior Logic Group, Inc. as of December 31, 2017, and consolidated statements of income and retained earnings and consolidated statements of cash flows for the year then-ended, and (ii) an audited consolidated balance sheet of Faraday as of December 31, 2017, and consolidated statements of income and retained earnings and consolidated statements of cash flows for the year then-ended (collectively, the “Audited Financial Statements”), (b) (i) the unaudited consolidated balance sheet for Interior Logic Group, Inc. for the fiscal quarter ending March 31, 2018 (the “Financial Statements Date”), and the related consolidated statements of income and retained earnings and consolidated statements of cash flows for the portion of the fiscal year then-ended, and (ii) the unaudited consolidated balance sheet for ISI for the fiscal quarter ending as of the Financial Statements Date, and the related consolidated statements of income and retained earnings and consolidated statements of cash flows for the portion of the fiscal year then-ended (the foregoing clauses (b)(i) and (b)(ii), collectively, the “Unaudited Financial Statements”), (c) a pro forma consolidated balance sheet for Lead Borrower prepared as of the Financial Statements Date and a pro forma statement of operations and comprehensive income and statements of cash flows for the most recent fiscal year covered by the Audited Financial Statements and the year-to-date and the four-quarter period ending on the Financial Statements Date, prepared so as to give effect to the Transactions as if the Transactions had occurred on such date (in the case of such balance sheet) or as if the Transactions had occurred at the beginning of such period (in the case of such statement of operations), which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting and (d) forecasts of the financial performance of Holdings and its Restricted Subsidiaries on a quarterly basis for the 2018 fiscal year and an annual basis thereafter through the fiscal year ending December 31, 2024 (it being agreed that such forecasts shall not be provided to Public-Siders). The financial statements referred to in clauses (a) and (b) shall be prepared in accordance with U.S. GAAP subject in the case of the Unaudited Financial Statements to changes resulting from audit and normal year-end audit adjustments and to the absence of certain footnotes.

6.12 Solvency Certificate. On or prior to the Closing Date, the Administrative Agent shall have received a solvency certificate from the chief financial officer or treasurer (or officer with equivalent duties) of Lead Borrower substantially in the form of Exhibit I.

6.13 Fees, etc. On the Closing Date, the Borrowers shall have paid to the Agents and their Affiliates that are Lenders on the Closing Date all reasonable and documented out-of-pocket costs, fees and expenses (including, without limitation, any such legal fees and expenses) to the extent invoiced at least three Business Days prior the Closing Date and other compensation payable to the Agents or such Lender on the Closing Date that have been separately agreed and are payable in respect of the Transaction to the extent then due.

6.14 Representations and Warranties. The Contribution Agreement Representations shall be true and correct to the extent required by the definition thereof and the Specified Representations shall be true and correct in all material respects on the Closing Date (in each case of any Specified Representations, any representation or warranty that is qualified as to “materiality” or similar language shall be true and correct in all respects on the Closing Date); provided that any “Material Adverse Effect” or similar qualifier in any such Specified Representation as it relates to (i) ILG and its Subsidiaries shall, for purposes of this Section 6.14, be deemed to refer to an ILG Material Adverse Effect and (ii) ISI and its Subsidiaries shall, for purposes of this Section 6.14, be deemed to refer to an ISI Material Adverse Effect.

6.15 Patriot Act.

(i) The Agents shall have received from the Credit Parties, at least three Business Days prior to the Closing Date, all documentation and other information that they reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, in each case to the extent reasonably requested in writing by the Agents at least 10 Business Days prior to the Closing Date.

(ii) At least five days prior to the Closing Date, any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to the Agents a Beneficial Ownership Certification in relation to such Borrower.

6.16 Notice of Borrowing. Prior to the making of the Initial Term Loan on the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

6.17 Officer’s Certificate. On or prior to the Closing Date, Lead Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Lead Borrower certifying as to the satisfaction of the conditions in Section 6.05(a), Section 6.14 and Section 6.18.

6.18 Material Adverse Effect. Since April 30, 2018, no ILG Material Adverse Effect or ISI Material Adverse Effect shall have occurred.

Section 7. Conditions Precedent to all Credit Events after the Closing Date. The obligation of each Lender to make Term Loans after the Closing Date shall be subject to the satisfaction or waiver of the conditions set forth in Section 2.15 or Section 2.18, as applicable.

Section 8. Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Term Loans, each Borrower (and, solely with respect to Sections 8.01, 8.02, 8.03, 8.04 and 8.16 with respect to itself, Holdings), makes the following representations and warranties (limited, on the Closing Date, to the Specified Representations), in each case after giving effect to the Transaction.

8.01 Organizational Status. Each of Holdings, Lead Borrower and each of the Restricted Subsidiaries (i) is a duly organized and validly existing corporation, partnership, limited liability company, unlimited liability company or other applicable business entity, as the case may be, in good standing (to the extent such concept is applicable) under the laws of the jurisdiction of its organization, (ii) has the requisite corporate, partnership, limited liability company, unlimited liability company or other applicable business entity power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is, to the extent such concepts are applicable under the laws of the relevant jurisdiction, duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership of its property or the conduct of its business requires such qualifications except for failures to be so qualified which, individually and in the aggregate would not reasonably be expected to have a Material Adverse Effect.

8.02 Power and Authority; Enforceability. Each Credit Party has the corporate, partnership, limited liability company, unlimited liability company or other applicable business entity power and authority, as the case may be, to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership, limited liability company, unlimited liability company or other applicable business entity action, as the case may be, to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law).

8.03 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any Requirement of Law, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of, any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject (in the case of the preceding clauses (i) and (ii), other than in the case of any contravention, breach, default and/or conflict, in each case, that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect) or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party.

8.04 Approvals. Except to the extent the failure to obtain or make the same would not reasonably be expected to have a Material Adverse Effect, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Closing Date and which remain in full force and effect on the Closing Date and (y) filings which are necessary to perfect the security interests created under the Security Documents), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, the execution, delivery and performance of any Credit Document.

8.05 Financial Statements; Financial Condition; Projections.

(a) (i) The balance sheets included in the Audited Financial Statements present fairly in all material respects the consolidated financial position of (x) Faraday and its Subsidiaries, with respect to its Audited Financial Statements, and (y) Interior Logic Group, Inc. and its Subsidiaries with respect to its Audited Financial Statements, in each case, at the dates of such balance sheets and the consolidated results of operations of the applicable Persons for the periods covered thereby. All of the foregoing historical financial statements have been audited by independent certified public accountants of recognized national standing and prepared in accordance with U.S. GAAP consistently applied.

(ii) [Reserved].

(iii) The pro forma consolidated balance sheet of Lead Borrower furnished to the Lenders pursuant to clause (c) of Section 6.11 has been prepared as of the Financial Statements Date as if the Transaction had occurred on such date. The pro forma consolidated income statement of Lead Borrower furnished to the Lenders pursuant to clause (c) of Section 6.11 has been prepared for the four fiscal quarter period ended as of the Financial Statements Date, as if the Transaction had occurred on the first day of such four fiscal quarter period.

(b) On the Closing Date, Lead Borrower and its Subsidiaries, on a consolidated basis, are Solvent after giving effect to the consummation of the Transaction.

(c) The Projections have been prepared in good faith and are based on assumptions that were believed by Lead Borrower to be reasonable at the time delivered to the Administrative Agent (it being understood and agreed that the Projections are not to be viewed as facts, the Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Credit Parties and their Restricted Subsidiaries, no assurance can be given that any particular Projections will be realized and that actual results during the period or periods covered by the Projections may differ from projected results, and such differences may be material).

(d) Since the Closing Date there has been no change, event or occurrence that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

8.06 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of any Borrower, threatened (i) with respect to the Transaction or any Credit Document or (ii) that either individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

8.07 True and Complete Disclosure. All written information (other than information consisting of statements, estimates, forecasts and Projections, as to which no representation, warranty or covenant is made (except with respect to Projections to the extent set forth in Section 8.05(c) above)) that has been or will be made available to the Administrative Agent or any Lender by any Credit Party or any representative of a Credit Party at its direction and on its behalf in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein, when taken as a whole and after giving effect to all supplements thereto, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, in each case in light of the circumstances under which such statements are made, not materially misleading.

8.08 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Term Loans incurred on the Closing Date will be used by the Borrowers to finance, in part, the Transaction and pay Transaction Costs and for general corporate purposes (including but not limited to Permitted Acquisitions and other investments).

(b) All proceeds of Incremental Term Loans will be used for the purpose set forth in Section 2.15(a).

(c) No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Term Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(d) The Borrowers will not request any Borrowing, and the Borrowers shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to Lead Borrower and its Subsidiaries or, to the knowledge of the Borrowers, any other party hereto.

8.09 Tax Returns and Payments. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) Lead Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all Tax returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, Lead Borrower and/or any of its Subsidiaries, (ii) the Returns accurately reflect in all material respects all liability for Taxes of Lead Borrower and its Subsidiaries for the periods covered thereby, and (iii) Lead Borrower and each of its Subsidiaries have paid all Taxes payable by them (including in their capacity as a withholding agent), other than those that are being contested in good faith by appropriate proceedings and fully provided for as a reserve on the financial statements of Lead Borrower and its Subsidiaries in accordance with U.S. GAAP. There is no action, suit, proceeding, audit or claim now pending and, to the knowledge of the Borrowers, there is no action, suit, proceeding, audit, claim threatened in writing by any authority or ongoing investigation by any authority, in each case, regarding any Taxes relating to Lead Borrower or any of its Subsidiaries that is reasonably likely to be adversely determined, and, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

8.10 ERISA.

(a) No ERISA Event has occurred or is reasonably expected to occur that would reasonably be expected to result in a Material Adverse Effect. Each Plan is in compliance in form and operation with its terms and with the applicable provisions of ERISA, the Code and other applicable law, except for such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service or is in the form of a prototype document that is the subject of a favorable opinion letter.

(b) There exists no Unfunded Pension Liability with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect.

(c) If each of Lead Borrower, each Restricted Subsidiary and each ERISA Affiliate were to withdraw from all Multiemployer Plans in a complete withdrawal as of the date this assurance is given, the aggregate withdrawal liability that would be incurred would not reasonably be expected to have a Material Adverse Effect.

(d) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of the Borrowers, any Restricted Subsidiary or any ERISA Affiliate, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.

(e) Lead Borrower, any Restricted Subsidiary and any ERISA Affiliate have made all material contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(f) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Foreign Pension Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been timely made; and (iii) neither Lead Borrower nor any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan.

(g) As of the Closing Date each Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.

8.11 The Security Documents.

(a) The provisions of the Security Agreement are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest (except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law)) in all right, title and interest of the Credit Parties in the Collateral (as described in the Security Agreement), and upon (i) the timely and proper filing of financing statements listing each applicable Credit Party, as a debtor, and the Collateral Agent, as secured party, in the secretary of state’s office (or other similar governmental entity) of the jurisdiction of organization of such Credit Party, (ii) the receipt by the Collateral Agent of all Instruments, Chattel Paper and certificated pledged Equity Interests that constitute “securities” governed by Article 8 of the New York UCC, in each case constituting Collateral in suitable form for transfer by delivery or accompanied by instruments of transfer or assignment duly executed in blank, (iii) sufficient identification of commercial tort claims (as applicable), (iv) the execution of a control agreement establishing the Collateral Agent’s “control” (within the meaning of the New York UCC) with respect to any deposit account, (v) the recordation of the Patent Security Agreement, if applicable, and the Trademark Security Agreement, if applicable, in the respective form attached to the Security Agreement, in each case in the United States Patent and Trademark Office and (vi) the recordation of the Copyright Security Agreement, if applicable, in the form attached to the Security Agreement with the United States Copyright Office, the Collateral Agent, for the benefit of the Secured Creditors, has (to the extent provided in the Security Agreement) a fully perfected security interest in all right, title and interest in all of the Collateral (as described in the Security Agreement), subject to no other Liens other than Permitted Liens, in each case, to the extent perfection can be accomplished under applicable law through these actions.

(b) Upon delivery in accordance with Section 9.12, each Mortgage will create, as security for the obligations purported to be secured thereby, a valid and enforceable (except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law) and, upon recordation in the appropriate recording office, perfected security interest in and mortgage lien on the respective Mortgaged Property in favor of the Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, superior and prior to the rights of all third Persons (except as may exist pursuant to the Permitted Encumbrances related thereto) and subject to no other Liens (other than Permitted Liens related thereto).

8.12 Properties. All Real Property owned by any Credit Party as of the Closing Date, and the nature of the interest therein, is correctly set forth in Schedule 8.12, which Schedule 8.12 also indicates each property that constitutes a Material Real Property as of the Closing Date. Each of Lead Borrower and each of its Restricted Subsidiaries has good and marketable title or valid leasehold interest in the case of Real Property, and good and valid title in the case of tangible personal property, to all material tangible properties owned by it, including all material property reflected in the most recent historical balance sheets referred to in Section 8.05(a) (except as sold or otherwise disposed of since the date of such balance sheet in the ordinary course of business or as permitted by the terms of this Agreement), free and clear of all Liens, other than Permitted Liens.

8.13 Capitalization. All outstanding shares of capital stock of the Borrowers have been duly and validly issued and are fully paid and non-assessable (other than any assessment on the shareholders of the Borrowers that may be imposed as a matter of law) and are owned by (i) Holdings, with respect to the shares of Lead Borrower and (ii) a Credit Party, with respect to the shares of any other Borrower. No Borrower has outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock.

8.14 Subsidiaries. On and as of the Closing Date and after giving effect to the consummation of the Transaction, Lead Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 correctly sets forth, as of the Closing Date and after giving effect to the Transaction, the percentage ownership (direct and indirect) of Lead Borrower in each class of capital stock of each of its Subsidiaries and also identifies the direct owner thereof.

8.15 Compliance with Statutes, OFAC Rules and Regulations; Patriot Act; FCPA.

(a) Each of Lead Borrower and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of (including any laws relating to terrorism, money laundering, embargoed persons or the Patriot Act), and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Material Adverse Effect. The Borrowers will not directly (or knowingly indirectly) use the proceeds of the Initial Term Loans to violate or result in a violation of any such applicable statutes, regulations, orders or restrictions referred to in the immediately preceding sentence.

(b) The Borrowers have implemented and maintain in effect policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrowers, their Subsidiaries and their respective officers and employees and, to the knowledge of the Borrowers, their respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Borrower, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of any Borrower, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds or the Transaction will violate any Anti-Corruption Law or applicable Sanctions.

8.16 Investment Company Act. None of Holdings, Lead Borrower or any of its Restricted Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended, required to be registered as such.

8.17 [Reserved].

8.18 Environmental Matters. Except for any matters that, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect:

(a) Lead Borrower and each of its Restricted Subsidiaries are in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws. To the knowledge of any Credit Party, there are no pending or threatened Environmental Claims against Lead Borrower or any of its Restricted Subsidiaries or any Real Property currently or formerly owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries. There are no facts, circumstances, conditions or occurrences with respect to the business or operations of Lead Borrower or any of its Restricted Subsidiaries, or to the knowledge of any Credit Party, any Real Property currently or formerly owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries that would reasonably be expected (i) to form the basis of an Environmental Claim against Lead Borrower or any of its Restricted Subsidiaries or (ii) to cause any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property by Lead Borrower or any of its Restricted Subsidiaries under any applicable Environmental Law.

(b) To the knowledge of any Credit Party, Hazardous Materials have not at any time been generated, used, treated or stored on, or transported to or from, or Released on or from, any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries where such generation, use, treatment, storage, transportation or Release has (i) violated or would reasonably be expected to violate any applicable Environmental Law, (ii) give rise to an Environmental Claim or (iii) give rise to liability under any applicable Environmental Law.

8.19 Labor Relations. Except as set forth in Schedule 8.19 or except to the extent the same has not, either individually or in the aggregate, had and would not reasonably be expected to have a Material Adverse Effect, (a) there are no strikes, lockouts, slowdowns or other labor disputes pending against Lead Borrower or any of its Restricted Subsidiaries or, to the knowledge of the Borrowers, threatened against Lead Borrower or any of its

Restricted Subsidiaries, (b) to the knowledge of the Borrowers, there are no questions concerning union representation with respect to Lead Borrower or any of its Restricted Subsidiaries, (c) the hours worked by and payments made to employees of Lead Borrower or any of its Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local, or foreign law dealing with such matters and (d) to the knowledge of the Borrowers, no wage and hour department investigation has been made of Lead Borrower or any of its Restricted Subsidiaries.

8.20 Intellectual Property. Each of Lead Borrower and each of its Restricted Subsidiaries owns or has the right to use all the patents, trademarks, domain names, service marks, trade names, copyrights, inventions, trade secrets, formulas, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) (collectively, “Intellectual Property”), necessary for the present conduct of its business, without any known conflict with the Intellectual Property rights of others, except for such failures to own or have the right to use and/or conflicts as have not had, and would not reasonably be expected to have, a Material Adverse Effect.

8.21 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

8.22 Beneficial Ownership. As of the Closing Date, the information included in the Beneficial Ownership Certification delivered pursuant to Section 6.15(ii) is true and correct in all respects.

Section 9. Affirmative Covenants. Lead Borrower and each of the Restricted Subsidiaries hereby covenants and agrees that on and after the Closing Date and until the Term Loans (in each case together with interest thereon), Fees and all other Obligations (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Designated Interest Rate Protection Agreements or Designated Treasury Services Agreements), are paid in full and all Commitments have terminated:

9.01 Information Covenants. Lead Borrower will furnish to the Administrative Agent for distribution to each Lender, including each Lender’s Public-Siders except as otherwise provided below:

(a) Quarterly Financial Statements. Within 45 days (or 60 days in the case of the first three fiscal quarters ending after the Closing Date for which delivery is required hereunder) after the close of each of the first three quarterly accounting periods in each fiscal year of Lead Borrower, in each case, ending after the Closing Date (i) the consolidated balance sheet of Lead Borrower and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the corresponding quarterly accounting period in the prior fiscal year, all of which shall be certified by the chief financial officer of Lead Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of Lead Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period.

(b) Annual Financial Statements. Within 90 days after the close of each fiscal year of Lead Borrower ending after the Closing Date (or 120 days with respect to the fiscal year ending on December 31, 2018), (i) the consolidated balance sheet of Lead Borrower and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year setting forth comparative figures for the preceding fiscal year (with respect to such comparative figures, commencing with the financials delivered for the fiscal year ending December 31, 2019) and certified, in the case of consolidated financial statements, by any one of the “Big 4” public accounting firms or other independent certified public accountants of recognized national standing, together with an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (except for qualifications for a change in accounting principles with which such accountants concur and which shall have been disclosed in the notes to the financial statements or other than as a result of, or with respect to, an upcoming maturity date under this Agreement or the ABL Credit Agreement occurring within one year from the time such opinion is delivered or any potential inability to satisfy any financial maintenance covenant in the ABL Credit Agreement on a future date or in a future period)) to the effect such statements fairly present in all material respects in accordance with U.S. GAAP the financial condition of Lead Borrower and its Subsidiaries as of the date indicated and the results of their operations for the periods indicated, and (ii) management’s discussion and analysis of the important operational and financial developments during such fiscal year.

(c) Notwithstanding the foregoing, the obligations referred to in Sections 9.01(a) and 9.01(b) above may be satisfied with respect to financial information of Lead Borrower and its Subsidiaries by furnishing (A) the applicable financial statements of any Parent Company or (B) Lead Borrower’s or such Parent Company’s Form 10-K or 10-Q, as applicable, filed with the SEC (and the public filing of such report with the SEC shall constitute delivery under this Section 9.01); provided that with respect to each of the preceding clauses (A) and (B), (1) to the extent such information relates to a parent of Lead Borrower, if and so long as such Parent Company will have Independent Assets or Operations, such information is accompanied by, or Lead Borrower shall separately deliver within the applicable time periods set forth in Sections 9.01(a) and 9.01(b) above, consolidating information (which need not be audited) that explains in reasonable detail the differences between the information relating to such Parent Company and its Independent Assets or Operations, on the one hand, and the information relating to Lead Borrower and the consolidated Restricted Subsidiaries on a stand-alone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 9.01(a) (it being understood that such information may be audited at the option of Lead Borrower), such materials are accompanied by a report and opinion of independent certified public accountants of recognized national standing or another accounting firm reasonably acceptable to the Administrative Agent, which report and opinion (a) will be prepared in accordance with generally accepted auditing standards and (b) will be without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than as a result of, or with respect to, an upcoming maturity date under this Agreement or the ABL Credit Agreement occurring within one year from the time such opinion is delivered or any potential inability to satisfy any financial maintenance covenant in the ABL Credit Agreement on a future date or in a future period).

(d) Forecasts. Within 90 days (or 120 days for the first fiscal year ending after the Closing Date) after the close of each fiscal year of Lead Borrower, in each case, ending after the Closing Date, a reasonably detailed annual forecast (including projected statements of income, sources and uses of cash and balance sheets for Lead Borrower and its Subsidiaries on a consolidated basis), prepared on a quarter-by-quarter basis for such fiscal year and including a discussion of the principal assumptions upon which such forecast is based (it being agreed that such annual forecasts shall not be provided to Public-Siders).

(e) Officer’s Certificates. At the time of the delivery of the Section 9.01 Financials, a compliance certificate from a Responsible Officer of Lead Borrower substantially in the form of Exhibit J, certifying on behalf of Lead Borrower that, to such Responsible Officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall (i) if delivered with the financial statements required by Section 9.01(b) for any fiscal year ending on or after December 31, 2019, set forth in reasonable detail the amount of (and the calculations required to establish the amount of) Excess Cash Flow for the applicable Excess Cash Flow Payment Period, and (ii) certify that there have been no changes to Schedules 1(a), 2(b), 5, 7(a), 7(b), 8 and 9 of the Perfection Certificate, in each case since the Closing Date or, if later, since the date of the most recent certificate delivered pursuant to this Section 9.01(e), or if there have been any such changes, a list in reasonable detail of such changes (but, in each case with respect to this clause (ii), only to the extent such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents).

(f) Notice of Default, Litigation and Material Adverse Effect. Promptly after any Responsible Officer of any Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default or any default or event of default under (A) Refinancing Notes, Permitted Pari Passu Notes, Permitted Junior Debt or other Indebtedness constituting debt for borrowed money, in each case of this clause (A), with a principal amount in excess of the Threshold Amount or (B) the ABL Credit Agreement, (ii) any litigation, or governmental investigation or proceeding pending against Holdings or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect or (y) with respect to any Credit Document, or (iii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(g) Other Reports and Filings. Promptly after the sending, filing, receipt or delivery thereof, as applicable, copies of (i) all financial information, proxy materials and reports, if any, which Holdings or any of its Subsidiaries shall publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) and (ii) material notices received from, or reports or other information or material notices furnished to, holders of Indebtedness under (A) Refinancing Notes, Permitted Pari Passu Notes, Permitted Junior Debt or other Indebtedness constituting debt for borrowed money, in each case of this clause (A), with a principal amount in excess of the Threshold Amount or (B) the ABL Credit Agreement (including, for the avoidance of doubt, any notices relating to an actual or purported default or event of default thereunder and any notices to the extent the action or occurrence described therein would reasonably be expected to be materially adverse to the interests of the Lenders, but excluding any administrative notices or regular reporting requirements thereunder).

(h) Environmental Matters. Promptly after any Responsible Officer of Lead Borrower obtains knowledge thereof, notice of any of the following environmental matters to the extent such environmental matters, either individually or when aggregated with all other such environmental matters, would reasonably be expected to have a Material Adverse Effect:

(i) any pending or threatened Environmental Claim against Lead Borrower or any of its Restricted Subsidiaries or any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries;

(ii) any condition or occurrence on or arising from any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries that (a) results in noncompliance by Lead Borrower or any of its Restricted Subsidiaries with any applicable Environmental Law or (b) would reasonably be expected to form the basis of an Environmental Claim against Lead Borrower or any of its Restricted Subsidiaries or any such Real Property;

(iii) any condition or occurrence on any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by Lead Borrower or any of its Restricted Subsidiaries of such Real Property under any Environmental Law; and

(iv) the taking of any removal or remedial action in response to the actual or alleged presence of any Hazardous Material on any Real Property owned, leased or operated by Lead Borrower or any of its Restricted Subsidiaries as required by any Environmental Law or any governmental or other administrative agency and all notices received by Lead Borrower or any of its Restricted Subsidiaries from any government or governmental agency under, or pursuant to, CERCLA which identify Lead Borrower or any of its Restricted Subsidiaries as potentially responsible parties for remediation costs or which otherwise notify Lead Borrower or any of its Restricted Subsidiaries of potential liability under CERCLA.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Lead Borrower’s or such Subsidiary’s response thereto.

(i) Financial Statements of Unrestricted Subsidiaries. Simultaneously with the delivery of each set of Section 9.01 Financials, the related consolidating financial statements reflecting adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

(j) Insurance. Evidence of insurance renewals as required under Section 9.03 hereunder.

(k) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to Lead Borrower or any of its Restricted Subsidiaries as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request. Notwithstanding the foregoing, neither Lead Borrower nor any of its Restricted Subsidiaries will be required to provide any information pursuant to this clause to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that Lead Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, Lead Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege).

Documents required to be delivered pursuant to this Section 9.01 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Lead Borrower posts such documents, or provides a link thereto on Lead Borrower’s website on the Internet; or (ii) on which such documents are posted on Lead Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (x) Lead Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon request to Lead Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (y) Lead Borrower shall notify the Administrative Agent and each Lender (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Lead Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Lead Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their respective Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Lead Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Lead Borrower shall be deemed to have authorized the Administrative Agent, the Lead Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrowers or its their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Public Side Information, they shall be treated as set forth in Section 13.15); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

The Lead Borrower represents and warrants that it, Holdings or any other direct or indirect Parent Company and any Subsidiary, in each case, if any, either (x) has no registered or publicly traded securities outstanding, or (y) files its financial statements with the SEC and/or makes its financial statements available to potential holders of its 144A securities, and, accordingly, the Lead Borrower hereby (i) authorizes the Administrative Agent to make financial statements and other information provided pursuant to clauses (x) and (y) above, along with the Credit Documents and the list of Disqualified Lenders, available to Public-Siders and (ii) agrees that at the time the Section 9.01 Financials are provided hereunder, they shall already have been, or shall substantially concurrently be, made available to holders of its securities. The Lead Borrower will not request that any other material be posted to Public-Siders without expressly representing and warranting to the Administrative Agent in writing that such materials do not constitute material nonpublic information within the meaning of the federal securities laws or that the Lead Borrower has no outstanding publicly traded securities, including 144A securities (it being understood that the Lead Borrower shall have no obligation to request that any material be posted to Public-Siders). Notwithstanding anything herein to the contrary, in no event shall the Lead Borrower request that the Administrative Agent make available to Public-Siders forecasts, budgets or any certificates, reports or calculations with respect to the Lead Borrower’s compliance with the covenants contained herein.

9.02 Books, Records and Inspections; Conference Calls.

(a) Lead Borrower will, and will cause each of its Restricted Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity in all material respects with U.S. GAAP shall be made of all dealings and transactions in relation to its business and activities. Lead Borrower will, and will cause each of its Restricted Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of Lead Borrower or such Restricted Subsidiary, any of the properties of Lead Borrower or such Restricted Subsidiary, and to examine the books of account of Lead Borrower or such Restricted Subsidiary and discuss the affairs, finances and accounts of Lead Borrower or such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants (provided that neither Lead Borrower nor any of its Restricted Subsidiaries will be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation or result in the breach of any binding contractual obligation or the loss of any professional privilege; provided that in the event that Lead Borrower or any of its Restricted Subsidiaries does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, Lead Borrower shall use commercially reasonable efforts to provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege), all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request; provided that the Administrative Agent shall give Lead Borrower an opportunity to participate in any discussions with its accountants; provided, further, that in the absence of the existence of an Event of Default, (i) only the Administrative Agent on behalf of the Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section 9.02 and (ii) the Administrative Agent shall not exercise its inspection rights under this Section 9.02 more often than one time during any fiscal year and only one such time shall be at the Borrowers’ expense; provided, further, however, that when an Event of Default exists, the Administrative Agent or any Lender and their respective designees may do any of the foregoing at the expense of the Borrowers at any time during normal business hours and upon reasonable advance notice.

(b) Lead Borrower will, within 30 days (or, if after using commercially reasonable efforts to schedule such call, at such later date as agreed to by the Administrative Agent in its sole discretion) after the date of the delivery (or, if later, required delivery) of the quarterly and annual financial information pursuant to Sections 9.01(a) and (b), hold a conference call or teleconference, at a time selected by Lead Borrower and reasonably acceptable to the Administrative Agent, with all of the Lenders that choose to participate, to review the financial results of the previous fiscal quarter or fiscal year, as the case may be, of Lead Borrower (it being understood that any such call may be combined with any similar call held for any of Lead Borrower’s other lenders or securities holders).

9.03 Maintenance of Property; Insurance.

(a) The Borrowers will, and will cause each of the Restricted Subsidiaries to, (i) except as would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, keep all tangible property necessary to the business of Lead Borrower and its Restricted Subsidiaries in reasonably good working order and condition, ordinary wear and tear, casualty and condemnation excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is, in the good faith determination of Lead Borrower, consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as Lead Borrower and its Restricted Subsidiaries, and (iii) furnish to the Collateral Agent, upon its request therefor, all information reasonably requested as to the insurance carried. The provisions of this Section 9.03 shall be deemed supplemental to, but not duplicative of, the provisions of any Security Documents that require the maintenance of insurance.

(b) If any portion of any improvements on Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the Flood Insurance Laws, then the Borrowers shall, or shall cause the applicable Credit Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and shall otherwise be in form and substance reasonably satisfactory to the Collateral Agent and (ii) deliver to the Collateral Agent evidence reasonably requested by the Collateral Agent as to such compliance, including, without limitation, evidence of annual renewals of such insurance.

(c) The Borrowers will, and will cause each of the Restricted Subsidiaries to, at all times keep its property constituting Collateral insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (i) shall, at all times after the time required by Section 9.13, be endorsed in a customary manner to the Collateral Agent for the benefit of the Secured Creditors (including, without limitation, by naming the Collateral Agent as loss payee and/or additional insured) and (ii) if agreed by the insurer (which agreement the Borrowers shall use commercially reasonable efforts to obtain), shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof (or, with respect to non-payment of premiums, 10 days’ prior written notice) by the respective insurer to the Collateral Agent; provided, that the requirements of this Section 9.03(c) shall not apply to (x) insurance policies covering (1) directors and officers, fiduciary or other professional liability, (2) employment practices liability, (3) workers compensation liability, (4) automobile and aviation liability, (5) health, medical, dental and life insurance, and (6) such other insurance policies and programs as to which a secured lender is not customarily granted an insurable interest therein as the Collateral Agent may approve; and (y) self-insurance programs.

(d) If the Borrowers or any of the Restricted Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or the Borrowers or any of the Restricted Subsidiaries shall fail to so endorse all policies with respect thereto, after any applicable grace period, the Collateral Agent shall have the right (but shall be under no obligation) to procure such insurance so long as the Collateral Agent provides written notice to Lead Borrower of its election to procure such insurance prior thereto, and the Credit Parties jointly and severally agree to reimburse the Collateral Agent for all reasonable costs and expenses of procuring such insurance.

9.04 Existence; Franchises. The Borrowers will, and will cause each of the Restricted Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence, franchises, licenses and permits in each case to the extent material; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by Lead Borrower or any of its Restricted Subsidiaries in accordance with Section 10.02, (ii) the abandonment by Lead Borrower or any of its Restricted Subsidiaries of any franchises, licenses or permits that Lead Borrower reasonably determines are no longer material to the operations of Lead Borrower and its Restricted Subsidiaries taken as a whole or (iii) the withdrawal by Lead Borrower or any of its Restricted Subsidiaries of its qualification as a foreign corporation, partnership, limited liability company or unlimited liability company, as the case may be, in any jurisdiction if such withdrawal would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.05 Compliance with Statutes, etc. Each Borrower will, and will cause each of its Subsidiaries to, comply with the FCPA, OFAC and the USA Patriot Act, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Borrower will, and will cause each of the Restricted Subsidiaries to, comply with all other applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrowers will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrowers, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

9.06 Compliance with Environmental Laws.

(a) Lead Borrower will comply, and will cause each of its Restricted Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required by, the ownership, lease or use of Real Property now or hereafter owned, leased or operated by the Borrowers or any of their Restricted Subsidiaries, except such noncompliances as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws (other than Permitted Liens and Liens imposed on leased Real Property resulting from the acts or omissions of the owner of such leased Real Property or of other tenants of such leased Real Property who are not within the control of the Borrowers). Except as have not had, and would not reasonably be expected to have, a Material Adverse Effect, neither the Borrowers nor any of their Restricted Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the Borrowers or any of their Restricted Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at any such Real Properties or transported to or from such Real Properties in compliance with all applicable Environmental Laws.

(b) (i) After the receipt by the Administrative Agent, Collateral Agent or any Lender of any notice of the type described in Section 9.01(h) or (ii) at any time that Lead Borrower or any of its Restricted Subsidiaries are not in compliance with Section 9.06(a), at the written request of the Collateral Agent, Lead Borrower will provide or cause the applicable Credit Party to provide an environmental site assessment report concerning any Mortgaged Property owned, leased or operated by Lead Borrower or any other Credit Party that is the subject of or could reasonably be expected to be the subject of such notice or noncompliance, prepared by an environmental consulting firm reasonably approved by the Collateral Agent, indicating the presence or absence of Hazardous Materials and the reasonable worst case cost of any removal or remedial action in connection with such Hazardous Materials on such Mortgaged Property. If the Credit Parties fail to provide the same within 30 days after such request was made, the Collateral Agent may order the same, the reasonable cost of which shall be borne (jointly and severally) by the Borrowers and the other Credit Parties.

9.07 ERISA. Promptly upon a Responsible Officer of any Borrower obtaining knowledge thereof, Lead Borrower will deliver to the Administrative Agent a certificate of a Responsible Officer of Lead Borrower setting forth the full details as to such occurrence and the action, if any, that Lead Borrower, such Restricted Subsidiary or an ERISA Affiliate is required or proposes to take, together with any notices required or proposed to be given or filed by Lead Borrower, such Restricted Subsidiary, the Plan administrator or such ERISA Affiliate to or with the PBGC or any other Governmental Authority, or a Plan participant and any notices received by Lead Borrower, such Restricted Subsidiary or such ERISA Affiliate from the PBGC or any other Governmental Authority, or a Plan participant with respect thereto: that (a) an ERISA Event has occurred that is reasonably expected to result in a Material Adverse Effect; (b) there has been an increase in Unfunded Pension Liabilities since the date the representations hereunder are given, or from any prior notice, as applicable, in either case, which is reasonably expected to result in a Material Adverse Effect; (c) there has been an increase in the estimated withdrawal liability under Section 4201 of ERISA, if Lead Borrower, any Restricted Subsidiary and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans which is reasonably expected to result in a Material Adverse Effect; (d) Lead Borrower, any Restricted Subsidiary or any ERISA Affiliate adopts, or commences contributions to, any Plan subject to Section 412 of the Code, or adopts any amendment to a Plan subject to Section 412 of the Code which is reasonably expected to result in a Material Adverse Effect; (e) that a contribution required to be made with respect to a Foreign Pension Plan has not been timely made which failure is reasonably likely to result in a Material Adverse Effect; or (f) that a Foreign Pension Plan has been or is reasonably expected to be terminated, reorganized, partitioned or declared insolvent and such event is reasonably expected to result in a Material Adverse Effect. Lead Borrower will also deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the most recent annual report (on Internal Revenue Service Form 5500-series, including, to the extent required, the related financial and actuarial statements and opinions and other supporting statements, certifications, schedules and information) filed with the Internal Revenue Service or other Governmental Authority of each Plan that is maintained or sponsored by Lead Borrower or a Restricted Subsidiary.

9.08 End of Fiscal Years. The Lead Borrower will cause its, and each of its Restricted Subsidiaries’, fiscal years to end on or near December 31 of each year.

9.09 Beneficial Ownership. The Lead Borrower will promptly following any request therefor, furnish information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” requirements under the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws.

9.10 Payment of Taxes. Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Borrowers will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all Taxes imposed upon it or upon its income or profits or upon any properties belonging to it (including in its capacity as a withholding agent), prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of Lead Borrower or any of its Subsidiaries not otherwise permitted under Section 10.01(i); provided that neither Lead Borrower nor any of its Subsidiaries shall be required to pay any such Tax which is being contested in good faith and by appropriate proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP.

9.11 Use of Proceeds. The Borrowers will use the proceeds of the Term Loans only as provided in Section 8.08.

9.12 Additional Security; Further Assurances; etc.

(a) The Borrowers will, and will cause each of the Subsidiary Guarantors to, grant to the Collateral Agent for the benefit of the Secured Creditors security interests and Mortgages in such assets and properties (in the case of Real Property, limited to Material Real Property) of the Borrowers and the Subsidiary Guarantors as are acquired after the Closing Date (other than assets constituting Excluded Collateral) and as may be reasonably requested from time to time by the Collateral Agent (collectively, as may be amended, amended and restated, modified, supplemented, extended or renewed from time to time, the “Additional Security Documents”). All such security interests and Mortgages shall be granted pursuant to documentation consistent with any Security Documents entered into on the Closing Date or otherwise reasonably satisfactory in form and substance to the Collateral Agent and (subject to exceptions as are reasonably acceptable to the Collateral Agent) shall constitute, upon taking all necessary perfection action (which the Credit Parties agree to take pursuant to clause (e) below) valid and enforceable perfected security interests and Mortgages (except to the extent that the enforceability thereof may be limited by applicable Debtor Relief Laws and by equitable principles (regardless of whether enforcement is sought in equity or at law)), subject to the Applicable Intercreditor Agreement, superior to and prior to the rights and Liens of all third Persons other than holders of Permitted Liens with priority by virtue of applicable law and subject to no other Liens except for Permitted Liens. The Additional Security Documents or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect (subject to exceptions as are reasonably acceptable to the Collateral Agent) the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Security Documents. Notwithstanding any other provision in this Agreement or any other Credit Document (x) no Excluded Subsidiary shall be required to pledge any of its assets to secure any obligations of the Borrowers under the Credit Documents or guarantee the obligations of the Borrowers under the Credit Documents, (y) no action shall be required to be taken by a Credit Party, or shall be taken by any Agent or Lender, under foreign law, to perfect security interests in assets of the Credit Parties located outside of the United States or otherwise with respect to creation or perfection of Liens under foreign law, except to perfect security interests in assets or Equity Interests of a Foreign Subsidiary in such Foreign Subsidiary’s jurisdiction of organization in connection with the designation of such Foreign Subsidiary as a Credit Party and (z) notices shall not be required to be sent to Account Debtors or other contractual third parties (other than third parties party to any Credit Document or during the continuance of an Event of Default).

(b) Subject to the terms of the Applicable Intercreditor Agreement, with respect to any Person that is or becomes a Restricted Subsidiary (or ceases to be an Excluded Subsidiary) after the Closing Date or that becomes a Borrower pursuant to Section 9.17, (i) deliver to the Collateral Agent the certificates, if any, representing all (or such lesser amount as is required) of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Credit Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Credit Party (in each case, to the extent required pursuant to the Security Agreement), (ii) cause such new Subsidiary (other than an Excluded Subsidiary) (A) to execute a joinder agreement to this Agreement or the Guaranty Agreement, as applicable, and a joinder agreement to each applicable Security Document, substantially in the form annexed thereto, and (B) to take all actions reasonably necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Liens created by each applicable Security Document to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent and (iii) at the reasonable request of the Administrative Agent, deliver or cause to be delivered to the Administrative Agent an opinion, addressed to the Administrative Agent and the other Lenders, of counsel to the Credit Parties reasonably acceptable to the Administrative Agent as to such matters set forth in this Section 9.12(b) as the Administrative Agent may reasonably request.

(c) The Borrowers will, and will cause each of the other Credit Parties to, at the expense of Lead Borrower, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent, promptly, upon the reasonable request of the Administrative Agent or the Collateral Agent, at Lead Borrower’s expense, any document or instrument supplemental to or confirmatory of the Security Documents to the extent deemed by the Administrative Agent or the Collateral Agent reasonably necessary for the continued validity, perfection and priority (subject to the Intercreditor Agreement) of the Liens on the Collateral covered thereby subject to no other Liens except for Permitted Liens or as otherwise permitted by the applicable Security Document.

(d) If the Administrative Agent or the Collateral Agent reasonably determines that it or the Lenders are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property, the Borrowers will, at its own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended.

(e) The Borrowers agree that each action required by clauses (a) through (d) of this Section 9.12 shall be completed in no event later than 90 days (or, with respect to the Mortgages, and the documentation supplemental thereto, 120 days) after such action is required to be taken pursuant to such clauses or requested to be taken by the Administrative Agent, the Collateral Agent or the Required Lenders (or such longer period as the Collateral Agent shall otherwise agree, including with respect to any Real Property acquired after the Closing Date that Lead Borrower has notified the Collateral Agent that it intends to dispose of pursuant to a disposition permitted by Section 10.04), as the case may be; provided that, in no event will the Borrowers or any of their Restricted Subsidiaries be required to take any action to obtain consents from third parties with respect to its compliance with this Section 9.12; provided further that, the Borrowers shall give the Collateral Agent 45 days written notice prior to granting any Mortgage to the Collateral Agent for the benefit of the Secured Creditors as required herein and shall not grant such Mortgage until (i) the Collateral Agent has provided written notice to the Borrowers of the completion of all required flood insurance due diligence and flood insurance compliance which notice states that the Collateral Agent is satisfied with the results thereof and (ii) the expiration of such 45 day period with no Lender having provided notice to Lead Borrower that it has not completed any necessary flood insurance due diligence or flood insurance compliance or that it is not satisfied with the results of any such due diligence or compliance (and the date by which any Credit Party is required to deliver Mortgages hereunder shall automatically be extended to the extent necessary to comply with the foregoing). Each of the parties hereto acknowledges and agrees that the grant of any Mortgage on Mortgaged Property of the Credit Parties (or any increase, extension or renewal of any Loans or Commitments at a time when any Mortgaged Property is subject to a Mortgage) shall be subject to (and conditioned upon) the prior delivery to the Collateral Agent of “life-of-loan” Federal Emergency Management Agency standard flood hazard determinations with respect to each Mortgaged Property and, to the extent any improved Mortgaged Property is located in an area determined by the Federal Emergency Management Agency (or any successor agency) to be a special flood hazard area, (i) delivery by the Collateral Agent to Lead Borrower of a notice of special flood hazard area status and flood disaster assistance and, if such notice is delivered to Lead Borrower at least two (2) Business Days prior to such grant, increase, extension or renewal, a duly executed acknowledgment of receipt thereof by Lead Borrower and (ii) evidence of flood insurance as required by Section 9.03 hereof. Notwithstanding anything in any Credit Document to the contrary, if the Collateral Agent or any Lender is not satisfied with the results of any flood insurance due diligence or flood insurance compliance or any of the deliveries referred to in the immediately preceding sentence, and determines it is in its best interest not to require a Mortgage on any Mortgaged Property, the Credit Parties shall not be required to grant a Mortgage on such Mortgaged Property in favor of such Person or otherwise comply with respect to such Person with the provisions of the Credit Documents relating to Mortgages.

9.13 Post-Closing Actions. Each Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 9.13 as soon as commercially reasonable and by no later than the date set forth in Schedule 9.13 with respect to such action or such later date as the Administrative Agent may reasonably agree.

9.14 Permitted Acquisitions.

(a) Subject to the provisions of this Section 9.14 and the requirements contained in the definition of “Permitted Acquisition,” Lead Borrower and its Restricted Subsidiaries may from time to time after the Closing Date effect Permitted Acquisitions, so long as (in each case, except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition), no Event of Default shall have occurred and be continuing immediately after giving effect to such Permitted Acquisition on the date of consummation thereof (or, to the extent Lead Borrower has made an LCT Election with respect thereto, on the LCT Test Date with respect thereto); provided that the aggregate cash consideration paid by Lead Borrower and its Restricted Subsidiaries in connection with Permitted Acquisitions consummated from and after the Closing Date where the Acquired Entity or Business does not become a Subsidiary Guarantor or owned by a Borrower or a Subsidiary Guarantor, as applicable, shall not exceed the sum of (x) the greater of $36,000,000 and 4.50% of Consolidated Total Assets (measured at the time such Permitted Acquisition is consummated), plus (y) the Available Amount.

(b) Lead Borrower shall cause each Restricted Subsidiary (other than an Excluded Subsidiary) which is formed to effect, or is acquired pursuant to, a Permitted Acquisition (and each Credit Party that is the direct parent of such Restricted Subsidiary that was so formed or acquired) to comply with, and to execute and deliver all of the documentation as and to the extent (and within the time periods) required by, Section 9.12, to the reasonable satisfaction of the Collateral Agent.

9.15 Credit Ratings. The Borrowers shall use commercially reasonable efforts to maintain a corporate credit rating from S&P and a corporate family rating from Moody’s, in each case, with respect to Lead Borrower, and a credit rating from S&P and Moody’s with respect to the Indebtedness incurred pursuant to this Agreement, in all cases, but not a specific rating.

9.16 Designation of Subsidiaries(a) . Lead Borrower may at any time and from time to time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary by written notice to the Administrative Agent; provided that (i) immediately before and immediately after such designation, no Event of Default shall have occurred and be continuing, (ii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, such designation shall constitute an Investment in such Unrestricted Subsidiary (calculated as an amount equal to the sum of (x) the fair market value of the Equity Interests of the designated Subsidiary and any of its Subsidiaries that are owned by Lead Borrower or any Restricted Subsidiary, immediately prior to such designation (such fair market value to be calculated without regard to any Obligations of such designated Subsidiary or any of its Subsidiaries under the Guaranty Agreement) and (y) the aggregate principal amount of any Indebtedness owed by such Subsidiary and any of its Subsidiaries to Lead Borrower or any of its Restricted Subsidiaries immediately prior to such designation, all calculated, except as set forth in the parenthetical to clause (x) above, on a consolidated basis in accordance with U.S. GAAP), and such Investment shall be permitted under Section 10.05, (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if it or any of its Subsidiaries is a “Restricted Subsidiary” for the purpose of (I) the ABL Credit Agreement or (II) any definitive documentation governing any Incremental Equivalent/Refinancing Debt, any Permitted Junior Debt Documents or other debt instrument, in each case of this clause (II), with a principal amount in excess of the Threshold Amount, (iv) following the designation of an Unrestricted Subsidiary as a Restricted Subsidiary, Lead Borrower shall comply with the provisions of Section 9.12 with respect to such designated Restricted Subsidiary, (v) no Restricted Subsidiary may be a Subsidiary of an Unrestricted Subsidiary (and any Subsidiary of an Unrestricted Subsidiary that is acquired or formed after the date of designation shall automatically be designated as an Unrestricted Subsidiary), (vi) no Borrower may be designated an Unrestricted Subsidiary and (vii) in the case of the designation of any Subsidiary as an Unrestricted Subsidiary, each of (i) the Subsidiary to be so designated and (ii) its Subsidiaries have not, at the time of designation, and do not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Lead Borrower or any Restricted Subsidiary (other than Equity Interests in an Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary and its Subsidiaries existing at such time and (ii) a return on any Investment by Lead Borrower in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of Lead Borrower’s Investment in such Subsidiary.

9.17 Additional Borrowers. Lead Borrower may cause any direct or indirect Domestic Subsidiary that is a Restricted Subsidiary (including any subsidiary formed or otherwise purchased or acquired after the date hereof (including pursuant to a Permitted Acquisition)) to become a Borrower hereunder by (i) executing a joinder agreement to this Agreement, in form and substance satisfactory to the Administrative Agent, appropriately completed, (ii) executing and delivering such documents described in Section 9.12, (iii) delivering an opinion of counsel to such Domestic Subsidiary addressed to the Administrative Agent, the Collateral Agent and each Lender in form and substance reasonably satisfactory to the Administrative Agent, (iv) delivering a certificate from such Domestic Subsidiary signed by the Secretary or Assistant Secretary of such Domestic Subsidiary, and attested to by a Responsible Officer of such Domestic Subsidiary, in the form of Exhibit E with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or equivalent organizational documents), as applicable, of such Domestic Subsidiary and the resolutions of the governing body of such Domestic Subsidiary referred to in such certificate, and each of the foregoing shall be in form and substance reasonably satisfactory to the Administrative Agent, (v) delivering good standing certificates (or equivalent evidence) and bring-down letters or facsimiles, if any, for such Domestic Subsidiary which the Administrative Agent reasonably may have requested and (vi) (x) furnishing to the Administrative Agent and the Lenders all documentation and other information that they reasonably determine is required by United States regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, at least five days prior to the effectiveness of the joinder of such Domestic Subsidiary, and (y) delivering, at least five days prior to the effectiveness of the joinder of such Domestic Subsidiary, for any Domestic Subsidiary that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to such Domestic Subsidiary.

Section 10. Negative Covenants. Lead Borrower and each of the Restricted Subsidiaries (and Holdings, solely in the case of Section 10.09(b)) hereby covenant and agree that on and after the Closing Date and until the Term Loans (together with interest thereon), Fees and all other Obligations (other than any indemnification obligations arising hereunder which are not then due and payable and obligations in respect of Designated Interest Rate Protection Agreements or Designated Treasury Services Agreements) are paid in full and all Commitments have terminated:

10.01 Liens. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of Lead Borrower or any of its Restricted Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of, or any filing in respect of, the following (Liens described below are herein referred to as “Permitted Liens”):

(i) Liens for Taxes, assessments or governmental charges or levies not overdue or Liens for Taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP (or, for Foreign Subsidiaries, in conformity with generally accepted accounting principles that are applicable in their respective jurisdiction of organization);

(ii) Liens in respect of property or assets of Lead Borrower or any of its Restricted Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, contractors’, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and if such Liens secure amounts more than 30 days past due, such Liens are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets, subject to any such Lien for which adequate reserves have been established in accordance with U.S. GAAP;

(iii) Liens (x) in existence on the Closing Date which are listed, and the property subject thereto described, in Schedule 10.01(iii) (or to the extent not listed on such Schedule 10.01(iii), where the principal amount of obligations secured by such Liens is less than $10,000,000 in the aggregate) and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(iv) (x) Liens created pursuant to the Credit Documents (including Liens securing Designated Interest Rate Protection Agreements or Designated Treasury Services Agreements) and (y) Liens securing Obligations (as defined in the ABL Credit Agreement) under the ABL Credit Agreement and the credit documents related thereto and incurred pursuant to Section 10.04(i)(y), including any Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements that are guaranteed or secured by the guarantees and security interests thereunder; provided that in the case of Liens securing such Indebtedness under the ABL Credit Agreement, the ABL Collateral Agent (or other applicable representative thereof on behalf of the holders of such Indebtedness) shall have entered into with the Administrative Agent and/or the Collateral Agent the Intercreditor Agreement;

(v) leases, subleases, licenses or sublicenses (including licenses or sublicenses of Intellectual Property) granted to other Persons not materially interfering with the conduct of the business of Lead Borrower or any of its Restricted Subsidiaries, taken as a whole;

(vi) Liens (x) upon assets of Lead Borrower or any of its Restricted Subsidiaries securing Indebtedness permitted by Section 10.04(iii); provided that such Liens do not encumber any asset of Lead Borrower or any of its Restricted Subsidiaries other than the assets acquired with such Indebtedness and after-acquired property that is affixed or incorporated into such assets and proceeds and products thereof; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender on customary terms and (y) Liens securing Permitted Refinancing Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (x);

(vii) [reserved];

(viii) easements, rights-of-way, conditions, restrictions (including zoning and other land use restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances and minor title deficiencies, which in the aggregate do not materially interfere with the conduct of the business of Lead Borrower or any of its Restricted Subsidiaries;

(ix) Liens arising from precautionary UCC or other similar financing statement filings regarding operating leases or consignments entered into in the ordinary course of business;

(x) attachment and judgment Liens, to the extent and for so long as the underlying judgments and decrees do not constitute an Event of Default pursuant to Section 11.09;

(xi) statutory and common law landlords’ Liens (and consensual Liens granted in the ordinary course of business that are substantially similar thereto) under leases to which Lead Borrower or any of its Restricted Subsidiaries is a party;

(xii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers’ compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety, stay, customs or appeal bonds, performance bonds and other obligations of a like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit) incurred in the ordinary course of business;

(xiii) Permitted Encumbrances;

(xiv) (A) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Restricted Subsidiary in existence at the time such Restricted Subsidiary is acquired pursuant to a Permitted Acquisition; provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 10.04, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of Lead Borrower or any of its Restricted Subsidiaries and (B) Liens securing Permitted Refinancing Indebtedness in respect of Indebtedness in respect of any Indebtedness secured by the Liens referred to in clause (A);

(xv) deposits or pledges to secure bids, tenders, contracts (other than contracts for the repayment of borrowed money), leases, statutory obligations, surety, stay, customs and appeal bonds and other obligations of like nature (including (i) those to secure health, safety and environmental obligations and (ii) those required or requested by any Governmental Authority other than letters of credit), and as security for the payment of rent, in each case arising in the ordinary course of business;

(xvi) Liens on assets of Foreign Subsidiaries securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 10.04(viii);

(xvii) any interest or title of, and any Liens created by, a lessor, sublessor, licensee, sublicensee, licensor or sublicensor under any lease, sublease, license or sublicense agreement (including software and other technology licenses) in the ordinary course of business;

(xviii) Liens on property subject to Sale-Leaseback Transactions to the extent such Sale-Leaseback Transactions are permitted by Section 10.02(xii);

(xix) any encumbrances or restrictions (including, without limitation, put and call agreements) with respect to the Equity Interests of any joint venture permitted by the terms of this Agreement arising pursuant to the agreement evidencing such joint venture;

(xx) Liens in favor of any Credit Party securing intercompany Indebtedness permitted by Section 10.05; provided that any Liens securing Indebtedness that is required to be subordinated pursuant to Section 10.05 shall be subordinated to the Liens created pursuant to the Security Documents;

(xxi) Liens on specific items of inventory or other goods (and proceeds thereof) of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods, and pledges or deposits in the ordinary course of business;

(xxii) Liens on insurance policies and the proceeds thereof (whether accrued or not) and rights or claims against an insurer, in each case securing insurance premium financings permitted under Section 10.04(x);

(xxiii) Liens that may arise on inventory or equipment of Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business as a result of such inventory or equipment being located on premises owned by Persons other than Lead Borrower and its Restricted Subsidiaries;

(xxiv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxv) Liens (i) of a collection bank arising under Section 4-210 of the UCC (or similar provisions of other applicable laws) on items in the course of collection, (ii) attaching to commodity trading accounts or other commodities brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(xxvi) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 10.05(ii); provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxvii) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks or other financial institutions not given in connection with the incurrence or issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of Lead Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Lead Borrower or any Restricted Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(xxviii) Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with a Permitted Acquisition or other Investment permitted hereunder;

(xxix) other Liens to the extent securing liabilities with a principal amount not in excess of the greater of $75,000,000 and 10.00% of Consolidated Total Assets (measured at the time of incurrence) in the aggregate at any time outstanding;

(xxx) Liens on Collateral securing obligations in respect of Indebtedness permitted by Section 10.04(xxvii) and Section 10.04(xxxi); provided that the applicable representative in respect of any such obligations (on behalf of the holders of such obligations) shall have entered into the Applicable Intercreditor Agreement, with the Administrative Agent and/or Collateral Agent;

(xxxi) cash deposits with respect to any Incremental Equivalent/Refinancing Debt or any Permitted Junior Debt or any other Indebtedness, in each case to the extent permitted by Section 10.07;

(xxxii) Liens on accounts receivable sold in connection with the sale or discount of accounts receivable permitted by Section 10.02(iv);

(xxxiii) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Lead Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxxv) (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business of Lead Borrower and the Restricted Subsidiaries complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Lead Borrower or any Restricted Subsidiary;

(xxxvi) deposits made in the ordinary course of business to secure liability to insurance carriers;

(xxxvii) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(xxxviii) so long as no Event of Default has occurred and is continuing at the time of granting such Liens, Liens on cash deposits in an aggregate amount not to exceed the greater of $12,000,000 and 1.50% of Consolidated Total Assets (measured at the time of incurrence) in the aggregate at any time outstanding securing any Interest Rate Protection Agreement or Other Hedging Agreement permitted hereunder;

(xxxix) Liens arising in connection with any Qualified Securitization Transaction or Receivables Facility with respect to which the Securitization Assets or Receivables Assets, as applicable, subject thereto consist solely of assets originated by one or more Foreign Subsidiaries;

(xl) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by the indenture is issued (including the indenture under which the notes are to be issued);

(xli) leases and subleases of real property in the ordinary course of business that do not materially interfere with the ordinary conduct of the business of Lead Borrower or any of its Restricted Subsidiaries;

(xlii) in the case of any non-Wholly-Owned Restricted Subsidiary, any put and call arrangements or restrictions on dispositions related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(xliii) other Liens incidental to the conduct of Lead Borrower’s and its Restricted Subsidiaries’ businesses or the ownership of its property not securing any Indebtedness of Lead Borrower or a Subsidiary of Lead Borrower, and which do not in the aggregate materially detract from the value of Lead Borrower’s and its Restricted Subsidiaries’ property when taken as a whole, or materially impair the use thereof in the operation of its business;

(xliv) deposits of cash with the owner or lessor of premises leased and operated by Lead Borrower or any of its Restricted Subsidiaries to secure the performance of Lead Borrower’s or such Subsidiary’s obligations under the terms of the lease for such premises; and

(xlv) Liens on assets or Equity Interests of joint ventures securing Indebtedness of joint ventures or guaranties of Indebtedness of joint ventures permitted pursuant to Section 10.04(xxiii).

In connection with the granting of Liens of the type described in this Section 10.01 by Lead Borrower or any of its Restricted Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).

10.02 Consolidation, Merger, or Sale of Assets, etc. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any Sale-Leaseback Transaction, except that:

(i) any Investment permitted by Section 10.05 may be structured as a merger, consolidation or amalgamation;

(ii) Lead Borrower and its Restricted Subsidiaries may sell assets (including Equity Interests), so long as, (x) Lead Borrower or the respective Restricted Subsidiary receives at least fair market value (as determined in good faith by Lead Borrower or such Restricted Subsidiary, as the case may be) and (y) in the case of any single transaction that involves assets (including Equity Interests) having a fair market value of more than the greater of $8,000,000 and 1.00% of Consolidated Total Assets (measured at the time of such sale), at least 75% of the consideration received by Lead Borrower or such Restricted Subsidiary shall be in the form of cash, Cash Equivalents or, subject to the proviso below, Designated Non-cash Consideration (taking into account the amount of cash and Cash Equivalents, the principal amount of any promissory notes and the fair market value, as determined by Lead Borrower or such Restricted Subsidiary, as the case may be, in good faith, of any other consideration (including Designated Non-cash Consideration)) and is paid at the time of the closing of such sale; provided, however, that for purposes of this clause (y), the following shall be deemed to be cash: (A) any liabilities (as shown on Lead Borrower’s or such Restricted Subsidiary’s most recent balance sheet provided hereunder or in the footnotes thereto) of Lead Borrower or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee with respect to the applicable disposition and for which Lead Borrower and the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes, other obligations or assets received by such Borrower or such Restricted Subsidiary from such transferee that are converted by such Borrower or such Restricted Subsidiary into cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received in the conversion) within 180 days following the closing of the applicable asset sale, (C) consideration consisting of Indebtedness of Lead Borrower or such Restricted Subsidiary that is not Subordinated Indebtedness received from such transferee, (D) accounts receivable of a business retained by Lead Borrower or any of its Restricted Subsidiaries, as the case may be, following the sale of such business; provided that such accounts receivable (1) are not past due more than 90 days and (2) do not have a payment date greater than 120 days from the date of the invoices creating such accounts receivable and (E) any Designated Non-cash Consideration received by Lead Borrower or any of its Restricted Subsidiaries in such asset sale having an aggregate fair market value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (y) that is at that time outstanding, not to exceed the greater of $36,000,000 and 4.50% of Consolidated Total Assets (measured at the time of the receipt of such Designated Non-cash Consideration) (with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

(iii) each of Lead Borrower and its Restricted Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(iii));

(iv) each of Lead Borrower and its Restricted Subsidiaries may sell or discount, in each case in the ordinary course of business, accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction;

(v) each of Lead Borrower and its Restricted Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of Lead Borrower or any of its Restricted Subsidiaries, including of Intellectual Property;

(vi) (w) any Domestic Subsidiary of Lead Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into a Borrower (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a corporation, limited liability company or limited partnership organized or existing under the laws of the United States of America, any state thereof or the District of Columbia and, if such surviving Person is not a Borrower, such Person expressly assumes, in writing, all the obligations of a Borrower under the Credit Documents pursuant to an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent) or any Subsidiary Guarantor (so long as the surviving Person of such merger, consolidation, dissolution, amalgamation or liquidation is a Wholly-Owned Domestic Subsidiary of a Borrower, is a corporation, limited liability company or limited partnership and is or becomes a Subsidiary Guarantor concurrently with such merger, consolidation or liquidation), (x) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of a Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any other Excluded Subsidiary (other than an Unrestricted Subsidiary) of a Borrower and (y) any Excluded Subsidiary (other than an Unrestricted Subsidiary) of a Borrower may be merged, consolidated, dissolved, amalgamated or liquidated with or into any Credit Party (so long as such Credit Party is the surviving corporation of such merger, consolidation, dissolution, amalgamation or liquidation); provided that any such merger, consolidation, dissolution, amalgamation or liquidation shall only be permitted pursuant to this clause (vi), so long as (I) no Event of Default then exists or would exist immediately after giving effect thereto and (II) any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall not be impaired in any material respect as a result of such merger, consolidation, amalgamation or liquidation;

(vii) any disposition of (i) Securitization Assets arising in connection with a Qualified Securitization Transaction or (ii) the Receivables Assets arising in connection with a Receivables Facility, in each case, permitted by Section 10.04(xxiv);

(viii) each of Lead Borrower and its Restricted Subsidiaries may make sales or leases of (A) inventory in the ordinary course of business, (B) goods held for sale in the ordinary course of business and (C) immaterial assets with a fair market value, in the case of this clause (C), of less than the greater of $8,000,000 and 1.00% of Consolidated Total Assets (measured at the time of such sale or lease, as applicable);

(ix) each of Lead Borrower and its Restricted Subsidiaries may sell or otherwise dispose of (i) outdated, obsolete, surplus or worn out property, in each case, in the ordinary course of business and (ii) property no longer used or useful in the conduct of the business of Lead Borrower and its Restricted Subsidiaries;

(x) each of Lead Borrower and its Restricted Subsidiaries may sell or otherwise dispose of assets acquired pursuant to a Permitted Acquisition so long as (x) such assets are not used or useful to the core or principal business of Lead Borrower and its Restricted Subsidiaries, (y) such assets have a fair market value not in excess of the greater of $16,000,000 and 2.00% of Consolidated Total Assets (measured at the time of such sale or other disposition), and (z) such assets are sold or otherwise disposed of on or prior to the first anniversary of the relevant Permitted Acquisition;

(xi) in order to effect a sale, transfer or disposition otherwise permitted by this Section 10.02, a Restricted Subsidiary may be merged, amalgamated or consolidated with or into another Person, or may be dissolved or liquidated;

(xii) each of Lead Borrower and its Restricted Subsidiaries may effect Sale-Leaseback Transactions (a) involving real property acquired after the Closing Date and not more than 180 days prior to such Sale-Leaseback Transaction for cash and fair market value (as determined by Lead Borrower) or (b) with respect to any other Sale-Leaseback Transactions not described in subclause (xii)(a), having an aggregate fair market value not in excess of the greater of $8,000,000 and 1.00% of Consolidated Total Assets (measured at the time of such Sale-Leaseback Transaction);

(xiii) Lead Borrower and its Restricted Subsidiaries may consummate the Transactions;

(xiv) each of Lead Borrower and its Restricted Subsidiaries may issue or sell Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(xv) each of Lead Borrower and its Restricted Subsidiaries may make transfers of property subject to casualty or condemnation proceedings upon the occurrence of the related Recovery Event;

(xvi) each of Lead Borrower and its Restricted Subsidiaries may permit to lapse or abandon Intellectual Property rights in the ordinary course of business, in the exercise of its reasonable good faith judgment;

(xvii) each of Lead Borrower and its Restricted Subsidiaries may make voluntary terminations of or unwind Interest Rate Protection Agreements, Other Hedging Agreements and Treasury Services Agreements;

(xviii) each of Lead Borrower and its Restricted Subsidiaries may make dispositions resulting from foreclosures by third parties on properties of Lead Borrower or any of its Restricted Subsidiaries and acquisitions by Lead Borrower or any of its Restricted Subsidiaries resulting from foreclosures by such Persons or properties of third parties;

(xix) each of Lead Borrower and its Restricted Subsidiaries may terminate leases and subleases;

(xx) each of Lead Borrower and its Restricted Subsidiaries may use cash and Cash Equivalents (or other assets that were Cash Equivalents when the relevant Investment was made) to make payments that are not otherwise prohibited by this Agreement;

(xxi) each of Lead Borrower or its Restricted Subsidiaries may sell or otherwise dispose of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such sale or disposition are promptly applied to the purchase price of such replacement property;

(xxii) sales, dispositions or contributions of property (A) between Credit Parties (other than Holdings), (B) between Restricted Subsidiaries (other than Credit Parties), (C) by Restricted Subsidiaries that are not Credit Parties to the Credit Parties (other than Holdings) or (D) by Credit Parties to any Restricted Subsidiary that is not a Credit Party; provided with respect to clause (D) that (1) the portion (if any) of any such sale, disposition or contribution of property made for less than fair market value and (2) any noncash consideration received in exchange for any such sale, disposition or contribution of property, shall in each case constitute an Investment in such Restricted Subsidiary subject to Section 10.05;

(xxiii) dispositions of Investments (including Equity Interests) in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(xxiv) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement; provided that the proceeds of such dispositions are applied in accordance with Section 5.02(f);

(xxv) any disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim disposition in connection with a disposition otherwise permitted pursuant to this Section 10.02; and

(xxvi) dispositions permitted by Section 10.03.

To the extent the Required Lenders (or such other percentage of the Lenders as may be required by Section 10.02) waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to a Borrower or a Subsidiary Guarantor), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall, and shall be authorized to, take any actions deemed appropriate by them in order to effect the foregoing.

10.03 Dividends. The Borrowers will not, and will not permit any of its Restricted Subsidiaries to pay any Dividends with respect to Lead Borrower or any of its Restricted Subsidiaries, except that:

(i) any Restricted Subsidiary of a Borrower may pay Dividends or return capital or make distributions and other similar payments with regard to its Equity Interests to Lead Borrower or to other Restricted Subsidiaries of Lead Borrower which directly or indirectly own equity therein;

(ii) any non-Wholly-Owned Subsidiary of Lead Borrower may pay cash Dividends to its shareholders generally so long as Lead Borrower or its Restricted Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(iii) so long as no Event of Default exists at the time of the applicable Dividend, redemption or repurchase or would exist immediately after giving effect thereto, Lead Borrower may pay cash Dividends to Holdings to allow Holdings to pay cash dividends or make cash distributions to any other Parent Company to redeem or repurchase, contemporaneously with such Dividend, Equity Interests of Holdings or such other Parent Company from current or former members of management, employees, consultants, officers and directors (and their successors and assigns) of Lead Borrower and its Restricted Subsidiaries; provided that (A) the aggregate amount of Dividends made by the Borrowers to Holdings pursuant to this clause (iii), and the aggregate amount paid by Holdings (including paid by Holdings to such other Parent Company for such purposes) in respect of all such Equity Interests so redeemed or repurchased shall not (net of any cash proceeds received by Holdings (but in no event from any Initial Public Offering) from issuances of its Equity Interests (other than to the extent included in the Available Amount) and contributed to Lead Borrower in connection with such redemption or repurchase), in either case, exceed during any fiscal year of Lead Borrower, the greater of $8,000,000 and 1.00% of Consolidated Total Assets (measured at the time of such Dividend) (provided that the amount of cash Dividends permitted to be, but not, paid in any fiscal year pursuant to this clause (iii) shall increase the amount of cash Dividends permitted to be paid in the succeeding two fiscal years pursuant to this clause (iii)); (B) such amount in any calendar year may be increased by an amount not to exceed: (I) the cash proceeds of key man life insurance policies received by Lead Borrower or any of the Restricted Subsidiaries after the Closing Date; plus (II) the net proceeds from the sale of Equity Interests of Holdings, in each case to members of management, managers, directors or consultants of any Parent Company or any of its Subsidiaries that occurs after the Closing Date, where the net proceeds of such sale are received by or contributed to Lead Borrower; provided that the amount of any such net proceeds that are utilized for any Dividend under this clause (iii) will not be considered to be net proceeds of Equity Interests for purposes of clause (a)(ii) of the definition of “Available Amount”; less (III) the amount of any Dividends previously made with the cash proceeds described in the preceding clause (I); and (C) cancellation of Indebtedness owing to Lead Borrower from current or former members of management, officers, directors, employees of Lead Borrower or any of its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any other Parent Company will not be deemed to constitute a Dividend for purposes of this Agreement;

(iv) Borrowers may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid (including as a Dividend by Holdings) to any other Parent Company) to pay expenses incurred by Holdings or any other Parent Company in connection with offerings, registrations, or exchange listings of equity or debt securities and maintenance of same (A) where the net proceeds of such offering are to be received by or contributed to any Borrower, (B) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received or contributed or loaned, or (C) otherwise on an interim basis prior to completion of such offering so long as Holdings and any other Parent Company shall cause the amount of such expenses to be repaid to such Borrower or such Restricted Subsidiary out of the proceeds of such offering promptly if such offering is completed;

(v) Borrowers may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid (including as a Dividend by Holdings) to any other Parent Company) to pay costs (including all professional fees and expenses) incurred by Holdings or any other Parent Company in connection with reporting obligations under or otherwise incurred in connection with compliance with applicable laws, applicable rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, including in respect of any reports filed with respect to the Securities Act, the Securities Exchange Act or the respective rules and regulations promulgated thereunder;

(vi) Borrowers may pay cash dividends or other distributions, or make loans or advances to, any Parent Company or the equity interest holders thereof in amounts required for any Parent Company or the equity interest holders thereof to pay, in each case without duplication:

(A) franchise Taxes (and other fees and expenses) required to maintain their existence to the extent such Taxes, fees and expenses are reasonably attributable to the operations of Holdings, Lead Borrower and its Restricted Subsidiaries;

(B) with respect to any taxable year ending after the Closing Date with respect to which Lead Borrower (a) is treated as a corporation for U.S. federal, state, and/or local income tax purposes and (b) is a member of a consolidated, combined or similar income tax group (a “Tax Group”) of which Holdings or any other Parent Company is the common parent, the portion of any federal, state and/or local income Taxes (including minimum Taxes) (or franchise and similar Taxes imposed in lieu of such minimum Taxes), as applicable, of such Tax Group that is attributable to the taxable income of Lead Borrower and its Subsidiaries; provided that for each such taxable year, the aggregate amount of such payments made in respect of such taxable year (whether made prior to or following the Closing Date) shall not exceed the amount that Lead Borrower and the Subsidiaries that are members of such Tax Group would have been required to pay if Lead Borrower and such Subsidiaries had been a stand-alone Tax Group for all taxable years ending after the Closing Date; provided, further, that the permitted payments pursuant to this clause (B) with respect to the Taxes of any Unrestricted Subsidiary for any taxable year shall be limited to the amount actually paid by such Unrestricted Subsidiary to a Borrower or the Restricted Subsidiaries for the purposes of paying such consolidated, combined or similar Taxes;

(C) customary salary, bonus and other compensation and benefits payable to current and former officers, directors, consultants and employees of any Parent Company to the extent such salaries, bonuses and other compensation and benefits are reasonably attributable to the ownership or operations of Lead Borrower and its Restricted Subsidiaries;

(D) general corporate operating and overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties) of any Parent Company to the extent such costs and expenses are reasonably attributable to the ownership or operations of Lead Borrower and its Restricted Subsidiaries;

(E) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of Lead Borrower or any Parent Company;

(F) the purchase or other acquisition by Holdings or any other Parent Company of Lead Borrower of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by Lead Borrower, it would have constituted a Permitted Acquisition permitted to be made pursuant to Section 9.14; provided that (A) such dividend, distribution, loan or advance shall be made concurrently with the closing of such purchase or other acquisition and (B) such Parent Company shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed (directly or indirectly) to Lead Borrower or any Restricted Subsidiary or (2) the merger (to the extent permitted in Section 10.02) into Lead Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchase or other acquisition; and

(G) any customary fees and expenses related to any unsuccessful equity offering by any Parent Company directly attributable to the operations of Lead Borrower and its Restricted Subsidiaries;

provided that the aggregate amount of Dividends made pursuant to subclauses (C), (D) and (G) of this clause (vi) shall not exceed the greater of $8,000,000 and 1.00% of Consolidated Total Assets (measured at the time of such Dividend) in any fiscal year;

(vii) reasonable and customary indemnities to directors, officers and employees of Holdings or any Parent Company in the ordinary course of business, to the extent reasonably attributable to the ownership or operation of Lead Borrower and the Restricted Subsidiaries;

(viii) Borrowers may pay cash Dividends to Holdings so long as the proceeds thereof are promptly used by Holdings (or subsequently paid (including as a Dividend by Holdings) to any other Parent Company) for payment of (x) obligations under or in respect of director and officer insurance policies to the extent reasonably attributable to the ownership or operation of Lead Borrower and the Restricted Subsidiaries or (y) indemnification obligations owing to any Sponsor or its Sponsor Affiliates under an Advisory Agreement;

(ix) any Dividend used (i) to fund the Transaction, including Transaction Costs, and (ii) in order to satisfy any amounts due and owing as provided for in the Contribution Agreement;

(x) Borrowers may pay cash Dividends to Holdings (who may subsequently pay cash Dividends to any other Parent Company) so long as the proceeds thereof are used to pay a Sponsor or its Sponsor Affiliate fees, expenses and indemnification payments that are then permitted to be paid pursuant to Sections 10.06(v), 10.06(vii) and 10.06(xii);

(xi) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants or similar equity incentive awards;

(xii) a Dividend to any Parent Company to fund a payment of dividends on such Parent Company’s common stock following an Initial Public Offering of such common stock after the Closing Date, not to exceed, in any fiscal year, the greater of (x) 5% of the Market Capitalization and (y) 6% of net cash proceeds contributed to the capital of the Lead Borrower from any such Initial Public Offering;

(xiii) any Dividends to the extent the same are made solely with the Available Amount, so long as, solely to the extent clause (a)(i)(B) of the definition of “Available Amount” is being utilized, at the time of, and after giving effect to such Dividend on a Pro Forma Basis, (i) no Event of Default shall have occurred and be continuing and (ii) the Consolidated Total Net Leverage Ratio, on a Pro Forma Basis as of the last day of the most recently ended Test Period, does not exceed 3.00 to 1.00;

(xiv) purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Borrowers and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Investments pursuant to Section 10.05(xvii), shall not exceed the greater of $8,000,000 and 1.00% of Consolidated Total Assets (measured at the time of such Dividend);

(xv) the declaration and payment of Dividends or the payment of other distributions by the Borrowers in an aggregate amount since the Closing Date not to exceed the greater of $40,000,000 and 5.00% of Consolidated Total Assets (determined at the time of such Dividend);

(xvi) Lead Borrower and its Restricted Subsidiaries may declare and make Dividend payments or other distributions payable solely in the Equity Interests of such Person so long as in the case of Dividend or other distribution by a Restricted Subsidiary, Lead Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution;

(xvii) Lead Borrower may pay Dividends with the cash proceeds contributed to its common equity from the net cash proceeds of any equity issuance by any Parent Company, so long as, with respect to any such payments, no Event of Default shall have occurred and be continuing or would result therefrom; provided that the amount of any such cash proceeds that are utilized for any Dividend under this clause (xvii) will not be considered to be cash proceeds of Equity Interests for purposes of clause (a)(ii) of the definition of “Available Amount”;

(xviii) Lead Borrower and its Restricted Subsidiaries may pay Dividends within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with another provision of this Section 10.03; and

(xix) any Dividends, so long as on a Pro Forma Basis, as of the last day of the most recently ended Test Period, the Consolidated Total Net Leverage Ratio does not exceed 1.50 to 1.00.

In determining compliance with this Section 10.03 (and in determining amounts paid as Dividends pursuant hereto for purposes of the definitions of “Consolidated EBITDA” and “Consolidated Net Income”), amounts loaned or advanced to Holdings pursuant to Section 10.05(vi) shall, to the extent such loan or advance remains unpaid, be deemed to be cash Dividends paid to Holdings to the extent provided in said Section 10.05(vi).

10.04 Indebtedness. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) (x) Indebtedness incurred pursuant to this Agreement and the other Credit Documents (including pursuant to any Incremental Term Loan); and (y) Indebtedness incurred pursuant to the ABL Credit Agreement and the other ABL Credit Documents in an aggregate principal amount not to exceed $100,000,000 plus any amounts incurred under Section 2.15(a) of the ABL Credit Agreement (as in effect on the Closing Date, or any similar provision of any subsequent ABL Credit Agreement which does not modify the financial tests and dollar baskets set forth in Section 2.15(a) of the ABL Credit Agreement (as in effect on the Closing Date) in a manner that is less restrictive to the Credit Parties in any material respect);

(ii) Indebtedness under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 so long as the entering into of such Interest Rate Protection Agreements are bona fide hedging activities and are not for speculative purposes;

(iii) Indebtedness of Lead Borrower and its Restricted Subsidiaries evidenced by Capitalized Lease Obligations and purchase money Indebtedness (including obligations in respect of mortgages, industrial revenue bonds, industrial development bonds and similar financings) in connection with the acquisition, construction, installation, repair, replacement or improvement of fixed or capital assets and any Permitted Refinancing Indebtedness in respect thereof; provided that in no event shall the aggregate principal amount of all such Indebtedness incurred or assumed in each case after the Closing Date pursuant to this clause (iii) exceed the greater of $45,000,000 and 5.50% of Consolidated Total Assets (measured at the time of incurrence) at any one time outstanding;

(iv) [Reserved];

(v) (A) Indebtedness of a Restricted Subsidiary acquired pursuant to a Permitted Acquisition (or Indebtedness assumed at the time of a Permitted Acquisition of an asset securing such Indebtedness); provided that (x) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition and (y) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed the greater of 4.50 to 1.00 and the Consolidated Total Net Leverage Ratio immediately prior to the acquisition or assumption of such Indebtedness and Permitted Acquisition and (B) any Permitted Refinancing Indebtedness in respect thereof;

(vi) intercompany Indebtedness and cash management pooling obligations and arrangements among Lead Borrower and its Restricted Subsidiaries to the extent permitted by Section 10.05(vi);

(vii) Indebtedness outstanding on the Closing Date and listed on Schedule 10.04 (or to the extent not listed on such Schedule 10.04, where the principal amount of such Indebtedness is less than $10,000,000 in the aggregate) and any Permitted Refinancing Indebtedness in respect thereof;

(viii) Indebtedness of Foreign Subsidiaries; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this clause (viii) shall not at any time exceed the greater of $25,000,000 and 3.25% of Consolidated Total Assets (measured at the time of incurrence);

(ix) Contribution Indebtedness and any Permitted Refinancing Indebtedness in respect thereof;

(x) Indebtedness incurred in the ordinary course of business to finance insurance premiums or take-or-pay obligations contained in supply arrangements;

(xi) Indebtedness incurred in the ordinary course of business in respect of netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and other similar services in connection with cash management and deposit accounts and Indebtedness in connection with the honoring of a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, including in each case, obligations under any Treasury Services Agreements;

(xii) Indebtedness in respect of Interest Rate Protection Agreements or Other Hedging Agreements so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(xiii) unsecured Indebtedness of Lead Borrower (which may be guaranteed on a subordinated basis by Holdings (so long as it is a Guarantor) and any or all of the other Borrowers or the Subsidiary Guarantors), in an aggregate outstanding principal amount (together with any Permitted Refinancing Indebtedness in respect thereof) not to exceed the greater of $70,000,000 and 8.75% of Consolidated Total Assets (measured at the time of incurrence) at any time, assumed or incurred in connection with any Permitted Acquisition permitted under Section 9.14;

(xiv) Indebtedness consisting of obligations under deferred compensation (including indemnification obligations, obligations in respect of purchase price adjustments, deferred purchase price, earn-outs, incentive non-competes and other contingent obligations) or other similar arrangements incurred or assumed in connection with the Contribution, any Permitted Acquisition, any other Investment or any asset sale, in each case, permitted under this Agreement;

(xv) additional Indebtedness of Lead Borrower and its Restricted Subsidiaries not to exceed the greater of $75,000,000 and 10.00% of Consolidated Total Assets (measured at the time of incurrence) in aggregate principal amount outstanding at any time;

(xvi) Contingent Obligations for customs, stay, performance, appeal, judgment, replevin and similar bonds and suretyship arrangements, and completion guarantees and other obligations of a like nature, all in the ordinary course of business;

(xvii) Contingent Obligations to insurers required in connection with worker’s compensation and other insurance coverage incurred in the ordinary course of business;

(xviii) guarantees made by Lead Borrower or any of its Restricted Subsidiaries of Indebtedness of Lead Borrower or any of its Restricted Subsidiaries permitted to be outstanding under this Section 10.04; provided that (x) such guarantees are permitted by Section 10.05 and (y) no Restricted Subsidiary that is not a Credit Party shall guarantee Indebtedness of a Credit Party pursuant to this clause (xviii);

(xix) guarantees made by any Foreign Subsidiary of Indebtedness of any other Foreign Subsidiary permitted to be outstanding under this Section 10.04;

(xx) guarantees made by Restricted Subsidiaries acquired pursuant to a Permitted Acquisition of Indebtedness acquired or assumed pursuant thereto in accordance with this Section 10.04, or any refinancing thereof pursuant to this Section 10.04; provided that such guarantees may only be made by Restricted Subsidiaries who were guarantors of the Indebtedness originally acquired or assumed pursuant to this Section 10.04 at the time of the consummation of the Permitted Acquisition or such other Investment to which such Indebtedness relates;

(xxi) customary Contingent Obligations in connection with sales, other dispositions and leases permitted under Section 10.02 (but not in respect of Indebtedness for borrowed money or Capitalized Lease Obligations) including indemnification obligations with respect to leases, and guarantees of collectability in respect of accounts receivable or notes receivable for up to face value;

(xxii) guarantees of Indebtedness of directors, officers and employees of Lead Borrower or any of its Restricted Subsidiaries in respect of expenses of such Persons in connection with relocations and other ordinary course of business purposes;

(xxiii) guarantees of Indebtedness of a Person in connection with a joint venture; provided that the aggregate principal amount of any Indebtedness so guaranteed that is then outstanding shall not exceed the greater of $65,000,000 and 8.50% of Consolidated Total Assets (measured at the time of incurrence);

(xxiv) Indebtedness arising in connection with any Qualified Securitization Transaction or Receivables Facility with respect to which the Securitization Assets or Receivables Assets subject thereto consist solely of assets originated by one or more Foreign Subsidiaries;

(xxv) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, to the extent such Indebtedness is extinguished reasonably promptly after receipt of notice thereof;

(xxvi) (x) severance, pension and health and welfare retirement benefits or the equivalent thereof to current and former officers, employees, consultants and directors of Lead Borrower or its Restricted Subsidiaries incurred in the ordinary course of business, (y) Indebtedness representing deferred compensation or stock-based compensation to current and former officers, employees, consultants and directors of Lead Borrower and the Restricted Subsidiaries and (z) Indebtedness consisting of promissory notes issued by any Credit Party to current or former officers, directors, consultants and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of any Parent Company permitted by Section 10.03;

(xxvii) (A) Permitted Pari Passu Notes or Permitted Junior Debt in an aggregate principal amount not to exceed, as of the date of incurrence thereof, when taken together with any portion of Incremental Term Loans incurred on such date pursuant to Section 2.15(a)(v)(x), (1) the then-remaining Fixed Dollar Incremental Amount as of the date of incurrence thereof plus (2) subject to the satisfaction of the applicable Incurrence-Based Incremental Facility Test, any Incurrence-Based Incremental Amounts that may be incurred thereunder on such date, in each case, so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Pari Passu Notes,” “Permitted Junior Notes” or “Permitted Junior Loans,” as the case may be, (ii) there shall be no obligor in respect of such Indebtedness that is not a Credit Party and (iii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05) (it being understood that the reclassification mechanics set forth in the definition of “Incremental Amount” shall apply to amounts incurred pursuant to this Section 10.04(xxvii)(A)); and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A);

(xxviii) (x) guarantees made by Lead Borrower or any of its Restricted Subsidiaries of obligations (not constituting debt for borrowed money) of Lead Borrower or any of its Restricted Subsidiaries owing to vendors, suppliers and other third parties incurred in the ordinary course of business and (y) Indebtedness of any Credit Party (other than Holdings) as an account party in respect of trade letters of credit issued in the ordinary course of business;

(xxix) (A) unsecured Permitted Junior Debt of Lead Borrower and its Restricted Subsidiaries incurred under Permitted Junior Debt Documents so long as (i) all such Indebtedness is incurred in accordance with the requirements of the definition of “Permitted Junior Notes” or “Permitted Junior Loans”, as the case may be, (ii) no Event of Default then exists or would result therefrom (provided, that with respect to any such Indebtedness incurred to finance a Limited Condition Transaction, such requirement shall be limited to the absence of an Event of Default pursuant to Section 11.01 or Section 11.05), (iii) any such Indebtedness incurred or guaranteed by a Credit Party is not secured by any assets of the Borrowers or any Restricted Subsidiary and (iv) the aggregate principal amount of such Permitted Junior Debt issued or incurred after the Closing Date shall not cause the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period to exceed 5.00 to 1.00 and (B) any Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A); provided that the amount of Permitted Junior Debt which may be incurred pursuant to this clause (xxix) by non-Credit Parties shall not exceed the greater of $65,000,000 and 8.50% of Consolidated Total Assets (measured at the time of incurrence) at any time outstanding;

(xxx) Indebtedness arising out of Sale-Leaseback Transactions permitted by Section 10.01(xviii);

(xxxi) (A) Indebtedness under Refinancing Notes, 100% of the Net Debt Proceeds of which are applied to repay outstanding Term Loans in accordance with Section 5.02(c); and (B) Permitted Refinancing Indebtedness in respect of Indebtedness incurred pursuant to subclause (A); and

(xxxii) all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (i) through (xxxi) above.

10.05 Advances, Investments and Loans. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person (excluding, in the case of Lead Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any rollover or extensions of terms) and made in the ordinary course of business) (each of the foregoing, an “Investment” and, collectively, “Investments” and with the value of each Investment being measured at the time made and without giving effect to subsequent changes in value or any write-ups, write-downs or write-offs thereof but giving effect to any cash return or cash distributions received by Lead Borrower and its Restricted Subsidiaries with respect thereto), except that the following shall be permitted (each of the following, a “Permitted Investment” and collectively, “Permitted Investments”):

(i) Lead Borrower and its Restricted Subsidiaries may acquire and hold accounts receivable owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of Lead Borrower or such Restricted Subsidiary;

(ii) Lead Borrower and its Restricted Subsidiaries may acquire and hold cash and Cash Equivalents;

(iii) Lead Borrower and its Restricted Subsidiaries may consummate the Transactions and may hold the Investments held by them on the Closing Date and described on Schedule 10.05(iii), and any modification, replacement, renewal or extension thereof that does not increase the principal amount thereof unless any additional Investments made with respect thereto are permitted under the other provisions of this Section 10.05;

(iv) Lead Borrower and its Restricted Subsidiaries may acquire and hold Investments (including debt obligations and Equity Interests) received in connection with the bankruptcy or reorganization of suppliers and customers, and Investments received in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(v) Lead Borrower and its Restricted Subsidiaries may enter into Interest Rate Protection Agreements to the extent permitted by Section 10.04(ii), and Other Hedging Agreements to the extent permitted by Section 10.04(xii);

(vi) (a) Lead Borrower and any Restricted Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03), including in connection with tax planning activities, so long as, immediately after giving effect thereto, the security interest of the Collateral Agent for the benefit of the Secured Creditors in the Collateral, taken as a whole, is not materially impaired, (b) any Foreign Subsidiary may make intercompany loans to and other investments (including cash management pooling obligations and arrangements) in any Borrower or any of its Restricted Subsidiaries so long as in the case of such intercompany loans (other than cash management pooling obligations and arrangements) to Credit Parties (other than Holdings), all payment obligations of the respective Credit Parties are subordinated to their obligations under the Credit Documents on terms reasonably satisfactory to the Administrative Agent, (c) the Credit Parties may make intercompany loans to, guarantees on behalf of, and other investments (including cash management pooling obligations and arrangements) in, Restricted Subsidiaries that are not Credit Parties so long as the aggregate amount of outstanding loans, guarantees and other Indebtedness made pursuant to this subclause (c) does not exceed the greater of $65,000,000 and 8.50% of Consolidated Total Assets (measured at the time of such loans, guarantees or incurrence), (d) any Restricted Subsidiary that is not a Credit Party may make intercompany loans to, and other investments (including cash management pooling obligations and arrangements) in, any other Restricted Subsidiary that is also not a Credit Party and (e) Credit Parties may make intercompany loans and other investments (including cash management pooling obligations and arrangements) in any Restricted Subsidiary that is not a Credit Party so long as such Investment is part of a series of simultaneous Investments by Restricted Subsidiaries in other Restricted Subsidiaries that results in the proceeds of the initial Investment being invested in one or more Credit Parties (other than Holdings, unless otherwise permitted by Section 10.03);

(vii) Permitted Acquisitions shall be permitted in accordance with Section 9.14;

(viii) loans and advances by Lead Borrower and its Restricted Subsidiaries to officers, directors and employees of Lead Borrower and its Restricted Subsidiaries in connection with (i) business-related travel, relocations and other ordinary course of business purposes (including travel and entertainment expenses) shall be permitted and (ii) any such Person’s purchase of Equity Interests of Holdings or any Parent Company; provided that no cash is actually advanced pursuant to this clause (ii) unless immediately repaid;

(ix) advances of compensation to employees of Lead Borrower and its Restricted Subsidiaries in the ordinary course of business;

(x) non-cash consideration may be received in connection with any Asset Sale permitted pursuant to Section 10.02(ii) or (x);

(xi) additional Restricted Subsidiaries of Lead Borrower may be established or created if Lead Borrower and such Subsidiary comply with the requirements of Section 9.12, if applicable; provided that to the extent any such new Subsidiary is created solely for the purpose of consummating a transaction pursuant to an acquisition permitted by this Section 10.05, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such transaction, such new Subsidiary shall not be required to take the actions set forth in Section 9.12, as applicable, until the respective acquisition is consummated (at which time the surviving or transferee entity of the respective transaction and its Subsidiaries shall be required to so comply in accordance with the provisions thereof);

(xii) extensions of trade credit may be made in the ordinary course of business (including advances made to distributors consistent with past practice), Investments received in satisfaction or partial satisfaction of previously extended trade credit from financially troubled account debtors, Investments consisting of prepayments to suppliers made in the ordinary course of business and loans or advances made to distributors in the ordinary course of business;

(xiii) earnest money deposits may be made to the extent required in connection with Permitted Acquisitions and other Investments to the extent permitted under Section 10.01(xxviii);

(xiv) Investments in deposit accounts, securities accounts or commodities accounts opened in the ordinary course of business;

(xv) Investments in the nature of pledges or deposits with respect to leases or utilities provided to third parties in the ordinary course of business;

(xvi) Investments in the ordinary course of business consisting of UCC Article 3 (or the equivalent under other applicable law) endorsements for collection or deposit;

(xvii) purchases of minority interests in Restricted Subsidiaries that are not Wholly-Owned Subsidiaries by the Borrowers and the Guarantors; provided that the aggregate amount of such purchases, when added to the aggregate amount of Dividends pursuant to Section 10.03(xiv), shall not exceed the greater of $8,000,000 and 1.00% of Consolidated Total Assets (measured at the time such Investment is made);

(xviii) Investments to the extent made with the Available Amount;

(xix) in addition to Investments permitted by clauses (i) through (xviii) and (xx) through (xxxiv) of this Section 10.05, Lead Borrower and its Restricted Subsidiaries may make additional loans, advances and other Investments to or in a Person (including a joint venture) in an aggregate outstanding amount for all loans, advances and other Investments made pursuant to this clause (xix), not to exceed the greater of $65,000,000 and 8.50% of Consolidated Total Assets (measured at the time such Investment is made);

(xx) the licensing, sublicensing or contribution of Intellectual Property rights pursuant to arrangements with Persons other than Lead Borrower and its Restricted Subsidiaries in the ordinary course of business for fair market value, as determined by Lead Borrower or such Restricted Subsidiary, as the case may be, in good faith;

(xxi) loans and advances to any Parent Company in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Dividends made to any Parent Company), Dividends permitted to be made to any Parent Company in accordance with Section 10.03; provided that any such loan or advance shall reduce the amount of such applicable Dividends thereafter permitted under Section 10.03 by a corresponding amount (if such applicable subsection of Section 10.03 contains a maximum amount);

(xxii) Investments to the extent that payment for such Investments is made in the form of common Equity Interests or Qualified Preferred Stock of Holdings or any Equity Interests of any other direct or indirect Parent Company to the seller of such Investments;

(xxiii) Investments of a Person that is acquired and becomes a Restricted Subsidiary or of a company merged or amalgamated or consolidated into any Restricted Subsidiary, in each case after the Closing Date and in accordance with this Section 10.05 and/or Section 10.02, as applicable, to the extent such Investments were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation, do not constitute a material portion of the aggregate assets acquired in such transaction and were in existence on the date of such acquisition, merger, amalgamation or consolidation;

(xxiv) Investments in a Restricted Subsidiary that is not a Credit Party or in a joint venture, in each case, to the extent such Investment is substantially contemporaneously repaid in full with a dividend or other distribution from such Restricted Subsidiary or joint venture;

(xxv) to the extent that they constitute Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property, in each case, in the ordinary course of business;

(xxvi) Investments by Lead Borrower and its Restricted Subsidiaries consisting of deposits, prepayment and other credits to suppliers or landlords, each made in the ordinary course of business;

(xxvii) guarantees made in the ordinary course of business of obligations owed to landlords, suppliers, customers, franchisees and licensees of Lead Borrower or its Subsidiaries;

(xxviii) Investments consisting of the licensing, sublicensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons;

(xxix) Investments in Unrestricted Subsidiaries having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this Section 10.05(xxix) that are at that time outstanding not to exceed the greater of $36,000,000 and 4.50% of Consolidated Total Assets (measured at the time such Investment is made) at any one time outstanding;

(xxx) any Investments, so long as, on the date of such Investment, on a Pro Forma Basis, as of the last day of the most recently ended Test Period, the Consolidated Total Net Leverage Ratio does not exceed 1.50 to 1.00;

(xxxi) Investments by Lead Borrower and its Restricted Subsidiaries in joint ventures in an aggregate amount for all Investments made pursuant to this clause (xxxi), not to exceed, when added to the aggregate amount then guaranteed under clause (xxiii) of Section 10.04 and all unreimbursed payments theretofore made in respect of guarantees pursuant to clause (xxiii) of Section 10.04, the greater of $36,000,000 and 4.50% of Consolidated Total Assets (measured at the time such Investment is made);

(xxxii) (i) Investments in a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction permitted by Section 10.04(xxiv); provided, however, that any such Investment in a Securitization Entity is in the form of (x) a contribution of additional Securitization Assets, (y) Limited Originator Recourse or (z) loans in respect of the noncash portion of the purchase price of Securitization Assets not to exceed 15% of such purchase price, and (ii) distributions or payments of Securitization Fees and purchases of Securitization Assets or Receivables Assets pursuant to a Securitization Repurchase Obligation in connection with a Qualified Securitization Transaction or a Receivables Facility, as applicable;

(xxxiii) Investments made in connection with the elimination or repayment of intercompany loans existing on the Closing Date to the extent such Investments are reasonably promptly funded with dividends or returns on capital, returned or refunded or otherwise consist of the contribution of such intercompany loans to the capital of a Subsidiary; and

(xxxiv) Investments in any captive insurance company providing insurance to the Lead Borrower or any of its Subsidiaries in an aggregate amount not to exceed $500,000 in any fiscal year.

In determining the amount of Investments permitted under this Section 10.05, Investments shall always be taken at the original cost thereof (regardless of any subsequent appreciation or depreciation therein), minus all returns of principal, capital, dividends, distributions and other cash returns thereof, minus all liabilities expressly assumed by another Person in connection with the sale or other disposition of any Investment, and Investments constituting loans and advances shall be taken at the principal amount thereof then remaining unpaid.

To the extent an Investment is permitted to be made by a Credit Party directly in any Restricted Subsidiary or any other Person who is not a Credit Party (each such Person, a “Target Person”) under any provision of this Section 10.05, such Investment may be made by advance, contribution or distribution by a Credit Party to a Restricted Subsidiary or Holdings, and further advanced or contributed by such Restricted Subsidiary or Holdings for purposes of making the relevant Investment in the Target Person without constituting an additional Investment for purposes of this Section 10.05 (it being understood that such Investment must satisfy the requirements of, and shall count toward any thresholds in, a provision of this Section 10.05 as if made by the applicable Credit Party directly to the Target Person).

10.06 Transactions with Affiliates. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of Lead Borrower or any of its Subsidiaries involving aggregate payments or consideration in excess of $5,000,000, other than on terms and conditions deemed in good faith by the board of directors of Lead Borrower (or any committee thereof) to be not less favorable to Lead Borrower or such Restricted Subsidiary as would reasonably be obtained by Lead Borrower or such Restricted Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except:

(i) Dividends (and loans and advances in lieu thereof) may be paid to the extent provided in Section 10.03;

(ii) loans and other transactions among Holdings, Lead Borrower and its Restricted Subsidiaries (and any Parent Company) may be made;

(iii) customary fees and indemnification (including the reimbursement of out-of-pocket expenses) may be paid to any shareholder, director, officer or employee of Holdings, Lead Borrower and its Restricted Subsidiaries (and, to the extent directly attributable to the operations of Lead Borrower and the other Restricted Subsidiaries, to any other Parent Company);

(iv) Lead Borrower and its Restricted Subsidiaries may enter into, and may make payments under, employment or other service-related agreements, employee benefits plans, stock option plans, indemnification provisions, stay bonuses, severance and other similar compensatory arrangements with current or former officers, employees, consultants and directors of Holdings, Lead Borrower and its Restricted Subsidiaries in the ordinary course of business;

(v) so long as no Event of Default shall exist (both before and immediately after giving effect thereto) under Section 11.01 or 11.05, Holdings and/or the Borrowers may pay fees to the Sponsors or their respective Sponsor Affiliates (or dividend such funds to any Parent Company to be paid to the Sponsors or their respective Sponsor Affiliates) in an amount not to exceed $5,000,000 in the aggregate in any calendar year and perform its other obligations pursuant to the terms of any Advisory Agreement, as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect; provided further that upon the occurrence and during the continuance of Event of Default under Section 11.01 or 11.05, such amounts may accrue on a subordinated basis, but not be payable in cash during such period, but all such accrued amounts (plus accrued interest, if any, with respect thereto) may be payable in cash upon the cure or waiver of such Event of Default or at such time as no such Event of Default then exists;

(vi) the Transaction (including Transaction Costs) shall be permitted;

(vii) the Borrowers may make payments (or make dividends to Holdings or any other Parent Company to make payments) (i) to reimburse any Sponsor or its Sponsor Affiliates for its reasonable out-of-pocket expenses, and to indemnify it, pursuant to the terms of the applicable Advisory Agreement, as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect and (ii) to reimburse any shareholders for their respective reasonable out-of-pocket expenses, and to indemnify them, pursuant to the terms of any stockholders agreement with respect to Holdings or any other Parent Company, as in effect on the Closing Date, subject to amendments not adverse to the Lenders in any material respect;

(viii) transactions described on Schedule 10.06(viii) or any amendment thereto to the extent such an amendment is not materially adverse to the Lenders;

(ix) Investments in Lead Borrower’s Subsidiaries and joint ventures (to the extent any such Subsidiary that is not a Restricted Subsidiary or any such joint venture is only an Affiliate as a result of Investments by Holdings and the Restricted Subsidiaries in such Subsidiary or joint venture) to the extent otherwise permitted under Section 10.05;

(x) any payments required to be made pursuant to the Contribution Agreement (including, without limitation, any indemnity payments and reasonable out-of-pocket expense owed by Holdings (or any Parent Company) or any of its Restricted Subsidiaries);

(xi) transactions between Lead Borrower and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Lead Borrower or any Parent Company; provided, however, that such director abstains from voting as a director of Lead Borrower or such Parent Company, as the case may be, on any matter involving such other Person;

(xii) payments by Holdings, Lead Borrower or any of its Restricted Subsidiaries to any Sponsor or any Parent Company for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the board of directors of Lead Borrower in good faith;

(xiii) guarantees of performance by Lead Borrower and its Restricted Subsidiaries of Unrestricted Subsidiaries in the ordinary course of business, except for guarantees of Indebtedness in respect of borrowed money;

(xiv) the issuance of Equity Interests in the form of common stock or Qualified Preferred Stock to any Sponsor or any Parent Company, or to any director, officer, employee or consultant thereof; and

(xv) to the extent not otherwise prohibited by this Agreement, transactions between or among Holdings, Lead Borrower and any of its Restricted Subsidiaries shall be permitted (including equity issuances).

Notwithstanding anything to the contrary contained above in this Section 10.06, in no event shall Lead Borrower or any of the Restricted Subsidiaries pay any management, consulting or similar fee to any Sponsor or any Affiliate of any Sponsor except as specifically provided in clauses (v) and (vii) of this Section 10.06.

10.07 Limitations on Payments, Certificate of Incorporation, By-Laws and Certain Other Agreements, etc. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to:

(a) make (or give any notice (other than any such notice that is expressly contingent upon the repayment in full in cash of all Obligations other than any indemnification obligations arising hereunder which are not due and payable) in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, Change of Control or similar event (including, in each case, by way of depositing money or securities with the trustee with respect thereto or any other Person before due for the purpose of paying when due) with respect to, any Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes (other than Refinancing Notes secured by Liens ranking pari passu with the Liens securing the Indebtedness under this Agreement) in an outstanding aggregate principal amount greater than $20,000,000, except that (A) the Borrowers may consummate the Transaction, and (B) Permitted Junior Debt, Subordinated Indebtedness or such Refinancing Notes may be repaid, redeemed, repurchased or defeased (and any applicable deposit of money or securities with the trustee with respect thereto or any other Person for the purpose of paying such Permitted Junior Debt, Subordinated Indebtedness or Refinancing Notes when due may be made) (i) with the Available Amount; provided, that solely to the extent clause (a)(i)(B) of the definition of “Available Amount” is being utilized, (x) no Event of Default shall have occurred and be continuing at the time of the consummation of the proposed repayment or prepayment or immediately after giving effect thereto (or, to the extent Lead Borrower has made an LCT Election with respect thereto, on the LCT Test Date with respect thereto) and (y) the Consolidated Total Net Leverage Ratio, determined on a Pro Forma Basis as of the last day of the most recently ended Test Period, shall not exceed 3.00 to 1.00, (ii) so long as, on a Pro Forma Basis, as of the last day of the most recently ended Test Period, the Consolidated Total Net Leverage Ratio does not exceed 1.50 to 1.00, and (iii) in an aggregate amount not to exceed the greater of $40,000,000 and 5.00% of Consolidated Total Assets (measured at the time such payment, prepayment, redemption or acquisition is made); provided, that nothing herein shall otherwise prevent Lead Borrower and its Restricted Subsidiaries from refinancing any Indebtedness with Permitted Refinancing Indebtedness;

(b) amend or modify, or permit the amendment or modification of any provision of, any Permitted Junior Debt Document (after the entering into thereof) with a principal amount in excess of the Threshold Amount, other than any amendment or modification that is not materially adverse to the interests of the Lenders; or

(c) amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation) or certificate of formation; limited liability company agreement or by-laws (or the equivalent organizational documents); accounting policies, reporting policies or fiscal year (except as required by U.S. GAAP), as applicable, or any agreement entered into by it with respect to its Equity Interests, or enter into any new agreement with respect to its Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (c) is not materially adverse to the interests of the Lenders.

10.08 Limitation on Certain Restrictions on Subsidiaries. The Borrowers will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Lead Borrower or any of its Restricted Subsidiaries, or pay any Indebtedness owed to Lead Borrower or any of its Restricted Subsidiaries, (b) make loans or advances to Lead Borrower or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to Lead Borrower or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law;

(ii) this Agreement and the other Credit Documents, the ABL Credit Agreement and the other definitive documentation entered into in connection with any of the foregoing;

(iii) any Refinancing Note Documents;

(iv) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of Lead Borrower or any of its Restricted Subsidiaries;

(v) customary provisions restricting assignment of any licensing agreement (in which Lead Borrower or any of its Restricted Subsidiaries is the licensee) or other contract entered into by Lead Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(vi) restrictions on the transfer of any asset pending the close of the sale of such asset;

(vii) any agreement or instrument governing Indebtedness assumed in connection with a Permitted Acquisition, to the extent the relevant encumbrance or restriction was not agreed to or adopted in connection with, or in anticipation of, the respective Permitted Acquisition and does not apply to Lead Borrower or any Restricted Subsidiary, or the properties of any such Person, other than the Persons or the properties acquired in such Permitted Acquisition;

(viii) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business;

(ix) any agreement or instrument relating to Indebtedness of a Foreign Subsidiary incurred pursuant to Section 10.04 to the extent such encumbrance or restriction only applies to such Foreign Subsidiary and its Subsidiaries;

(x) an agreement effecting a refinancing, replacement or substitution of Indebtedness issued, assumed or incurred pursuant to an agreement or instrument referred to in clause (vii) above; provided that the provisions relating to such encumbrance or restriction contained in any such refinancing, replacement or substitution agreement are no less favorable to Lead Borrower or the Lenders in any material respect than the provisions relating to such encumbrance or restriction contained in the agreements or instruments referred to in such clause (vii);

(xi) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01;

(xii) restrictions and conditions imposed by the terms of the documentation governing any Indebtedness of a Restricted Subsidiary that is not a Credit Party, which Indebtedness is permitted by Section 10.04;

(xiii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 10.05 and applicable solely to such joint venture and its Subsidiaries;

(xiv) on or after the execution and delivery thereof, (i) the Permitted Junior Debt Documents, (ii) the Permitted Pari Passu Notes Documents and (iii) the definitive documentation governing Incremental Equivalent/Refinancing Debt;

(xv) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xvi) restrictions and conditions under the terms of the documentation governing any Qualified Securitization Transaction or a Receivables Facility that, in each case, permitted by Section 10.04(xxiv), are necessary or advisable, in the good faith determination of Lead Borrower or the applicable Restricted Subsidiary, to effect such Qualified Securitization Transaction or such Receivables Facility; and

(xvii) customary restrictions in respect of Intellectual Property contained in licenses or sublicenses of, or other grants of rights to use or exploit, such Intellectual Property.

10.09 Business.

(a) The Borrowers will not permit at any time the business activities taken as a whole conducted by Lead Borrower and its Restricted Subsidiaries to be materially different from the business activities taken as a whole conducted by Lead Borrower and its Restricted Subsidiaries on the Closing Date (after giving effect to the Transaction) except that Lead Borrower and its Restricted Subsidiaries may engage in any Similar Business.

(b) Holdings will not engage in any business other than its ownership of the capital stock of, and the management of, the Borrowers and, indirectly, its Subsidiaries and activities incidental thereto; provided that Holdings may engage in those activities that are incidental to (i) the maintenance of its existence in compliance with applicable law, (ii) legal, tax and accounting matters in connection with any of the foregoing or following activities, (iii) the entering into, and performing its obligations under, this Agreement, the other Credit Documents to which it is a party, the Contribution Agreement, each Advisory Agreement, the ABL Credit Agreement, the definitive documentation governing any Incremental Equivalent/Refinancing Debt or any Permitted Junior Debt Documents,

(iv) the issuance, sale or repurchase of its Equity Interests and the receipt of capital contributions, (v) the making of dividends or distributions on its Equity Interests, (vi) the filing of registration statements, and compliance with applicable reporting and other obligations, under federal, state or other securities laws, (vii) the listing of its equity securities and compliance with applicable reporting and other obligations in connection therewith, (viii) the retention of (and the entry into, and exercise of rights and performance of obligations in respect of, contracts and agreements with) transfer agents, private placement agents, underwriters, counsel, accountants and other advisors and consultants, (ix) the performance of obligations under and compliance with its certificate of incorporation and by-laws, or any applicable law, ordinance, regulation, rule, order, judgment, decree or permit, including, without limitation, as a result of or in connection with the activities of its Subsidiaries, (x) the incurrence and payment of its operating and business expenses and any taxes for which it may be liable (including reimbursement to Affiliates for such expenses paid on its behalf), (xi) the consummation of the Transaction, (xii) the making of loans to or other Investments in, or incurrence of Indebtedness from, the Borrowers or in the case of incurrence of Indebtedness, from any Wholly-Owned Domestic Subsidiary which is a Subsidiary Guarantor, as and to the extent not prohibited by this Agreement and (xiii) any other activity expressly contemplated by this Agreement to be engaged in by Holdings, including, without limitation, repurchases of Indebtedness of the Borrowers under this Agreement pursuant to Section 2.19 and Section 2.20 and entry into and performance of guarantees of Refinancing Notes, Permitted Junior Debt, Permitted Pari Passu Notes and, subject to any applicable limitations set forth herein, other permitted Indebtedness of Lead Borrower and its Restricted Subsidiaries.

10.10 Negative Pledges. Holdings and the Borrowers shall not, and shall not permit any of the Restricted Subsidiaries to, agree or covenant with any Person to restrict in any way its ability to grant any Lien on its assets in favor of the Lenders, other than pursuant to the Applicable Intercreditor Agreement or any other intercreditor agreement entered into by any Agent as contemplated by this Agreement, and except that this Section 10.10 shall not apply to:

(i) any covenants contained in this Agreement or any other Credit Documents or that exist on the Closing Date;

(ii) covenants existing under the ABL Credit Documents, as in effect on the Closing Date or as amended in a manner consistent with any amendment to this Agreement or the other Credit Documents;

(iii) the covenants contained in any Incremental Equivalent/Refinancing Debt, any Permitted Pari Passu Notes Documents or any Permitted Junior Debt (in each case so long as same do not restrict the granting of Liens to secure Indebtedness pursuant to this Agreement);

(iv) covenants and agreements made in connection with any agreement relating to secured Indebtedness permitted by this Agreement but only if such covenant or agreement applies solely to the specific asset or assets to which such Lien relates;

(v) customary provisions in leases, subleases, licenses or sublicenses and other contracts restricting the right of assignment thereof;

(vi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures that are applicable solely to such joint venture and its Subsidiaries;

(vii) restrictions imposed by law;

(viii) customary restrictions and conditions contained in agreements relating to any sale of assets or Equity Interests pending such sale; provided such restrictions and conditions apply only to the Person or property that is to be sold;

(ix) contractual obligations binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary, so long as such contractual obligations were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary;

(x) negative pledges and restrictions on Liens in favor of any holder of Indebtedness for borrowed money entered into after the Closing Date and otherwise permitted under Section 10.04 but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and/or the Collateral Agent and the Secured Creditors with respect to the credit facilities established hereunder and the Obligations under the Credit Documents on a senior basis and without a requirement that such holders of such Indebtedness be secured by such Liens securing the Obligations under the Credit Documents equally and ratably or on a junior basis;

(xi) restrictions on any Foreign Subsidiary pursuant to the terms of any Indebtedness of such Foreign Subsidiary permitted to be incurred hereunder;

(xii) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; and

(xiii) any restrictions on Liens imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i), (ii), (iii), (ix), (x) and (xi) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of Lead Borrower, not materially more restrictive, taken as a whole, with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 11. Events of Default. Upon the occurrence of any of the following specified events (each, an “Event of Default”):

11.01 Payments. The Borrowers shall (i) default in the payment when due of any principal of any Term Loan or (ii) default, and such default shall continue unremedied for five or more consecutive Business Days, in the payment when due of any interest on any Term Loan, or any Fees or any other amounts owing hereunder or under any other Credit Document; or

11.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent, the Collateral Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

11.03 Covenants. Holdings, any Borrower or any Restricted Subsidiary shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 9.01(f)(i), 9.04 (as to Lead Borrower), 9.11 or Section 10 or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement or in any other Credit Document (other than those set forth in Section 11.01 or 11.02), and such default shall continue unremedied for a period of 30 days after written notice thereof to Lead Borrower by the Administrative Agent, the Collateral Agent or the Required Lenders; or

11.04 Default Under Other Agreements. (i) Holdings, any Borrower or any of the Restricted Subsidiaries shall (x) default in any payment of any Indebtedness (other than Indebtedness under this Agreement) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than Indebtedness under this Agreement) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness (other than Indebtedness under this Agreement) of Holdings, any Borrower or any of the Restricted Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof; provided that (A) it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least equal to the Threshold Amount, (B) the preceding clause (ii) shall not apply to Indebtedness that becomes due as a result of a voluntary sale or transfer of, or Recovery Event with respect to, the property or assets securing such Indebtedness, if such sale or transfer or Recovery Event is otherwise permitted hereunder and (C) an Event of Default under clause (i)(y) of this Section 11.04 with respect to the ABL Credit Agreement shall not be an Event of Default until the earliest of (I) in the case of a payment default, the first date on which such default shall continue unremedied for a period of 30 days after the date of such default (during which period such default is not waived or cured), (II) the date on which the Indebtedness under the ABL Credit Agreement has been accelerated as a result of such default and (III) the date on which the administrative agent, the collateral agent and/or the lenders under the ABL Credit Agreement have exercised their secured creditor remedies as a result of such default; or

11.05 Bankruptcy, etc. Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced under the Bankruptcy Code against Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary), and the petition is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver-manager, trustee, monitor is appointed for, or takes charge of, all or substantially all of the property of Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary); or Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) commences any other proceeding under any Debtor Relief Law of any jurisdiction whether now or hereafter in effect relating to Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary); or there is commenced against Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) any such proceeding which remains undismissed for a period of 60 days, or Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered against Holdings or any Restricted Subsidiary (other than an Immaterial Subsidiary); or Holdings or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) suffers any appointment of any custodian, receiver, receiver-manager, trustee, monitor or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, any Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) makes a general assignment for the benefit of creditors; or any corporate, limited liability company or similar action is taken by Lead Borrower or any of the Restricted Subsidiaries (other than any Immaterial Subsidiary) for the purpose of effecting any of the foregoing; or

11.06 ERISA. (a) An ERISA Event has occurred with respect to a Plan or Multiemployer Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect, (b) there is or arises Unfunded Pension Liability which has resulted or would reasonably be expected to result in a Material Adverse Effect, (c) a Foreign Pension Plan has failed to comply with, or be funded in accordance with, applicable law which has resulted or would reasonably be expected to result in a Material Adverse Effect, or (d) Lead Borrower or any of its Restricted Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan that, in each case, has resulted or would reasonably be expected to result in a Material Adverse Effect; or

11.07 Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation (to the extent provided therein), a perfected security interest, to the extent required by the Credit Documents, in, and Lien on, all or any material portion of the Collateral (other than as a result of the failure of the Collateral Agent to file continuation statements or the failure of the Collateral Agent or the collateral agent under the ABL Credit Agreement to maintain possession of possessory collateral delivered to it), in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01); or

11.08 Guarantees. Any Guaranty shall cease to be in full force and effect as to any Guarantor (other than any Guarantor otherwise qualifying as an Immaterial Subsidiary, whether or not so designated), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm in writing such Guarantor’s obligations under the Guaranty to which it is a party; or

11.09 Judgments. One or more judgments or decrees shall be entered against Holdings, any Borrower or any Restricted Subsidiary (other than any Immaterial Subsidiary) involving in the aggregate for Holdings, Lead Borrower and its Restricted Subsidiaries (other than any Immaterial Subsidiary) a liability or liabilities (not paid or fully covered (other than to the extent of any deductible) by a reputable and solvent insurance company with respect to judgments for the payment of money) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 60 consecutive days, and the aggregate amount of all such judgments and decrees (to the extent not paid or fully covered (other than to the extent of any deductible) by such insurance company) equals or exceeds the Threshold Amount; or

11.10 Change of Control. A Change of Control shall occur;

then and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to Lead Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Credit Party, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments of each Lender shall forthwith terminate immediately; (ii) declare the principal of and any accrued interest in respect of all Term Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (iii) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; and (iv) enforce each Guaranty.

Section 12. The Administrative Agent and the Collateral Agent.

12.01 Appointment and Authorization.

(a) Each of the Lenders hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section 12 (other than Sections 12.08, 12.10 and 12.11) are solely for the benefit of the Administrative Agent and the Lenders, and neither any Borrower nor any other Credit Party shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Bank of America shall also act as the “Collateral Agent” and “security trustee” under the Credit Documents, and each of the Lenders (on behalf of itself and its Affiliates, including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) hereby irrevocably appoints and authorizes Bank of America to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any Credit Party to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, Bank of America, as “collateral agent” or “security trustee” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to Section 12.02 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Collateral Agent, shall be entitled to the benefits of all provisions of this Section 12 and Section 13 (including Section 13.01, as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” or “security trustee” under the Credit Documents) as if set forth in full herein with respect thereto. Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to execute any and all documents (including releases) with respect to the Collateral and the rights of the Guaranteed Creditors with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents and acknowledge and agree that any such action by any Agent shall bind the Lenders.

(c) Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or a Designated Treasury Services Agreement) hereby authorizes and directs the Administrative Agent and/or the Collateral Agent to enter into any Applicable Intercreditor Agreement or any other arrangement or supplement thereto permitted under this Agreement without any further consent by any Lender and any such intercreditor agreement shall be being binding upon the Lenders.

12.02 Delegation of Duties. Each of the Administrative Agent and the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent and/or the Collateral Agent. The Administrative Agent, the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section 12 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent and as Collateral Agent, as applicable.

12.03 Exculpatory Provisions. The Administrative Agent and the Collateral Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent and/or the Collateral Agent are required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent or the Collateral Agent, as applicable, to liability or that is contrary to any Credit Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrowers or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of their respective Affiliates in any capacity;

(d) shall not be liable to any Lender for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent and/or the Collateral Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11 and 13.12) or (ii) in the absence of its own gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by a final non-appealable judgment. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent and the Collateral Agent by Lead Borrower or a Lender; and

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Section 6 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and/or the Collateral Agent.

12.04 Reliance by Administrative Agent and Collateral Agent. Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each of the Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Term Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

12.05 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Lead Arrangers or any of their respective Affiliates shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or a Lender hereunder.

12.06 Non-reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

12.07 Indemnification by the Lenders. To the extent that the Borrowers for any reason fail to pay any amount required under Section 13.01(a) to be paid by them to the Administrative Agent or Collateral Agent (or any sub-agent of either of them), or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent or Collateral Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (based on the amount of then outstanding Term Loans held by each Lender or, if the Term Loans have been repaid in full, based on the amount of outstanding Term Loans held by each Lender immediately prior to such repayment in full) of (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or Collateral Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent or Collateral Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 12.07 are subject to the provisions of Section 5.04.

12.08 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Lead Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

12.09 Administrative Agent May File Proofs of Claim; Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Term Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 4.01 and 13.01) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.01 and 13.01.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

The Secured Creditors hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code of the United States, including under Sections 363, 1123 or 1129 of the Bankruptcy Code of the United States, or any similar laws in any other jurisdictions to which a Credit Party is subject or (b) at any other sale or foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Creditors shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles to make a bid, (ii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (a)(i) through (a)(v) of Section 13.12 of this Agreement), and (iii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Creditor or any acquisition vehicle to take any further action.

12.10 Resignation of the Agents. Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders and Lead Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with Lead Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders (and consented to by Lead Borrower, to the extent so required) and shall have accepted such appointment within 30 days after the retiring Administrative Agent or retiring Collateral Agent, as applicable, gives notice of its resignation, then the retiring Administrative Agent or the retiring Collateral Agent, as applicable, may, with Lead Borrower’s consent (other than during the existence of an Event of Default under Section 11.01 or 11.05), on behalf of the Lenders, appoint a successor Administrative Agent or successor Collateral Agent, as applicable, meeting the qualifications set forth above; provided that if the Administrative Agent or the Collateral Agent shall notify Lead Borrower and the Lenders that no qualifying Person has accepted such appointment within such period, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Credit Documents, the retiring Collateral Agent shall continue to hold such collateral security solely for purposes of maintaining the Secured Creditors’ security interest thereon until such time as a successor Collateral Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent or the Collateral Agent, as applicable, shall instead be made by or to each Lender directly, until such time as the Required Lenders (with the consent of Lead Borrower, to the extent so required) appoint a successor Administrative Agent or Collateral Agent, as applicable, as provided for above in this Section 12.10. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent or the retiring (or retired) Collateral Agent, as applicable, and the retiring Administrative Agent or retiring Collateral Agent, as applicable, shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). After the retiring Administrative Agent’s or retiring Collateral Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Section 12 and Section 13.01 shall continue in effect for the benefit of such retiring Administrative Agent or retiring Collateral Agent, as applicable, their respective sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring Administrative Agent or retiring Collateral Agent, as applicable, was acting as Administrative Agent or Collateral Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Credit Documents, including (a) acting as Collateral Agent or otherwise holding any collateral security on behalf of any of the Lenders and (b) in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.

12.11 Collateral Matters and Guaranty Matters. Each of the Lenders (including in its capacity as a potential Guaranteed Creditor under a Designated Interest Rate Protection Agreement or Designated Treasury Services Agreement) irrevocably authorizes the Administrative Agent and the Collateral Agent, as applicable,

(a) to release any Lien on any property granted to or held by the Collateral Agent under any Credit Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (x) contingent indemnification obligations and (y) obligations and liabilities under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Credit Document to a Person that is not a Credit Party, (iii) that constitutes Excluded Collateral, (iv) if the property subject to such Lien is owned by a Subsidiary Guarantor, subject to Section 13.12, upon release of such Subsidiary Guarantor from its obligations under the Guaranty Agreement pursuant to clause (b) below or (v) if approved, authorized or ratified in writing in accordance with Section 13.12;

(b) to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Restricted Subsidiary or becomes an Excluded Subsidiary as a result of a transaction permitted hereunder; and

(c) to release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Credit Document to the holder of any Lien on such property that is permitted by Section 10.01(iv)(y), (vi) or (xiv) or to subordinate any lien on any property granted to or held by the Collateral Agent to the holder of any other Lien that is expressly permitted by Section 10.01 to be senior to the Lien securing the Obligations or to release, and to execute and/or deliver documents to evidence the release or non-existence of, any Lien securing the Obligations upon any Excluded Collateral.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s or the Collateral Agent’s, as applicable, authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 12.11. In each case as specified in this Section 12.11, the Administrative Agent and the Collateral Agent will (and each Lender irrevocably authorizes the Administrative Agent and the Collateral Agent to), at the Borrowers’ expense, execute and deliver to the applicable Credit Party such documents as such Credit Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Guaranty, in each case in accordance with the terms of the Credit Documents and this Section 12.11.

The Administrative Agent and the Collateral Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s and the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

12.12 Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements. No Guaranteed Creditor that obtains the benefits of any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Section 12.12 to the contrary, the Administrative Agent and Collateral Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Designated Interest Rate Protection Agreements and Designated Treasury Services Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Guaranteed Creditor. Each Guaranteed Creditor agrees to be bound by this Section 12 to the same extent as a Lender hereunder.

12.13 Withholding Taxes. To the extent required by any applicable Requirements of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective), such Lender shall, within 10 days after written demand therefor, indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Credit Parties pursuant to Section 5.04 and without limiting or expanding the obligation of the Credit Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due the Administrative Agent under this Section 12.13. The agreements in this Section 12.13 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all other Obligations.

12.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless clause (i) in the immediately preceding paragraph (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in clause (iv) in the immediately preceding paragraph (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent each Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other Credit Party, that:

(i) none of the Administrative Agent or any Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto);

(ii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);

(iii) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv) the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and

(v) no fee or other compensation is being paid directly to the Administrative Agent or any other Agent or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

The Administrative Agent and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Credit Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

Section 13. Miscellaneous.

13.01 Payment of Expenses, etc.

(a) The Credit Parties hereby jointly and severally agree, from and after the Closing Date, to: (i) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents (limited, in the case of legal expenses, to the reasonable fees and disbursements of one primary counsel to all Agents and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions)) in connection with (x) the preparation, execution, enforcement and delivery of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein, (y) the administration hereof and thereof and any amendment, waiver or consent relating hereto or thereto (whether or not effective) and (z) their syndication efforts with respect to this Agreement; (ii) pay all reasonable invoiced out-of-pocket costs and expenses of the Agents and each Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (limited, in the case of legal expenses, to one primary counsel to all Agents and Lenders to be retained by the Administrative Agent and, if reasonably necessary, one local counsel in any relevant jurisdiction (which may include a single firm of counsel acting in multiple jurisdictions) and, in the case of an actual or perceived conflict of interest where any Indemnified Person affected by such conflict informs Lead Borrower of such conflict, of a single additional firm of counsel in each relevant jurisdiction for all similarly situated affected Indemnified Persons); (iii) pay and hold each Agent and each Lender harmless from and against any and all Other Taxes with respect to the foregoing matters and save each Agent and each Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Agent, such Lender or the Lead Arranger) to pay such Other Taxes; and (iv) indemnify each Agent, each Lead Arranger and each Lender and their respective Affiliates and the partners, shareholders, officers, directors, employees, agents, trustees, representatives and investment advisors of each of the foregoing, in each case, together with their respective successors and assigns of any persons constituting “Indemnified Persons” (each, an “Indemnified Person”) from and hold each of them harmless upon its written demand against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) (but excluding Taxes other than Taxes that represent liabilities, obligations, losses, damages, penalties, actions, costs, expenses and disbursements arising from a non-Tax claim) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the proceeds of any Term Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, or (b) the actual or alleged presence of Hazardous Materials relating in any way to any Real Property owned, leased or operated, at any time, by Lead Borrower or any of its Subsidiaries; the generation, storage, transportation, handling, Release or threat of Release of Hazardous Materials by Lead Borrower or any of its Subsidiaries at any location, whether or not owned, leased or operated by Lead Borrower or any of its Subsidiaries; the non-compliance by Lead Borrower or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property; or any Environmental Claim or liability under Environmental Laws relating in any way to Lead Borrower, any of its Subsidiaries or relating in any way to any Real Property at any time owned, leased or operated by Lead Borrower or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnified Person (but excluding in each case (and each Indemnified Person, by accepting the benefits hereof, agrees to promptly refund or return any indemnity received hereunder to the extent it is later determined by a final, non-appealable judgment of a court of competent jurisdiction that such Indemnified Person is not entitled thereto) any losses, liabilities, claims, damages or expenses (i) to the extent incurred by reason of the gross negligence, bad faith or willful misconduct of the applicable Indemnified Person, any Affiliate of such Indemnified Person or any of their respective directors, officers, employees, representatives, agents, Affiliates, trustees or investment advisors, (ii) to the extent incurred by reason of any material breach of the obligations of such Indemnified Person under this Agreement or the other Credit Documents (in the case of each of the preceding clauses (i) and (ii), as determined by a court of competent jurisdiction in a final and non-appealable decision) or (iii) that do not involve or arise from an act or omission by any Credit Party or any of their respective Affiliates and is brought by an Indemnified Person against another Indemnified Person (other than claims against any Agent or Lead Arranger solely in its capacity as such or in its fulfilling such role)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender or other Indemnified Person set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Credit Parties shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.

(b) No Agent or any Indemnified Person shall be responsible or liable to any Credit Party or any other Person for (x) any determination made by it pursuant to this Agreement or any other Credit Document in the absence of gross negligence, bad faith or willful misconduct on the part of such Indemnified Person (in each case, as determined by a court of competent jurisdiction in a final and non-appealable judgment) or (y) any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems.

(c) No party hereto (and no Indemnified Person or any Subsidiary or Affiliate of Holdings or Lead Borrower) shall be responsible to any other party hereto (or any Indemnified Person or any Subsidiary or Affiliate of Holdings or the Borrowers) for any indirect, special, exemplary, incidental, punitive or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) which may be alleged as a result of this Agreement or any other Credit Document or the financing contemplated hereby; provided that nothing in this Section 13.01(c) shall limit the Credit Parties’ indemnity obligations to the extent that such indirect, special, punitive or consequential damages are included in any claim by a third party unaffiliated with any Indemnified Person with respect to which the applicable Indemnified Person is entitled to indemnification under Section 13.01(a).

13.02 Right of Setoff.

(a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, the Collateral Agent, each Lender and each Guaranteed Creditor is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) (other than accounts used exclusively for payroll, payroll taxes, fiduciary and trust purposes, and employee benefits) and any other Indebtedness at any time held or owing by the Administrative Agent, the Collateral Agent, such Lender or such Guaranteed Creditor (including, without limitation, by branches and agencies of the Administrative Agent, the Collateral Agent, such Lender or such Guaranteed Creditor wherever located) to or for the credit or the account of any Borrower or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, the Collateral Agent, such Lender or such Guaranteed Creditor under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender or such Guaranteed Creditor pursuant to Section 13.06(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, the Collateral Agent, such Lender or such Guaranteed Creditor shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

(b) NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SET-OFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SET-OFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS, THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT HEREUNDER.

13.03 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, telecopier, cable communication or electronic transmission) and mailed, telegraphed, telexed, telecopied, cabled, delivered or transmitted:

(i) if to any Credit Party, the Administrative Agent or the Collateral Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 13.03 or such other address as shall be designated by such party in a written notice to the other parties hereto; and

(ii) if to any Lender, at its address specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to Lead Borrower) or at such other address as shall be designated by such Lender in a written notice to Lead Borrower and the Administrative Agent.

All such notices and communications shall, when mailed or overnight courier, be effective when deposited in the mails, or overnight courier, as the case may be, or sent by facsimile or other electronic means of transmission, except that notices and communications to the Administrative Agent, Collateral Agent and the Borrowers shall not be effective until received by the Administrative Agent, Collateral Agent or Lead Borrower, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including email, FpML messaging, and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Collateral Agent, Lead Borrower or Holdings may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) (i) Notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(d) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall any of the Administrative Agent, the Collateral Agent or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrowers, the Subsidiary Guarantors, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of a Borrower’s, any Credit Party’s or the Administrative Agent’s transmission of Borrower Materials or notices through the Platform, any other electronic messaging service, or through the Internet, in the absence of gross negligence, bad faith or willful misconduct of any Agent Party, as determined by a court of competent jurisdiction and by a final and non-appealable judgment.

13.04 Benefit of Agreement; Assignments; Participations, etc.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted, except that (i) the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void), except as contemplated by Section 10.02(vi), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Transferees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and Term Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld, delayed or conditioned) of:

(A) Lead Borrower; provided that, Lead Borrower shall be deemed to have consented to an assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof; provided that no consent of Lead Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing under Section 11.01 or 11.05, any other Eligible Transferee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Term Loans of any Tranche, the amount of the Commitment or Term Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 unless each of Lead Borrower and the Administrative Agent otherwise consent; provided that no such consent of Lead Borrower shall be required if an Event of Default has occurred and is continuing under Section 11.01 or 11.05;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Tranche of Commitments or Term Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with the payment by the assignee of a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Credit Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) below, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 5.04 and 13.01. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) below.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices in the United States a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and related interest amounts) of the Term Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers and, as to its own positions only, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) above and any written consent to such assignment required by clause (b) above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning

Lender or the assignee shall have failed to make any payment required to be made by it pursuant to this Agreement, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (v).

(c) Any Lender may, without the consent of Lead Borrower or the Administrative Agent, sell participations to one or more Eligible Transferees (a “Participant”), in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Term Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that requires the consent of each Lender or each adversely affected Lender and that directly affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein (it being understood that the documentation required under Sections 5.04(b) and (c) shall be delivered solely to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 13.04; provided that such Participant (A) shall be subject to the provisions of Section 2.12 as if it were an assignee under clause (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.10 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Lead Borrower’s request and expense, to use reasonable efforts to cooperate with Lead Borrower to effectuate the provisions of Section 2.13 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant shall be subject to Section 2.12 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments or Term Loan or its other obligations under any Credit Document) to any Person except to the extent such disclosure is necessary to establish that such Commitment, Term Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Holdings, Lead Borrower and its Restricted Subsidiaries shall also be entitled to purchase (from Lenders) outstanding principal of Term Loans in accordance with the provisions of Sections 2.19 and 2.20, which purchases shall be evidenced by assignments (in form reasonably satisfactory to the Administrative Agent) from the applicable Lender to the Borrowers. Each assignor and assignee party to the relevant repurchases under Sections 2.19 and 2.20 shall render customary “big boy” disclaimer letters or any such disclaimers shall be incorporated into the terms of the Assignment and Assumption. No such transfer or assignment shall be effective until recorded by the Administrative Agent (which the Administrative Agent agrees to promptly record) on the Register pursuant to clause (b) above. All Term Loans purchased pursuant to Sections 2.19 and 2.20 shall be immediately and automatically cancelled and retired, and the Borrowers shall in no event become a Lender hereunder. To the extent of any assignment to a Borrower as described in this clause (d), the assigning Lender shall be relieved of its obligations hereunder with respect to the assigned Term Loans.

(e) Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Term Loans and Notes hereunder to a Federal Reserve Bank or central banking authority in support of borrowings made by such Lender from such Federal Reserve Bank or central banking authority and, with prior notification to the Administrative Agent (but without the consent of the Administrative Agent or Lead Borrower), any Lender which is a fund may pledge all or any portion of its Term Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (e) shall release the transferor Lender from any of its obligations hereunder.

(f) Each Lender acknowledges and agrees to comply with the provisions of this Section 13.04 applicable to it as a Lender hereunder.

(g) Each Sponsor Affiliate, solely in its capacity as a Lender, hereby agrees, and each Assignment and Assumption entered into by a Sponsor Affiliate shall provide a confirmation, that, if any Credit Party shall be subject to any voluntary or involuntary proceeding commenced under any Debtor Relief Law now or hereafter in effect (“Bankruptcy Proceedings”), (i) such Sponsor Affiliate shall not take any step or action in such Bankruptcy Proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent (or the taking of any action by a third party that is supported by the Administrative Agent) in relation to such Sponsor Affiliate’s claim with respect to its Term Loans (a “Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Sponsor Affiliate is treated in connection with such exercise or action on the same or better terms as the other Lenders and (ii) with respect to any matter requiring the vote of Lenders during the pendency of a Bankruptcy Proceeding (including, without limitation, voting on any plan of reorganization), the Term Loans held by such Sponsor Affiliate (and any Claim with respect thereto) shall be deemed to be voted by such Sponsor Affiliate in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Sponsor Affiliates, so long as such Sponsor Affiliate is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders; provided, however, that the Administrative Agent shall vote on behalf of any such Sponsor Affiliates holding Term Loans in accordance with this Section 13.04(g) and the relevant Assignment and Assumption. For the avoidance of doubt, the Lenders and each Sponsor Affiliate agree and acknowledge that the provisions set forth in this Section 13.04(g) constitute a “subordination agreement” as such term is contemplated by, and utilized in, Section 510(a) of the Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Credit Party has filed for protection under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect applicable to Credit Party. Except as expressly provided in this Section 13.04(g), the provisions of this Section 13.04(g) shall not be applicable to any Debt Fund Affiliate.

(h) If any Borrower wishes to replace the Term Loans or Commitments with Term Loans or Commitments having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three Business Days’ advance notice to the Lenders of such Term Loans or holdings such Commitments, instead of prepaying the Term Loans or reducing or terminating the Commitments to be replaced, to (i) require such Lenders to assign such Term Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 13.12 (with such replacement, if applicable, being deemed to have been made pursuant to Section 13.12). Pursuant to any such assignment, all Term Loans and Commitments to be replaced shall be purchased at par (allocated among the applicable Lenders in the same manner as would be required if such Term Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrowers), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 2.08. By receiving such purchase price, the applicable Lenders shall automatically be deemed to have assigned such Term Loans or Commitments pursuant to the terms of an Assignment and Assumption, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(i) The Administrative Agent shall have the right, and Lead Borrower hereby expressly authorizes the Administrative Agent, to provide to any requesting Lender, the list of Disqualified Lenders provided to the Administrative Agent by Lead Borrower (or its counsel) and any updates thereto. The Borrowers hereby agree that any such requesting Lender may share the list of Disqualified Lenders with any potential assignee, transferee or participant. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of this Agreement relating to Disqualified Lenders (other than with respect to assignments or participations by it of its Loans and Commitments, if any). Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or participant or prospective Lender or participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender (other than with respect to assignments or participations by it of its Loans and Commitments, if any).

(j) Disqualified Lenders. Notwithstanding anything to the contrary contained in this Agreement, any assignment to a Disqualified Lender shall not be void, but shall be subject to the following provisions:

(i) If any assignment is made to any Disqualified Lender without Lead Borrower’s prior written consent, or if any Person becomes a Disqualified Lender after the Closing Date, Lead Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, cancel any unfunded Commitment the subject thereof and (A) in the case of outstanding Term Loans held by Disqualified Lenders, prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder (it being understood that, notwithstanding anything in the Credit Documents to the contrary, any such prepayment shall not be subject to any provisions requiring prepayments of the Term Loans on a pro rata basis and no other Term Loans shall be required to be repaid as a result of such prepayment) and/or (B) require such Disqualified Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in this Section 13.04), all of its interest, rights and obligations under this Agreement and related Credit Documents to an Eligible Transferee that shall assume such obligations at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that (i) Lead Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 13.04(b) (unless waived by the Administrative Agent), and (ii) in the case of clause (A) above, the Borrowers shall not use the proceeds from any Loans or loans under the ABL Credit Agreement to prepay any Term Loans held by Disqualified Lenders.

(ii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Borrowers, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Credit Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lender consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws (“Plan of Reorganization”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Plan of Reorganization, (2) if such Disqualified Lender does vote on such Plan of Reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Plan of Reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

13.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent or any Lender to any other or further action in any circumstances without notice or demand.

13.06 Payments Pro Rata.

(a) The Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Credit Party in respect of any Obligations of such Credit Party, it shall, except as otherwise provided in this Agreement, distribute such payment to the Lenders (other than any Lender that has consented in writing to waive its pro rata share of such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise) which is applicable to the payment of the principal of, or interest on, the Term Loans or Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to (x) the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders, (y) the express provisions of this Agreement which permit disproportionate payments with respect to various of the Tranches as, and to the extent, provided herein, and (z) any other provisions which permit disproportionate payments with respect to the Term Loans as, and to the extent, provided therein.

13.07 Calculations; Computations.

(a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with U.S. GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto); provided that to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis; provided further, that if Lead Borrower notifies the Administrative Agent that Lead Borrower wishes to amend any leverage calculation or any financial definition used therein to implement the effect of any change in U.S. GAAP or the application thereof occurring after the Closing Date on the operation thereof (or if the Administrative Agent notifies Lead Borrower that the Required Lenders wish to amend any leverage test or any financial definition used therein for such purpose), then Lead Borrower and the Administrative Agent shall negotiate in good faith to amend such leverage test or the definitions used therein (subject to the approval of the Required Lenders) to preserve the original intent thereof in light of such changes in U.S. GAAP; provided, further that all determinations made pursuant to any applicable leverage test or any financial definition used therein shall be determined on the basis of U.S. GAAP as applied and in effect immediately before the relevant change in U.S. GAAP or the application thereof became effective, until such leverage test or such financial definition is amended. Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to Statement of Financial Accounting Standards 141R or ASC 805 (or any other financial accounting standard having a similar result or effect) and (ii) the accounting for any lease shall be based on Lead Borrower’s treatment thereof in accordance with U.S. GAAP as in effect on the Closing Date and without giving effect to any subsequent changes in U.S. GAAP (or the required implementation of any previously promulgated changes in U.S. GAAP) relating to the treatment of a lease as an operating lease or capitalized lease.

(b) The calculation of any financial ratios under this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-down if there is no nearest number).

13.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.

(a) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN THE RELEVANT SECURITY DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK; PROVIDED THAT (A) THE INTERPRETATION OF THE DEFINITION OF ILG MATERIAL ADVERSE EFFECT AND ISI MATERIAL ADVERSE EFFECT (EACH AS DEFINED IN THE CONTRIBUTION AGREEMENT), AND WHETHER OR NOT SUCH AN ILG MATERIAL ADVERSE EFFECT OR SUCH AN ISI MATERIAL ADVERSE EFFECT HAS OCCURRED, (B) THE DETERMINATION OF THE ACCURACY OF ANY CONTRIBUTION AGREEMENT REPRESENTATION, AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF THE CONDITIONS SET FORTH IN SECTION 6.14 WITH RESPECT TO SUCH REPRESENTATIONS HAVE NOT BEEN SATISFIED, AND (C) THE DETERMINATION OF WHETHER THE CONTRIBUTION HAS BEEN CONSUMMATED IN ACCORDANCE WITH THE TERMS OF THE CONTRIBUTION AGREEMENT, IN EACH CASE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT (EXCEPT THAT, (X) IN THE CASE OF ANY MORTGAGE OR OTHER SECURITY DOCUMENT, PROCEEDINGS MAY ALSO BE BROUGHT BY THE ADMINISTRATIVE AGENT OR COLLATERAL AGENT IN THE STATE IN WHICH THE RELEVANT MORTGAGED PROPERTY OR COLLATERAL IS LOCATED OR ANY OTHER RELEVANT JURISDICTION AND (Y) IN THE CASE OF ANY BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS WITH RESPECT TO ANY CREDIT PARTY, ACTIONS OR PROCEEDINGS RELATED TO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS MAY BE BROUGHT IN SUCH COURT HOLDING SUCH BANKRUPTCY, INSOLVENCY OR SIMILAR PROCEEDINGS) MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE PARTIES HERETO OR THERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER IT, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER IT. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, SUCH PARTY, AS THE CASE MAY BE, AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PARTY HERETO IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY OTHER SUCH PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.09 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts and by different parties hereto in different counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 6, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g., “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.

13.10 [Reserved].

13.11 Headings Descriptive. The headings of the several Sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc.

(a) Except as expressly contemplated hereby, neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Credit Parties party hereto or thereto, the Administrative Agent and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions) this Agreement, the Guaranty Agreement and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Credit Parties party thereto or the Required Lenders) or the Administrative Agent with the written consent of the Required Lenders; provided that no such change, waiver, discharge or termination shall (i) without the prior written consent of each Lender directly and adversely affected thereby, extend the final scheduled maturity of any Term Loan, or reduce the rate or extend the time of payment of interest or fees thereon; except in connection with the waiver of the applicability of any post-default increase in interest rates and extensions expressly permitted by Section 2.14 or reduce or forgive the principal amount thereof, (ii) except as otherwise expressly provided in the Security Documents, release all or substantially all of the Collateral without the prior written consent of each Lender, (iii) except as otherwise provided in the Credit Documents, release all or substantially all of the value of the Guaranty by the Guarantors without the prior written consent of each Lender, (iv) amend, modify or waive any provision of this Section 13.12(a), Section 13.06 or Section 7.4 of the Security Agreement (in each case, except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Initial Term Loans on the Closing Date), in each case, without the prior written consent of each Lender directly and adversely affected thereby, (v) reduce the percentage specified in the definition of Required Lenders without the prior written consent of each Lender (it being understood that, with the prior written consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Initial Term Loans are included on the Closing Date), (vi) consent to the assignment or transfer by any Borrower of any of its respective rights and obligations under this Agreement without the consent of each Lender or (vii) amend Section 2.14 the effect of which is to extend the maturity of any Term Loan without the prior written consent of each Lender directly and adversely affected thereby; provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Agent adversely affected thereby, amend, modify or waive any provision of Section 12 or any other provision of any Credit Document as the same relates to the rights or obligations of such Agent, (3) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (4) except in cases where additional extensions of term loans are being afforded substantially the same treatment afforded to the Term Loans pursuant to this Agreement as in effect on the Closing Date, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01 or 5.02 (although (x) the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered and (y) any conversion of any Tranche of Term Loans into another Tranche of Term Loans hereunder in like principal amount and any other conversion of any Tranche of Term Loans into Extended Term Loans pursuant to an Extension Amendment shall not be considered a “prepayment” or “repayment” for purposes of this clause (4)), (5) without the consent of the Majority Lenders of the respective Tranche affected thereby, amend or change the definition of “Majority Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Majority Lenders on substantially the same basis as the extensions of Term Loans and Commitments are included on the Closing Date) or (6) without the consent of the Supermajority Lenders of the relevant Tranche, reduce the amount of or extend the date of, any Scheduled Repayment (except that, if additional Term Loans are made pursuant to a given Tranche, the scheduled repayments of such Tranche may be increased on a proportionate basis without the consent otherwise required by this clause (6)), or amend the definition of “Supermajority Lenders” (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the Initial Term Loans and Initial Term Loan Commitments are included on the Closing Date); and provided, further, that only the consent the Administrative Agent shall be necessary for amendments described in clause (y) of the first proviso contained in clause (vi) of the definition of “Permitted Junior Loans.”

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (i) through (v), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Lead Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Commitments and/or repay the outstanding Term Loans of each Tranche of such Lender in accordance with Section 5.01(b)(i); provided that, unless the Commitments that are terminated, and Term Loans repaid, pursuant to the preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of outstanding Term Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto; provided, further, that in any event Lead Borrower shall not have the right to replace a Lender, terminate its Commitments or repay its Term Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding anything to the contrary contained in clause (a) of this Section 13.12, the Borrowers, the Administrative Agent and each applicable Incremental Term Loan Lender may, without the consent of any other Lender, (i) in accordance with the provisions of Section 2.15 enter into an Incremental Term Loan Amendment; provided that after the execution and delivery by the Borrowers, the Administrative Agent and each such Incremental Term Loan Lender of such Incremental Term Loan Amendment, such Incremental Term Loan Amendment, may thereafter only be modified in accordance with the requirements of clause (a) above of this Section 13.12, and (ii) amend this Agreement to increase the interest rate margin, increase the interest rate floor, increase, extend or add any prepayment premium, increase, extend or add any call protection or increase the amortization schedule with respect to any existing Tranche of Term Loans in order to cause any Incremental Term Loans to be fungible with such existing Tranche of Term Loans.

(d) Notwithstanding anything to the contrary in clause (a) above of this Section 13.12, this Agreement may be amended (or amended and restated) (i) with the written consent of the Required Lenders, the Administrative Agent and the Borrowers, (x) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loan and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and (ii) with the written consent of the Administrative Agent, the Borrowers and the Refinancing Term Loan Lenders, this Agreement and the other Credit Documents shall be amended (or amended and restated) in connection with any refinancing facilities permitted pursuant to Section 2.18.

(e) Notwithstanding anything to the contrary herein, any fee letter may be amended, or rights and privileges thereunder waived, in a writing executed only by the parties thereto.

(f) Anything herein to the contrary notwithstanding, during such period as a Lender is a Defaulting Lender, to the fullest extent permitted by applicable law, such Lender will not be entitled to vote in respect of amendments, waivers and consents hereunder and the Commitment and the outstanding Term Loans or other extensions of credit of such Lender hereunder will not be taken into account in determining whether the Majority Lenders, the Required Lenders or all of the Lenders, as required, have approved any such amendment, waiver or consent (and the definitions of “Majority Lenders” and “Required Lenders” will automatically be deemed modified accordingly for the duration of such period); provided that any such amendment or waiver that would increase or extend the term of the Commitment of such Defaulting Lender, extend the date fixed for the payment of principal or interest owing to such Defaulting Lender hereunder, reduce the principal amount of any obligation owing to such Defaulting Lender, reduce the amount of or the rate or amount of interest on any amount owing to such Defaulting Lender or of any fee payable to such Defaulting Lender hereunder, or alter the terms of this proviso, will require the consent of such Defaulting Lender.

(g) Further, notwithstanding anything to the contrary contained in this Section 13.12, if following the Closing Date, the Administrative Agent and/or the Collateral Agent and any Credit Party shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and/or the Collateral Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 5.04, 12.07 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Joint and Several Liability of Borrowers.

(a) Each Borrower is accepting joint and several liability hereunder and under the other Credit Documents in consideration of the financial accommodations to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including any Obligations arising under this Section 13.14), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.

(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligations.

(d) The Obligations of each Borrower under the provisions of this Section 13.14 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided in this Agreement and the other Credit Documents, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Incremental Term Loans, Refinancing Term Loans or Extended Term Loans issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by any Agent or any other Secured Creditor under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).

(f) Each Borrower represents and warrants to the Agents and the other Secured Creditor that such Borrower is currently informed of the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and the other Secured Creditor that such Borrower has read and understands the terms and conditions of the Credit Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of the other Borrowers’ financial condition, the financial condition of other Guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g) Each Borrower waives all rights and defenses arising out of an election of remedies by any Agent or any other Secured Creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed such Agent’s or such Secured Creditor’s rights of subrogation and reimbursement against any Borrower.

(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are or become secured by Real Property. This means, among other things:

(i) the Agents and other Secured Creditors may collect from such Borrower without first foreclosing on any Real Property or personal property Collateral pledged by Borrowers.

(ii) If any Agent or any other Secured Creditor forecloses on any Collateral consisting of Real Property pledged by any Credit Party:

(A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if such Collateral is worth more than the sale price; and

(B) the Agents and the other Secured Creditors may collect from such Borrower even if any Agent or other Secured Creditor, by foreclosing on the Collateral consisting of Real Property, has destroyed any right such Borrower may have to collect from the other Borrowers or any other Credit Party.

This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Obligations are or become secured by Real Property.

(i) The provisions of this Section 13.14 are made for the benefit of the Agents, the other Secured Creditors and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any Agent, any other Secured Creditor or any of their respective successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 13.14 shall remain in effect until all of the Obligations shall have been paid in full in accordance with the express terms of this Agreement. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or any other Secured Creditor upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 13.14 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Credit Documents, any payments made by it to any Agent or any other Secured Creditor with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in accordance with the terms of this Agreement. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or any other Secured Creditor hereunder or under any other Credit Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to any indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, subject to any Applicable Intercreditor Agreement then in effect, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agents, and such Borrower shall deliver any such amounts to Administrative Agent for application to the Obligations in accordance with Section 7.4 of the Security Agreement.

(l) Each Borrower hereby agrees that, to the extent any Borrower shall have paid more than its proportionate share of any payment made hereunder, such Borrower shall be entitled to seek and receive contribution from and against any other Borrower hereunder which has not paid its proportionate share of such payment, in an amount not to exceed the highest amount that would be valid and enforceable and not subordinated to the claims of other creditors as determined in any action or proceeding involving any state corporate, limited partnership or limited liability law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally. Each such Borrower’s right of contribution shall be subject to the terms and conditions of clauses (j) and (k) of this Section 13.14. The provisions of this clause (l) shall in no respect limit the obligations and liabilities of any Borrower to the Agents and the Lenders, and each Borrower shall remain liable to the Agent and the Lenders for the full amount such Borrower agreed to repay hereunder.

13.15 Confidentiality.

(a) Subject to the provisions of clause (b) of this Section 13.15, each Agent, Lead Arranger and Lender agrees that it will not disclose without the prior written consent, which may take the form of electronic mail, of Lead Borrower (other than to its Affiliates and its and their respective directors, officers, employees, auditors, advisors or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its reasonable discretion determines that any such party should have access to such information in connection with the transactions contemplated by this Agreement and such Agent’s, Lead Arranger’s or Lender’s role hereunder or investment in the Term Loans; provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender (or language substantially similar to this Section 13.15(a)) any non-public information with respect to the Borrowers or any of their respective Subsidiaries (other than, for the avoidance of doubt, information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry) which is now or in the future furnished by or on behalf of any Credit Party pursuant to this Agreement or any other Credit Document; provided that each Agent, Lead Arranger and Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.15(a) by such Agent, Lead Arranger or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal or supranational regulatory body having or claiming to have jurisdiction over such Agent, Lead Arranger or Lender or to the Federal Reserve Board or other central banking authority or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Agent, Lead Arranger or Lender, (v) in the case of any Lead Arranger or Lender, to the Administrative Agent or the Collateral Agent, (vi) to any prospective or actual direct or indirect contractual counterparty (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.15 (or language substantially similar to this Section 13.15(a)), (vii) in the case of any Lender, to any prospective or actual transferee, pledgee or participant (other than any Disqualified Lender except that the list of Disqualified Lenders may be furnished) in connection with any contemplated transfer, pledge or participation of any of the Notes or Commitments or any interest therein by such Lender, (viii) has become available to any Agent, Lead Arranger, any Lender, or any of their respective Affiliates on a non-confidential basis from a source other than Holdings, any Borrower or any Subsidiary thereof, and which source is not known by such Person to be subject to a confidentiality restriction in respect thereof in favor of the Borrowers or any Affiliate of the Borrowers, (ix) for purposes of establishing a “due diligence” defense and (x) that has been independently developed by such Agent, Lead Arranger or Lender without the use of any other confidential information provided by the Borrowers or on the Borrowers’ behalf; provided that such prospective transferee, pledge or participant agrees to be bound by the confidentiality provisions contained in this Section 13.15 (or language substantially similar to this Section 13.15(a)); provided, further, that, to the extent permitted pursuant to any applicable law, order, regulation or ruling, and other than in connection with credit and other bank examinations conducted in the ordinary course with respect to such Agent, Lead Arranger or Lender, in the case of any disclosure pursuant to the foregoing clauses (ii), (iii) or (iv), such Agent, Lead Arranger or Lender will use its commercially reasonable efforts to notify the Borrowers in advance of such disclosure so as to afford the Borrowers the opportunity to protect the confidentiality of the information proposed to be so disclosed.

(b) The Borrowers hereby acknowledge and agree that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to Holdings, Lead Borrower or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings, Lead Borrower and its Subsidiaries); provided such Persons shall be subject to the provisions of this Section 13.15 to the same extent as such Lender.

13.16 USA Patriot Act Notice. Each Lender hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA PATRIOT Act Title III of Pub. 107-56 (signed into law October 26, 2001 and amended on March 9, 2009) (the “Patriot Act”), it is required to obtain, verify, and record information that identifies Holdings, the Borrowers and each Subsidiary Guarantor, which information includes the name of each Credit Party and other information that will allow such Lender to identify the Credit Party in accordance with the Patriot Act, and each Credit Party agrees to provide such information from time to time to any Lender.

13.17 Waiver of Sovereign Immunity. Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that Holdings, the Borrowers, or any of their respective Subsidiaries or any of their respective properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States or elsewhere, to enforce or collect upon the Term Loans or any Credit Document or any other liability or obligation of Holdings, the Borrowers or any of their respective Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, Holdings and the Borrowers, for themselves and on behalf of their respective Subsidiaries, hereby expressly waive, to the fullest extent permissible under applicable law, any such immunity, and agree not to assert any such right or claim in any such proceeding, whether in the United States or elsewhere. Without limiting the generality of the foregoing, Holdings and the Borrowers further agree that the waivers set forth in this Section 13.17 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

13.18 Lead Borrower. Each Borrower hereby designates Lead Borrower as its representative and agent for all purposes under the Credit Documents, including requests for Term Loans, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Credit Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, the Collateral Agent or any Lender. Lead Borrower hereby accepts such appointment. The Administrative Agent, the Collateral Agent and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any Notice of Borrowing) delivered by Lead Borrower on behalf of any Borrower. The Administrative Agent and the Lenders may give any notice or communication with a Borrower hereunder to Lead Borrower on behalf of such Borrower. Each of the Administrative Agent, the Collateral Agent and the Lenders shall have the right, in its discretion, to deal exclusively with Lead Borrower for any or all purposes under the Credit Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Lead Borrower shall be binding upon and enforceable against it.

13.19 INTERCREDITOR AGREEMENT.

(a) EACH LENDER PARTY HERETO UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT IT (AND EACH OF ITS SUCCESSORS AND ASSIGNS) AND EACH OTHER LENDER (AND EACH OF THEIR SUCCESSORS AND ASSIGNS) SHALL BE BOUND BY THE INTERCREDITOR AGREEMENT, WHICH IN CERTAIN CIRCUMSTANCES MAY REQUIRE (AS MORE FULLY PROVIDED THEREIN) THE TAKING OF CERTAIN ACTIONS BY THE LENDERS, INCLUDING THE PURCHASE AND SALE OF PARTICIPATIONS BY VARIOUS LENDERS TO EACH OTHER IN ACCORDANCE WITH THE TERMS THEREOF.

(b) THE PROVISIONS OF THIS SECTION 13.19 ARE NOT INTENDED TO SUMMARIZE OR FULLY DESCRIBE THE PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NO AGENT OR ANY OF AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT. A COPY OF THE INTERCREDITOR AGREEMENT MAY BE OBTAINED FROM THE ADMINISTRATIVE AGENT.

(c) THE INTERCREDITOR AGREEMENT IS AN AGREEMENT SOLELY AMONGST THE LENDERS (AND THEIR SUCCESSORS AND ASSIGNS) AND IS NOT AN AGREEMENT TO WHICH HOLDINGS OR ANY OF ITS SUBSIDIARIES IS PARTY. AS MORE FULLY PROVIDED THEREIN, THE INTERCREDITOR AGREEMENT CAN ONLY BE AMENDED BY THE PARTIES THERETO IN ACCORDANCE WITH THE PROVISIONS THEREOF.

13.20 Absence of Fiduciary Relationship. Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, (i) none of the Agents, the Lead Arrangers, the Lenders or their respective Affiliates shall, solely by reason of this Agreement or any other Credit Document, have any fiduciary, advisory or agency relationship or duty in respect of any Lender or any other Person, (ii) Holdings and the Borrowers hereby waive, to the fullest extent permitted by law, any claims they may have against the Agents, Lead Arrangers, the Lenders and their respective Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty by reason of this Agreement, any other Credit Document or the transactions contemplated hereby or thereby and (iii) it is understood and agreed that the Agents, Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from, and may conflict with, those of Holdings, the Borrowers and their Affiliates, and none of the Agents, Lead Arrangers, the Lenders or their respective Affiliates has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship.

13.21 Electronic Execution of Assignments and Certain Other Documents. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Assumptions, amendments or other Notice of Borrowings, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

13.22 Entire Agreement. This Agreement and the other Credit Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.

13.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Solely to the extent an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

*     *     *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

INTERIOR LOGIC GROUP HOLDINGS III, LLC, as Holdings

By:	/s/ James Pirrello
Name: James Pirrello
Title: Chief Financial Officer

INTERIOR LOGIC GROUP HOLDINGS IV, LLC, as Lead Borrower

By:	/s/ James Pirrello
Name: James Pirrello
Title: Chief Financial Officer

CREATIVE DESIGN INTERIORS OF NEVADA, INC.
CREW2 INC.
CRITERION SUPPLY, INC.
INTERIOR LOGIC GROUP, INC.
TILE-IT INDUSTRIES, INC.
US GRANITE – NEVADA, INC.
US GRANITE WASHINGTON INC.
DEL GROSSO FLOOR COVERING, INC.
INTERIOR SPECIALISTS, INC.
ISI DESIGN AND INSTALLATION SOLUTIONS, INC., as a Borrower

By:	/s/ James Pirrello
Name: James Pirrello
Title: Chief Financial Officer

As Chief Financial Officer of each of the above entities and, in such capacity, intending by this signature to legally bind each of the above entities

[Iris - Term Loan Credit Agreement]

BANK OF AMERICA, N.A.,
as Administrative Agent and Collateral Agent

By:	/s/ Denise Jones
Name: Denise Jones
Title: Vice President

[Iris - Term Loan Credit Agreement]

BANK OF AMERICA, N.A.,
as Lender

By:	/s/ Matt Powers
Name: Matt Powers
Title: Director

[Iris - Term Loan Credit Agreement]